QuickLinks -- Click here to rapidly navigate through this document

Exhibit (a)(1)(U)

January 29, 2007

Special Committee of the Board of Directors of ElkCorp

c/o Mark Gordon, Esq.

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY  10019

Ladies and Gentlemen:

We are pleased to submit the following irrevocable and legally binding offer (the “Offer”) which is superior to the current agreement between ElkCorp (the “Company”) and the Carlyle acquisition subsidiaries.

Attached as Exhibit A hereto is an Agreement and Plan of Merger (the “Merger Agreement”) executed by BMCA Acquisition Inc. (“Parent”) and BMCA Acquisition Sub Inc. (“Merger Sub”).  Attached as Exhibit C is a guarantee by Building Materials Corporation of America (“BMCA”) of certain obligations of Parent and Merger Sub under the Merger Agreement (the “Guarantee”).  Attached as Exhibit D is an amendment (the “Confidentiality Agreement Amendment”) to the Confidentiality Agreement dated December 29, 2006, executed by Heyman Investment Associates Limited Partnership and BMCA.  The Merger Agreement, the Guarantee and Confidentiality Agreement Amendment are not intended to be, and shall not be, legally binding obligations of Parent, Merger Sub or BMCA until the satisfaction of all of the following terms and conditions.

1.               Prior to 5:00 p.m. New York City time on January 29, 2007 the Company shall have provided notice (within the meaning of the Prior Agreement (as defined below)) to CGEA Holdings, Inc. (“CGEA”) in writing of its intention to terminate the Amended and Restated Agreement and Plan of Merger, dated as of January 15, 2007, as amended (the “Prior Agreement”), among CGEA, CGEA Investor, Inc. and the Company, pursuant to Section 7.1(g) thereof.  The Company shall have promptly provided Parent with a copy of such notice.

2.               The Prior Agreement shall have been terminated, and the Company shall have promptly thereafter delivered to Parent and Merger Sub a signed counterpart of the Merger Agreement, the Guarantee and the Confidentiality Agreement Amendment.

3.               The Company shall have approved and executed the Amendment to the Rights Agreement in the form attached as Exhibit B hereto and delivered a copy to Parent.

This Offer, the Merger Agreement, the Guarantee and the Confidentiality Agreement Amendment are conditioned upon the satisfaction of all of the above referenced terms and conditions and, unless such terms and conditions have been satisfied on or prior to February 6, 2007 (or in the case of the first sentence of paragraph 1, 5:01 p.m. on January 29, 2007), the Offer, the Merger Agreement, the Guarantee and the Confidentiality Agreement Amendment shall be null and void and have no force and effect.

[Signature Page Follows]

2

Sincerely,

BMCA ACQUISITION INC.

By:	/s/ Robert B. Tafaro
	Name:	Robert B. Tafaro
	Title:	President and Chief Executive Officer

BMCA ACQUISITION SUB INC.

By:	/s/ Robert B. Tafaro
	Name:	Robert B. Tafaro
	Title:	President and Chief Executive Officer

BUILDING MATERIALS CORPORATION OF AMERICA

By:	/s/ Robert B. Tafaro
	Name:	Robert B. Tafaro
	Title:	President and Chief Executive Officer

3

Exhibit A

AGREEMENT AND PLAN OF MERGER

by and among

BMCA Acquisition Inc.

BMCA Acquisition Sub Inc.

and

ElkCorp

Dated as of February     , 2007

i

ii

ANNEXES

Annex I – Financing Commitments

Annex II – Form of Guarantee

Annex III – Offer Conditions

iii

AGREEMENT AND PLAN OF MERGER, dated as of February     , 2007 (this “Agreement”), among BMCA Acquisition Inc., a Delaware corporation (“Parent”), BMCA Acquisition Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and ElkCorp, a Delaware corporation (the “Company”).

W I T N E S S E T H :

WHEREAS, immediately prior to entering into this Agreement, the Company terminated the Amended and Restated Agreement and Plan of Merger, dated as of January 15, 2007, as thereafter amended (the “Prior Merger Agreement”), by and among CGEA Holdings, Inc., CGEA Investor, Inc. and the Company;

WHEREAS, on January 18, 2007, Merger Sub commenced (within the meaning of the Exchange Act (as defined below)) an offer to purchase Shares (as defined below), for $42.00 per share of Common Stock (as defined below), net to the seller in cash, which offer was increased to $43.50 per share of Common Stock on January 23, 2007  (the “Prior Offer”), pursuant to an offer to purchase filed with the SEC (as defined below) on a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto prior to the date hereof, the “Prior Schedule TO”) with respect to the Prior Offer, including the prior offer to purchase filed as an exhibit to the Prior Schedule TO;

WHEREAS, promptly following the execution of this Agreement by the Company, Merger Sub shall amend the Prior Schedule TO to reflect the terms and conditions of this Agreement;

WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the ”Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent;

WHEREAS, the board of directors of the Company (the “Board of Directors”), acting upon the recommendation of a special committee of independent directors of the Company (the “Special Committee”), has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and (iii) determined to recommend that the Company’s stockholders accept the Offer and tender their Shares to Merger Sub and, to the extent applicable, to adopt this Agreement;

WHEREAS, the board of directors of each of Parent and Merger Sub have approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE IA

THE TENDER OFFER

Section 1A.1.  The Offer.

(a)           Provided that this Agreement shall not have been terminated in accordance with Section 7.1 hereof, Merger Sub shall (i) as promptly as practicable following the execution of this Agreement, and in any event within three Business Days following the date of this Agreement (or such other later date as the parties may mutually agree in writing), (A) amend its Prior Offer to reflect the execution of this Agreement and the terms and conditions hereof (as the Prior Offer is amended to reflect the terms set forth herein, the “Offer”), and (B) file with the SEC an amendment to the Prior Schedule TO (as amended, and together with all other amendments and supplements thereto, the “Schedule TO”) with respect to the Offer that will comply in all material respects with the provisions of all applicable Federal securities laws, and will contain (including as an exhibit) or incorporate by reference the Offer to Purchase (defined below) and forms of the related letter of transmittal and summary advertisement (which documents, together with any supplements or amendments thereto, and any other SEC schedule or form which is filed in connection with the Offer and related transactions, are referred to collectively herein as the “Offer Documents”) and (ii) use reasonable best efforts to consummate the Offer, including accepting for payment and paying for Shares validly tendered and not withdrawn pursuant to the Offer at the Per Share Amount (defined below), as promptly as practicable.  The Offer shall be made by means of an amendment to the prior offer to purchase (as amended, the “Offer to Purchase”) having only the conditions set forth in Annex III hereto (the “Tender Offer Conditions”).  The obligation of Merger Sub to accept for payment and to pay for any Shares validly tendered shall be subject solely to the satisfaction of the Tender Offer Conditions.  The purchase price per share of Common Stock (the ”Per Share Amount”), which is currently $43.50 per Share, shall be net to the seller in cash, subject to reduction only for any applicable Federal back-up withholding or stock transfer taxes payable by such seller.  The Company agrees that no Shares held by the Company or any of its Subsidiaries (other than any Shares held on behalf of third parties) will be tendered pursuant to the Offer. For the avoidance of doubt, the parties hereto agree that Restricted Shares may be tendered in the Offer and be acquired by Parent or Merger Sub pursuant to the Offer.

(b)           Parent on behalf of Merger Sub expressly reserves the right from time to time, subject to Sections 1A.1(c) and (d), to waive any Tender Offer Condition, to increase the Per Share Amount or to make any other changes in the terms and conditions of the Offer; provided that, without the prior written consent of the Company, Merger Sub shall not and Parent shall cause Merger Sub not to (i) decrease the Per Share Amount or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought to be purchased in the Offer, (iii) amend or waive satisfaction of the Minimum Condition (as defined in Annex III), (iv) impose additional conditions to the Offer, (v) make any change in the Offer that would require an extension or delay of the then current Expiration Date (other than an increase in the Per Share Amount), (vi) modify or amend the Tender Offer Conditions (other than to waive such Tender Offer Conditions, other than the Minimum Condition) or (vii) modify or amend any other term of the Offer, in the case of this clause (vii), in any manner (A) adverse to the holders of Shares or

(B) which would reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

(c)           Parent, Merger Sub and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and Merger Sub shall, and Parent further agrees to cause Merger Sub to, take all steps necessary to cause the Schedule TO, as so corrected or supplemented, to be filed with the SEC and the Offer Documents, as so corrected or supplemented, to be disseminated to holders of Shares, in each case as and to the extent required by applicable Federal securities laws.  The Company and its counsel shall be given a reasonable opportunity to review and comment on any Offer Documents (including each amendment or supplement thereto) before they are filed with the SEC.  Merger Sub shall, and Parent agrees to cause Merger Sub to, provide the Company with (in writing, if written), and to consult with the Company regarding, any comments (written or oral) that may be received by Parent, Merger Sub or their counsel from the SEC or its staff with respect to the Offer Documents as promptly as practicable after receipt thereof.  The Company and its counsel shall be given a reasonable opportunity to review any such written and oral comments and proposed responses.

(d)           The Offer to Purchase shall provide for an expiration date of the later of (i) February 14, 2007, (ii) five Business Days (as defined in Rule 14d-1 under the Exchange Act, “Business Days”) after the amendment of the Offer pursuant to Section 1A.1(a)(i)(A), and (iii) provided that Parent shall have provided the Company with the information required by Section 14(f) and Rule 14f-1 with respect to its designees pursuant to Section 1A.3 within five Business Days of the date hereof, ten days following the dissemination to the Company’s stockholders of the information required pursuant to Section 14(f) of the Exchange Act and Section 1A.3 hereof (such later date, or such subsequent date to which the expiration of the Offer is extended pursuant to and in accordance with the terms of this Agreement, the “Expiration Date”).  Merger Sub shall not and Parent agrees that it shall cause Merger Sub to not terminate or withdraw the Offer other than in connection with the effective termination of this Agreement in accordance with Section 7.1 hereof.  Notwithstanding the foregoing, Merger Sub may, without receiving the consent of the Company, extend the Expiration Date for any period required by applicable rules and regulations of the SEC or the New York Stock Exchange applicable to the Offer.  If at any scheduled Expiration Date, the Tender Offer Conditions shall not have been satisfied or earlier waived, subject to the provisions of Section 7.1, Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer and the Expiration Date to a date that is not more than five Business Days after such previously scheduled Expiration Date; provided that Merger Sub shall not and Parent shall not be required to cause Merger Sub to extend the Offer beyond the End Date.  In the event the Acceptance Date occurs but Merger Sub does not acquire a sufficient number of Shares to enable a Short-Form Merger to occur pursuant to Section 1.8 hereof, Merger Sub shall, and Parent shall cause Merger Sub to, provide a “subsequent offering period” for a number of days to be determined by Parent but not less than three nor more than 15 Business Days in accordance with Rule 14d-11 under the Exchange Act; provided that Merger Sub shall, and Parent shall cause Merger Sub to immediately accept and promptly pay for all Shares tendered during the initial offering period and immediately accept and promptly pay for all Shares tendered during such subsequent offering period, in each case in accordance with Rule 14d-11 under the Exchange Act.

(e)           Subject solely to the satisfaction or waiver by Merger Sub in accordance with Section 1A.1(b) of the Tender Offer Conditions, Merger Sub shall, and Parent shall cause Merger Sub to, (i) as soon as possible after the expiration of the Offer, accept for payment Shares validly tendered and not withdrawn pursuant to the Offer (the date of acceptance for payment, the “Acceptance Date”), (ii) on the Acceptance Date, if practicable, or otherwise as soon as practicable on the Business Day following the Acceptance Date, deposit with the depositary engaged by Merger Sub in connection with the Offer, cash in U.S. dollars sufficient to pay the aggregate Per Share Amount for all such accepted Shares and (iii) as soon as practicable following such deposit, cause the depositary to pay for all Shares so accepted for payment.  Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any Shares that Merger Sub becomes obligated to purchase pursuant to the Offer.

Section 1A.2.  Company Action.

(a)           The Board of Directors, acting upon the unanimous recommendation of the Special Committee, at a duly called and held meeting, has unanimously (with Thomas D. Karol and Richard A. Nowak abstaining) adopted resolutions:  (i) determining that the terms of the Offer, the Merger and the other transactions contemplated by this Agreement are fair and in the best interests of the Company and its stockholders, and declaring it advisable, to enter into this Agreement; (ii) approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Offer and the Merger; (iii) approving the Recommendation; (iv) rendering the Rights and the limitations on business combinations contained in Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”) and in Article Thirteenth of the Company’s Restated Certificate of Incorporation inapplicable to the Offer, this Agreement and the transactions contemplated hereby; and (v) electing that the Offer and the Merger, to the extent of the Board of Directors’ power and authority and to the extent permitted by law, not to be subject to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws and regulations (collectively, “Takeover Laws”) of any jurisdiction that may purport to be applicable to this Agreement.

(b)           The Company shall file with the SEC, as promptly as practicable after the filing by Parent and Merger Sub of the Schedule TO with respect to the Offer, an amended Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that will comply in all material respects with the provisions of all applicable Federal securities laws.  The Company agrees to use its commercially reasonable efforts to mail such Schedule 14D-9 to the stockholders of the Company along with the Offer Documents reasonably promptly after the commencement of the Offer (or, if such concurrent mailing is not commercially reasonably practicable, to mail the Schedule 14D-9 no later than 2 Business Days after the date that such Offer Documents are mailed).  Subject to any Change of Recommendation in accordance with this Agreement, the Schedule 14D-9 and the Offer Documents shall contain the Recommendation.  The Company agrees reasonably promptly to correct the Schedule 14D-9 if and to the extent that it shall become false or misleading in any material respect (and each of Parent and Merger Sub, with respect to written information supplied by it specifically for use in the Schedule 14D-9, shall promptly notify the Company of any required corrections of such information and cooperate with the Company with respect to correcting such information) and to supplement the information contained in the Schedule 14D-9 to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Company shall use reasonable best efforts to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the Company’s stockholders to the extent required by applicable Federal securities laws.  Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 before it is filed with the SEC.  The Company shall provide Parent and Merger Sub (in writing, if written), and consult with Parent and Merger Sub regarding, any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 as promptly as practicable after receipt of such comments.

(c)           In connection with the Offer, the Company shall reasonably promptly following execution of this Agreement furnish Parent with mailing labels containing the names and addresses of all record holders of Shares, non-objecting beneficial owners list and security position listings of Shares held in stock depositories, each as of a recent date, and shall reasonably promptly furnish Parent with such additional information, including updated lists of stockholders, mailing labels, security position listings and computer files, and such other information and assistance as Merger Sub or its agents may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of Shares.

Section 1A.3.  Directors.  Promptly upon the payment by Parent or Merger Sub for all Shares tendered pursuant to the Offer which results in Parent, Merger Sub and the 13D Persons owning beneficially (within the meaning of the Exchange Act) at least a majority of the Shares outstanding, and from time to time thereafter as Shares are acquired by Parent or Merger Sub, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors as will give Parent, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, representation on the Board of Directors equal to at least that number of directors which equals the product of the total number of directors on the Board of Directors (giving effect to the directors appointed or elected pursuant to this sentence and including current directors serving as officers of the Company) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent or any affiliate of Parent (including for purposes of this Section 1A.3 such Shares as are accepted for payment pursuant to the Offer, but excluding Shares held by the Company or any of its Subsidiaries) bears to the number of Shares outstanding; provided, however, that, in the event that Parent’s designees are appointed or elected to the Board of Directors, until the Effective Time (as defined in Section 1.3 hereof) the Board of Directors shall have at least three directors who are directors on the date hereof and who are neither officers of the Company nor designees, stockholders, affiliates or associates (within the meaning of the Federal securities laws) of Parent (one or more of such directors, the “Independent Directors”); provided further, that if there are in office fewer than three Independent Directors, the Board of Directors will take all action necessary to cause a person or, if there are two vacancies, two persons designated by the remaining Independent Director(s) to fill such vacancy(ies) who shall be neither an officer of the Company nor a designee, stockholder, affiliate or associate of Parent, and such person shall be deemed to be an Independent Director for purposes of this Agreement, or, if no Independent Directors remain, the other directors shall designate three persons to fill the vacancies who shall be neither an officer of the Company nor a designee, stockholder, affiliate or associate of Parent, and each such person shall be deemed to be an Independent Director for purposes of this

Agreement.  At each such time, the Company will, subject to any limitations imposed by applicable law or New York Stock Exchange rules, also cause (a) each committee of the Board of Directors, (b) if requested by Parent, the board of directors of each of the Subsidiaries and (c) if requested by Parent, each committee of such board of directors of each of the Subsidiaries to include persons designated by Parent constituting the same percentage of each such committee or board as Parent’s designees constitute on the Board of Directors.  The Company shall, upon request by Parent promptly increase, subject to any applicable limitation in the Company’s Certificate of Incorporation, the size of the Board of Directors or exercise its best efforts to secure the resignations of such number of directors as is necessary to enable Parent’s designees to be elected to the Board of Directors in accordance with the terms of this Section 1A.3 and shall cause Parent’s designees to be so elected.  Subject to applicable law, the Company shall promptly take all action necessary pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 1A.3 and shall include in the Schedule 14D-9 mailed to stockholders promptly after the commencement of the Offer (or an amendment thereof or an information statement pursuant to Rule 14f-1 if Parent has not supplied to the Company the information required by Section 14(f) and Rule 14f-1 at least two Business Days in advance of the date the Schedule 14D-9 is to be filed with the SEC) such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1A.3.  Parent will supply the Company any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.  Notwithstanding anything in this Agreement to the contrary, following the time directors designated by Parent are elected or appointed to the Board of Directors and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required to (v) authorize any agreement between the Company and any of its subsidiaries, on the one hand, and Parent, Merger Sub and any of their affiliates (other than the Company and any of its subsidiaries) on the other hand, (w) amend or terminate this Agreement on behalf of the Company, (x) exercise or waive any of the Company’s rights or remedies hereunder, (y) extend the time for performance of Parent’s or Merger Sub’s obligations hereunder or (z) take any other action by the Company in connection with this Agreement or the transactions contemplated hereby required to be taken by the Board of Directors.  The Independent Directors shall have the authority to retain such counsel (which may include current counsel to the Company) and other advisors at the expense of the Company as determined appropriate by the Independent Directors and shall have the authority to institute any action on behalf of the Company to enforce the performance of this Agreement.

Section 1A.4.  Top-Up Option.

(a)           The Company hereby grants to Parent and Merger Sub an irrevocable option (the “Top-Up Option”) to purchase, at a price per share equal to the Per Share Amount, a number of Shares (the “Top-Up Option Shares”) that, when added to the number of Shares owned by Parent or Merger Sub or any wholly-owned Subsidiary of Parent or Merger Sub at the time of exercise of the Top-Up Option, constitutes one Share more than 90% of the number of Shares that will be outstanding immediately after the issuance of the Top-Up Option Shares.  The Top-Up Option shall be exercised by Parent or Merger Sub, in whole or in part, at any time on or after the expiration date of the Offer and on or prior to the fifth Business Day after the later of (i) the expiration date of the Offer or (ii) the expiration of any subsequent offering period; provided, however, that the obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the conditions that (A) the number of Top-Up Option Shares to be issued by the Company shall in no event exceed 19.90% of the number of outstanding Shares or the voting power of the Company, in each case, as of immediately prior to and after giving effect to the issuance of the Top-Up Option Shares, (B) no provision of any applicable law and no judgment, injunction, order or decree shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of such exercise, (C) the issuance of Top-Up Option Shares pursuant to the Top-Up Option would not require approval of the Company’s stockholders under applicable law or regulation (including, without limitation, New York Stock Exchange rules and regulations), (D) upon exercise of the Top-Up Option, the number of Shares owned by Parent or Merger Sub or any wholly-owned Subsidiary of Parent or Merger Sub constitutes one Share more than 90% of the number of Shares that will be outstanding immediately after the issuance of the Top-Up Option Shares, and (E) Merger Sub has accepted for payment and paid for all Shares validly tendered in the Offer and not withdrawn.  The parties shall cooperate to ensure that the issuance of the Top-Up Option Shares is accomplished consistent with all applicable legal requirements of all Governmental Entities, including compliance with an applicable exemption from registration of the Top-Up Option Shares under the Securities Act.  The Top-Up Option shall be exercised (and may only be exercised) if following its exercise, the condition set forth in clause (D) above would be satisfied.

(b)           Upon the exercise of the Top-Up Option in accordance with Section 1A.4(a), Parent shall so notify the Company and shall set forth in such notice (i) the number of Shares that are expected to be owned by Parent, Merger Sub or any wholly-owned Subsidiary of Parent or Merger Sub immediately preceding the purchase of the Top-Up Option Shares and (ii) a place and time for the closing of the purchase of the Top-Up Option Shares.  The Company shall, as soon as practicable following receipt of such notice, notify Parent and Merger Sub of the number of Shares then outstanding and the number of Top-Up Option Shares.  At the closing of the purchase of the Top-Up Option Shares, Parent or Merger Sub, as the case may be, shall pay the Company the aggregate price required to be paid for the Top-Up Option Shares, and the Company shall cause to be issued to Parent or Merger Sub a certificate representing the Top-Up Option Shares.  The aggregate purchase price payable for the Top-Up Shares may be paid by Merger Sub or Parent by executing and delivering to the Company a promissory note having a principal amount equal to the balance of the aggregate purchase price for the Top-Up Shares.  Any such promissory note shall bear interest at the rate of interest per annum equal to the Interest Rate, shall mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty.  In the event that this Agreement is terminated after the Top-Up Option is exercised and prior to the Effective Time, all amounts then owing pursuant to the promissory note (including all interest) shall thereupon become immediately due and payable.

ARTICLE I.

THE MERGER

Section 1.1.            The Merger.  On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will merge with and into the Company, whereupon the separate corporate existence of Merger Sub will cease, and the Company will continue its corporate existence under Delaware law as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Parent.

Section 1.2.            Closing.  The closing of the Merger (the “Closing”) shall take place at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019 at 10:00 a.m., local time, on a date (the “Closing Date”) which shall be the second Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing; provided, however, that if, as of or immediately following the Acceptance Date, the expiration of any subsequent offering period pursuant to Section 1A.1(d), or the exercise of the Top-Up Option, a Short Form Merger is available pursuant to Section 1.8 and Section 253 of the DGCL, the Closing shall, subject to the satisfaction or waiver of the conditions set forth in Sections 6.1(b) and 6.2, occur no later than the Business Day immediately following the Acceptance Date, the expiration of such subsequent offering period or the closing of the purchase of the Top-Up Option Shares, as applicable.

Section 1.3.            Effective Time.  Subject to the provisions of this Agreement, at the Closing, the Company will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL (or to the extent provided in Section 1.8 hereof, Section 253 of the DGCL).  The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Merger Sub in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.4.            Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

Section 1.5.            Certificate of Incorporation and By-laws of the Surviving Corporation.  Subject to Section 5.9, at the Effective Time, (a) the certificate of incorporation of the Surviving Corporation shall be amended to read in its entirety as the certificate of incorporation of Merger Sub read immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be Elk Corporation or ElkCorp and the provision in the certificate of incorporation of Merger Sub naming its incorporator shall be omitted, and (b) the by-laws of the Surviving Corporation shall be amended so as to read in their entirety as the by-laws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with applicable Law, except that the references to Merger Sub’s name shall be replaced by references to Elk Corporation or ElkCorp.

Section 1.6.            Directors.  Subject to applicable Law, the directors of Merger Sub as of the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.7.            Officers.  The officers of the Company as of the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.8.            Merger Without Meeting of Stockholders.  Notwithstanding anything in this Agreement to the contrary, but subject to Article VI, if, following the Offer and any subsequent offering period and the exercise, if any, of the Top-Up Option, Parent or any direct or indirect Subsidiary of Parent shall own at least 90% of the outstanding Shares, pursuant to the Offer, exercise of the Top-Up Option or otherwise, the parties hereto shall, subject to Article VI hereof, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the satisfaction of such threshold, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL (such Merger, a “Short-Form Merger”).  Merger Sub represents and covenants that at the Acceptance Date, Merger Sub shall own, within the meaning of and for purposes of Section 253 of the DGCL, all of the Shares beneficially owned by any member of the 13D Persons, and Parent and Merger Sub agree to take such actions as are necessary to cause the foregoing to be true as of the Acceptance Date.

ARTICLE II.

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1.            Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a)           Conversion of Common Stock.  Each share of common stock, par value $1.00 per share, of the Company outstanding immediately prior to the Effective Time (such shares, together, unless the context clearly otherwise requires, with the associated Rights, collectively, the “Common Stock”, and each, a “Share”), other than Shares to be cancelled pursuant to Section 2.1(b) and other than Dissenting Shares, shall be converted automatically into and shall thereafter represent the right to receive in cash an amount equal to the Per Share Amount (the “Merger Consideration”).  All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall be automatically cancelled and shall cease to exist, and the holders of certificates which immediately prior to the Effective Time represented such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration and the right to receive any then unpaid dividend or other distribution with respect to such Shares having a record date before the Effective Time.

(b)           Parent and Merger Sub-Owned Shares.  Each Share that is owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time or held by the Company immediately prior to the Effective Time (in each case, other than any such Shares held on behalf of third parties) (the “Cancelled Shares”) shall by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

(c)           Conversion of Merger Sub Common Stock.  At the Effective Time and by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.  From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d)           Dissenters’ Rights.  Any provision of this Agreement to the contrary notwithstanding, if required by the DGCL (but only to the extent required thereby), Shares that are issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) and that are held by holders of such Shares who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who are entitled to demand and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration, but instead holders of such Dissenting Shares will be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of such Section 262 unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the DGCL.  If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon, and the Surviving Corporation shall remain liable for payment of the Merger Consideration for such Shares.  At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence.  The Company will give Parent (i) prompt notice of any demands received by the Company for appraisals of Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to participate in all negotiations and proceedings with respect to such notices and demands.  The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or settle, or offer to agree to settle, any such demands.

(e)           Adjustments.  If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible or exchangeable into or exercisable for shares of capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period (excluding, in each case, normal quarterly cash dividends), merger or other similar transaction, the Merger Consideration shall be equitably adjusted to reflect such change; provided that nothing herein shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.2.            Exchange of Certificates.

(a)           Paying Agent.  At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a U.S. bank or trust company that shall be appointed by Parent, and approved in advance by the Company in writing (such approval not to be unreasonably withheld) to act as a paying agent hereunder (and pursuant to an agreement in form and substance reasonably acceptable to Parent and the Company) (the “Paying Agent”), in trust for the benefit of holders of the Shares, the Company Stock Options and the Performance Shares, cash in U.S. dollars sufficient to pay (i) the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares), payable upon due surrender of the certificates that immediately prior to the Effective Time represented Shares (“Certificates”) (or effective affidavits of loss in lieu thereof) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) pursuant to the provisions of this Article II and (ii) the Option and Stock-Based Consideration payable pursuant to Section 2.3 (such cash referred to in subsections (a)(i) and (a)(ii) being hereinafter referred to as the “Exchange Fund”).

(b)           Payment Procedures.

(i)            As soon as reasonably practicable after the Effective Time and in any event not later than the third Business Day following the Closing Date, the Paying Agent shall mail (x) to each holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to Section 2.1, (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may mutually agree), and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration and (y) to each holder of a Company Stock Option or a Performance Share, a check in an amount due and payable to such holder pursuant to Section 2.3 hereof in respect of such Company Stock Option or Performance Share.

(ii)           Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor a check in an amount equal to the product of (x) the number of Shares represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares and (y) the Merger Consideration.  No interest will be paid or accrued on any amount payable upon due surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares.  In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(iii)          Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement (whether pursuant to the Offer, the Merger or otherwise) to any holder of Shares (including, for the avoidance of doubt, Restricted Shares) or holder of Company Stock Options or Performance Shares, such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), the rules and regulations promulgated thereunder, or any provision of U.S. state or local Tax Law with respect to the making of such payment.  To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or holder of the Company Stock Options or Performance Shares, in respect of which such deduction and withholding were made.

(c)           Closing of Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation or Parent for transfer, they shall be cancelled and exchanged for a check in the proper amount pursuant to this Article II.

(d)           Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for one year after the Effective Time shall be delivered to Surviving Corporation upon demand, and any former holders of Shares who have not surrendered their Shares in accordance with this Section 2.2 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Shares.

(e)           No Liability.  Anything herein to the contrary notwithstanding, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f)            Investment of Exchange Fund.  The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government.  Any interest and other income resulting from such investments shall be paid to the Surviving Corporation pursuant to Section 2.2(d).

(g)           Lost Certificates.  In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration.

Section 2.3.            Treatment of Stock Options and Other Stock-Based Awards.

(a)           Except as otherwise agreed in writing by Parent and the applicable holder thereof, each option to purchase Shares (collectively, the “Company Stock Options”) granted under the employee and director stock plans of the Company (the “Company Stock Plans”), whether vested or unvested, that is outstanding immediately prior to the Effective Time will at the Effective Time be cancelled and the holder of such Company Stock Option will, in full settlement of such Company Stock Option, receive from the Surviving Corporation an amount (subject to any applicable withholding tax) in cash equal to the product of (x) the excess, if any, of the Merger Consideration over the exercise price per Share of such Company Stock Option multiplied by (y) the total number of Shares subject to such Company Stock Option (the aggregate amount of such cash hereinafter referred to as the “Option Consideration”).

(b)           Except as otherwise agreed in writing by Parent and the applicable holder thereof, immediately prior to the Effective Time, each award of restricted Common Stock granted under the Company Stock Plans (the “Restricted Shares”) shall vest in full and be converted into the right to receive the Merger Consideration as provided in Section 2.1(a).

(c)           Except as otherwise agreed in writing by Parent and the applicable holder thereof, at the Effective Time, each performance share based on Shares granted under the Company Stock Plans (the “Performance Shares”), whether vested or unvested, which is outstanding immediately prior to the Effective Time shall be deemed to be earned at the level set forth in the applicable Company Stock Plan and applicable award agreement, shall become fully vested and shall entitle the holder thereof to receive, at the Effective Time or, with respect to Shares issuable with respect to Performance Shares that the applicable holder has validly elected to defer on or prior to December 31, 2006, such later date as the applicable holder shall have validly elected, an amount in cash equal to the Merger Consideration in respect of each Share earned with respect to the Performance Shares (subject to any applicable withholding taxes) (the aggregate amount of such cash, together with the Option Consideration, hereinafter referred to as the “Option and Stock-Based Consideration”).

(d)           Prior to the Effective Time, the Company will adopt such resolutions as may reasonably be required in its discretion to effectuate the actions contemplated by this Section 2.3.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the Company SEC Documents filed on or after June 30, 2006 and prior to January 15, 2007 (excluding any disclosures set forth in any risk factor section thereof or in any section relating to or containing forward looking statements) or (ii) as disclosed in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”, it being agreed that disclosure of any item in any section of the Company Disclosure Letter shall also be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent on its face), the Company represents and warrants to Parent and Merger Sub as set forth in this Article III.  Notwithstanding the foregoing, all representations and warranties contained in this Article III that are made or deemed to be made as of the date of this Agreement shall instead be made, or deemed to be made, as of January 26, 2007, and all references to “as of the date hereof” and “as of the date of this Agreement” in this Article III shall be deemed to read “as of January 26, 2007”; provided that this sentence shall not apply to the representations and warranties set forth in Sections 3.2(b)(ii), 3.4, 3.14, and 3.19.

Section 3.1.            Qualification, Organization, Subsidiaries, etc.

(a)           Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization.  Each of the Company and its Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to have such power or authority, would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           Each of the Company and its Subsidiaries is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.  The organizational or governing documents of the Company and each of its Subsidiaries, as previously provided to Parent, are in full force and effect.

(c)           As used in this Agreement, any reference to any fact, circumstance, event, change, effect or occurrence having a “Company Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that has or would be reasonably likely to have a material adverse effect on the business, results of operation or financial condition of the Company and its Subsidiaries, taken as a whole, but, in any case, shall not include facts, circumstances, events, changes, effects or occurrences (i) generally affecting the industries in which the Company and its Subsidiaries operate (including general pricing changes), or the economy or the financial or securities markets in the United States or elsewhere in the world (including any regulatory and political conditions or developments, or any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism), except to the extent any fact, circumstance, event, change, effect or occurrence that, relative to other industry participants, disproportionately impacts the assets, properties, business, results of operation or financial condition of the Company and its Subsidiaries, taken as a whole, (ii) resulting from the announcement of (A) the proposal of the Offer and Merger or (B) this Agreement and the transactions contemplated hereby or (iii) resulting from any litigation related to this Agreement or the transactions contemplated hereby brought by shareholders of the Company; and provided that any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period shall not, in and of itself, constitute a Company Material Adverse Effect.

Section 3.2.            Capital Stock.

(a)           The authorized share capital of the Company consists of 100,000,000 Shares and 1,000,000 shares of preferred stock (the “Preferred Stock”).  As of January 12, 2007, there were

(i) 20,626,102 Shares issued and outstanding (including 128,501 unvested Restricted Shares granted under the 2004 Amended and Restated ElkCorp Equity Incentive Compensation Plan (the “2004 Plan”) and the 2002 ElkCorp Equity Incentive Compensation Plan (the “2002 Plan”) and no shares of Preferred Stock issued and outstanding, (ii) Company Stock Options granted under the 2004 Plan, the 2002 Plan, the Elcor Corporation 1998 Amended and Restated Incentive Stock Option Plan (the “1998 Plan”), and the Elcor Corporation 1993 Incentive Stock Option Plan (the “1993 Plan”), collectively, to purchase an aggregate of 1,338,365 Shares, with a weighted average exercise price of $24.06 per share, issued and outstanding, (iii) 581,700 shares subject to outstanding Performance Share awards (at the maximum 150% Target level) and (iv) 66,007 Shares available for future awards under the 2004 Plan.  Other than Company Stock Options granted under the 2004 Plan, the 2002 Plan, the 1998 Plan, and the 1993 Plan, and unvested Restricted Shares granted under the 2002 Plan and the 2004 Plan, there are no Company Stock Options, and no unvested Restricted Shares issued and outstanding.  All outstanding Shares are duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right.

(b)           Except as set forth in subsection (a) above, as of the date hereof, (i) the Company does not have any shares of its capital stock issued or outstanding other than Shares that have become outstanding after January 12, 2007, which were reserved for issuance as of January 12, 2007 as set forth in subsection (a) above, and (ii) except as set forth in the Rights Agreement, dated as of July 7, 1998, as amended to the date hereof, between the Company and Mellon Investor Services LLC (formerly ChaseMellon Shareholder Services, L.L.C.), as Rights Agent (the “Rights Agreement”), there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which the Company or any of the Company’s Subsidiaries is a party obligating the Company or any of the Company’s Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary.  Except for the issuance of Shares that were available for issuance as set forth in subsection (a) above, and except for regular quarterly cash dividends as publicly disclosed, from December 15, 2006 to the date hereof, the Company has not declared or paid any dividend or distribution in respect of the Shares, and has not issued, sold, repurchased, redeemed or otherwise acquired any Shares, and its Board of Directors has not authorized any of the foregoing.

(c)           Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or, other than as referred to in Sections 3.2(a) and 3.2(b), other securities, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(d)           There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

Section 3.3.            Subsidiaries; Investments.

(a)           Section 3.3 of the Company Disclosure Letter sets forth a complete and correct list of each “significant subsidiary” of the Company as such term is defined in Regulation S-X promulgated by the SEC (each, a “Significant Subsidiary”).  Section 3.3 of the Company Disclosure Letter also sets forth the jurisdiction of organization and percentage of outstanding equity interests (including partnership interests and limited liability company interests) owned by the Company or its Subsidiaries of each Significant Subsidiary.  All equity interests (including partnership interests and limited liability company interests) of the Company’s Significant Subsidiaries held by the Company or any other Subsidiary have been duly and validly authorized and are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights.  All such equity interests owned by the Company or its Subsidiaries are free and clear of any Liens, other than restrictions imposed by applicable Law.

(b)           Except as set forth in Section 3.3 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries owns any shares of capital stock or other equity interests in (including any securities exercisable or exchangeable for or convertible into capital stock or other voting or equity interests in) any other Person.

Section 3.4.            Corporate Authority Relative to This Agreement; No Violation.

(a)           The Company has requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated hereby.  The Board of Directors, acting upon the unanimous recommendation of the Special Committee, at a duly called and held meeting, has unanimously (with Thomas D. Karol and Richard A. Nowak abstaining) adopted resolutions (i) determining that the terms of the Offer, the Merger and the other transactions contemplated by this Agreement are fair and in the best interests of the Company and its stockholders, and declaring it advisable, to enter into this Agreement, (ii) approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Offer and the Merger, and (iii) resolving to recommend that the stockholders of the Company tender their Shares in the Offer or otherwise approve the adoption of this Agreement (the “Recommendation”) and directing that to the extent required by the DGCL this Agreement and the Merger be submitted for consideration of the stockholders of the Company at the Company Meeting.  Except for the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

(b)           The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any United States or foreign governmental or regulatory agency, commission, court, body, entity or authority (each, a

“Governmental Entity”), other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, (ii) compliance with the applicable requirements of the Exchange Act, including the filing of the Schedule 14D-9 in connection with the Offer and the Proxy Statement, if applicable, in connection with the Company Stockholder Approval, (iii) compliance with the rules and regulations of the New York Stock Exchange, and (iv) compliance with any applicable foreign or state securities or blue sky laws (collectively, clauses (i) through (iv), the “Specified Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) individually or in the aggregate, have a Company Material Adverse Effect or (B) prevent or materially delay the consummation of the Offer or the Merger.

(c)           Assuming compliance with the matters referenced in Section 3.4(b), receipt of the Specified Approvals and the receipt of the Company Stockholder Approval, the execution, delivery and performance by the Company of this Agreement, the consummation by Merger Sub of the Offer and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of the Company or any of its Subsidiaries, (ii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.5.            Reports and Financial Statements.

(a)           The Company has filed or furnished all forms, documents, statements and reports required to be filed or furnished prior to the date hereof by it with the SEC since June 30, 2004 (the forms, documents, statements and reports filed with the SEC since June 30, 2004 and those filed with the SEC subsequent to the date of this Agreement, if any, including any amendments thereto, the “Company SEC Documents”).  As of their respective dates, or, if amended, as of the date of the last such amendment prior to the date hereof, the Company SEC Documents complied, and each of the Company SEC Documents filed subsequent to the date of this Agreement will comply, in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder.  None of the Company SEC Documents so filed or that will be filed subsequent to the date of this Agreement contained or will contain, as the case may be, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)           The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents (if amended, as of the date of the last such amendment) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 3.6.            Internal Controls and Procedures.  The Company has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act.  The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.  The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended June 30, 2006, and such assessment concluded that such controls were effective.  The Company has disclosed, based on its most recent evaluations, to the Company’s outside auditors and the audit committee of the Company (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

Section 3.7.            No Undisclosed Liabilities.  Except (a) as reflected or reserved against in the Company’s consolidated balance sheets (or the notes thereto) included in the Company SEC Documents filed after June 30, 2006 and prior to the date hereof, (b) as expressly permitted or contemplated by this Agreement, (c) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since June 30, 2006 and (d) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, whether known or unknown and whether due or to become due, that would, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.8.            Compliance with Law; Permits.

(a)           The Company and each of the Company’s Subsidiaries are in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not have, individually or in the aggregate, a Company Material Adverse Effect.  Anything contained in this Section 3.8(a) to the contrary notwithstanding, no representation or warranty shall be deemed to be made in this Section 3.8(a) in respect of the matters referenced in Section 3.5 or 3.6, or in respect of environmental or labor Law matters, each of which matters is addressed by other sections of this Agreement.

(b)           The Company and the Company’s Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and the Company’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not have, individually or in the aggregate, a Company Material Adverse Effect.  All Company Permits are in full force and effect, except where the failure to be in full force and effect would not have, individually or in the aggregate, a Company Material Adverse Effect.  No suspension or cancellation of any of the Company Permits is pending or threatened, except where such suspension or cancellation would not, individually or in the aggregate, have a Company Material Adverse Effect.  The Company and its Subsidiaries are not, and since December 31, 2004 have not been, in violation or breach of, or default under, any Company Permit, except where such violation, breach or default would not, individually or in the aggregate, have a Company Material Adverse Effect.  As of the date of this Agreement, to the knowledge of the Company, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of the Company or any of its Subsidiaries under, any Company Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses or accelerations that would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.9.            Environmental Laws and Regulations.  Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws (as hereinafter defined), (ii) there has been no release of any Hazardous Substance by the Company or any of its Subsidiaries in any manner that could reasonably be expected to give rise to any remedial obligation or corrective action requirement under applicable Environmental Laws, (iii) neither the Company nor any of its Subsidiaries has received any written notices, demand letters or written requests for information from any Governmental Entity alleging that the Company or any of its Subsidiaries is in violation of, or liable under, any Environmental Law, (iv) to the Company’s knowledge no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, or in a manner giving rise to any liability under Environmental Law, from any properties while owned or operated by the Company or any of its Subsidiaries as a result of any operations or activities of the Company or its Subsidiaries, (v) neither the Company, or its Subsidiaries nor any of their respective properties are subject to any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or written claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities and (vi) to the knowledge of the Company, neither the Company nor any of its Subsidiaries has ever manufactured asbestos-containing materials.

(a)           As used herein, “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date hereof.

(b)           As used herein, “Hazardous Substance” means any substance listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous under any Environmental Law.  Hazardous Substance includes any substance to which exposure is regulated by any Governmental Entity or any Environmental Law including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

(c)           The generality of any other representations and warranties in this Agreement notwithstanding, this Section 3.9 shall be deemed to contain the only representations and warranties in this Agreement with respect to Environmental Law, Hazardous Substances and any other environmental matter.

Section 3.10.          Employee Benefit Plans.

(a)           Section 3.10(a) of the Company Disclosure Letter lists all “multiemployer plans” within the meaning of 4001(a)(3) of ERISA (each a “Multiemployer Plan”) to which the Company or its Subsidiaries contributes, Company Benefit Plans that are employee welfare plans within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA and all other material Company Benefit Plans (whether or not such plan is subject to ERISA).  “Company Benefit Plans” means all employee or director compensation and/or benefit plans, programs, policies, agreements or other arrangements, including any employee welfare plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program, agreement or arrangement (other than any Multiemployer Plan and any other plan, program or arrangement maintained by an entity other than the Company or any of its Subsidiaries pursuant to any collective bargaining agreements), in each case that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former employees, directors or consultants of the Company or its Subsidiaries.  It is agreed and understood that no representation or warranty is made in respect of ERISA matters in any Section of this Agreement other than this Section 3.10 and Section 3.16.

(b)           The Company has heretofore made available to Parent true and complete copies of each of the material Company Benefit Plans (or with respect to unwritten plans, a written description thereof) and material related documents, including plan documents, trust agreements and other funding arrangements, but not limited to, (i) each writing constituting a part of such Company Benefit Plan, including all amendments thereto; (ii) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; (iii) the most recent determination letter from the IRS (if applicable) for such Company Benefit Plan and (iv) all material communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation or the Department of Labor and any schedules thereto.

(c)           (i) Each Company Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including but not limited to ERISA and the Code to the extent applicable thereto, (ii) each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and, to the knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan; (iii) no Company Benefit Plan is subject to Title IV of ERISA; (iv) no Company Benefit Plan provides retiree medical or other welfare benefits, other than (A) coverage mandated by applicable Law or (B) benefits under any “employee pension plan”; (v) no liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any ERISA Affiliate of the Company that has not been satisfied in full; (vi) all contributions or other amounts payable by the Company or its Subsidiaries as of the date hereof with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP (other than with respect to amounts not yet due); (vii) neither the Company nor its Subsidiaries has engaged in a transaction in connection with which the Company or its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code; and (viii) there are no pending, threatened or, to the knowledge of the Company, anticipated claims (other than claims for benefits in accordance with the terms of the Company Benefit Plans) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto which could reasonably be expected to result in any liability of the Company or any of its Subsidiaries except in the case of clauses (i), (vi) and (viii) as would not have, individually or in the aggregate, a Company Material Adverse Effect.  “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(d)           Neither the Company nor any of its Subsidiaries has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan other than as set forth on Section 3.10(d) of the Company Disclosure Letter.

(e)           The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, consultant, officer or director of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in Section 2.3 hereto, (ii) result in any payment becoming due, accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, consultant, officer or director, except as expressly provided in Section 2.3 hereof, (iii) result in any forgiveness of indebtedness, trigger any funding obligation under any Company Benefit Plan or impose any restrictions or limitations on the Company’s rights to administer, amend or terminate any Company Benefit Plan, or (iv) result in any payment that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code), in each case except as set forth in Section 3.10(e) of the Company Disclosure Letter.  Except as set forth in the Executive Agreements listed in Section 3.10(e) of the Company Disclosure Letter, no person is entitled to receive any additional payment (including, without limitation, any tax gross up or other payment) from the Company or any of its Subsidiaries or any other person as a result of the imposition of the excise tax required by Section 4999(a) of the Code.

(f)            Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) of the Company has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code, the proposed regulations thereunder, IRS Notice 2005-1, Notice 2005-91, Notice 2006-33, Notice 2006-79 and Notice 2006-100.  Each Stock Option has been granted with an exercise price no lower than “fair market value” (within the meaning of Section 409A and 422 of the Code) as of the grant date of such option.

Section 3.11.          Absence of Certain Changes or Events.  Since June 30, 2006 through the date of this Agreement, (a) except as otherwise expressly contemplated or required by this Agreement, the businesses of the Company and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business consistent with past practice and there have not been any facts, circumstances, events, changes, effects or occurrences that have had or would have, individually or in the aggregate, a Company Material Adverse Effect and (b) neither the Company nor any of its Subsidiaries has taken or agreed to take any action that would be prohibited by clauses (v), (vi), (vii), (xi), (xvi) or (xvii) of Section 5.1(b).

Section 3.12.          Investigations; Litigation.  As of the date hereof, there are no (a) investigations or proceedings pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of its Subsidiaries or (b) actions, suits or proceedings pending (or, to the knowledge of the Company, threatened) against or affecting the Company or any of its Subsidiaries, or any of their respective properties at law or in equity before, to the Company’s knowledge, and there are no orders, judgments or decrees of any Governmental Entity against the Company or any of its Subsidiaries, in each case of clause (a) or (b), which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.13.          Schedule 14D-9, Offer Documents; Proxy Statement; Other Information.

(a)           None of the information supplied or to be supplied in writing by or on behalf of the Company specifically for inclusion in the Offer Documents will, at the times such documents are filed with the SEC and are mailed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or necessary to correct any statement supplied by the Company made in any communication with respect to the Offer previously filed with the SEC or disseminated to the stockholders of the Company.  The Schedule 14D-9 will not, at the time the Schedule 14D-9 is filed with the SEC and at all times prior to the purchase of Shares by Merger Sub pursuant to the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied in writing by Parent, Merger Sub or an Affiliate of Parent or Merger Sub which is contained in the Schedule 14D-9.  The Schedule 14D-9 will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder.

(b)           The proxy statement (including the letter to stockholders, notice of meeting and form of proxy, the “Proxy Statement”) that may be filed by the Company with the SEC in connection with seeking the adoption of this Agreement by the stockholders of the Company will not, at the time it is filed with the SEC, or at the time it is first mailed to the stockholders of the Company or at the time of the Company Meeting, and at the time of any amendments or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Company will cause the Proxy Statement to comply as to form in all material respects with the requirements of the Exchange Act applicable thereto as of the date of such filing.  No representation is made by the Company with respect to statements made in the Proxy Statement based on information supplied, or required to be supplied, by Parent, Merger Sub or any of their affiliates specifically for inclusion or incorporation by reference therein.

Section 3.14.          Other Approvals.

(a)           Rights Plan.  The Board of Directors has resolved to, and the Company after the execution of this Agreement will, take all action necessary to render the Rights inapplicable to the Offer, the Merger and the execution and operation of this Agreement.  Neither the execution and delivery of this Agreement nor the consummation of the Offer, the Merger and any of the transactions contemplated hereby will result in the occurrence of a Distribution Date, as defined in the Rights Agreement, or otherwise cause the Rights to become exercisable by the holders thereof.

(b)           Section 203; Article Thirteenth.  The Board of Directors has resolved to, and the Company after the execution of the Agreement will, take all action necessary to render the limitations on business combinations contained in Section 203 of the DGCL and in Article Thirteenth of the Company’s Restated Certificate of Incorporation inapplicable to this Agreement and the transactions contemplated hereby.  Neither the execution and delivery of this Agreement nor the consummation of the Offer, the Merger and any of the transactions contemplated hereby will prohibit for any period of time, or impose any stockholder approval requirement with respect to, the Merger.

(c)           Takeover Laws.  Other than as described in Section 3.14(b), no Takeover Law or other comparable takeover provision of the Certificate of Incorporation or By-Laws applies to the Offer or the Merger, prohibits the consummation of the Offer or the Merger or imposes any additional stockholder approvals or conditions with respect to the Offer or the Merger.

Section 3.15.          Tax Matters.  Except as would not have, individually or in the aggregate, a Company Material Adverse Effect:

(a)           the Company and each of its Subsidiaries have prepared and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all respects;

(b)           the Company and each of its Subsidiaries have duly and timely paid all Taxes that are required to be paid by any of them (whether or not shown as due on such Tax Return);

(c)           there are not pending, outstanding or threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes of the Company or any of its Subsidiaries;

(d)           no deficiency with respect to Taxes has been proposed, asserted or assessed in each case, in writing, against the Company or any of its Subsidiaries;

(e)           there are no requests for rulings or determinations in respect of any material Taxes or material Tax Returns pending between the Company or any of its Subsidiaries on the one hand and any authority responsible for such Taxes or Tax Returns on the other;

(f)            the Company and each of its Subsidiaries has timely withheld and paid all Taxes required to be withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, shareholder or other third party and is in compliance with all applicable rules and regulations regarding the solicitation, collection and maintenance of any forms, certifications and other information required in connection therewith;

(g)           neither the Company nor any of its Subsidiaries has any liability as a result of being a party to any Tax sharing, Tax indemnity or other agreement or arrangement relating to Taxes (other than an agreement or arrangement solely among members of an affiliated, consolidated or unitary group the common parent of which is the Company or which includes only the Company and/or its Subsidiaries);

(h)           neither the Company nor any of its Subsidiaries has any liability for Taxes as a result of having been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for Tax purposes under state, local or foreign law (other than a group the common parent of which is the Company or which includes only the Company and/or its Subsidiaries), or has any liability for the Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign law, or as a transferee or successor, or otherwise;

(i)            neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code within the two-year period ending on the date hereof; and

(j)            neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

As used in this Agreement, (i) “Taxes” means any and all domestic or foreign, federal, state, local or other taxes, charges, fees, imposts, levies or other assessments of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).  It is agreed and understood that no representation or warranty is made in respect of Tax matters in any Section of this Agreement other than this Section 3.15.

Section 3.16.          Labor Matters.  Except for such matters which would not have, individually or in the aggregate, a Company Material Adverse Effect, (a) as of the date hereof, (i) there are no strikes or lockouts with respect to any employees of the Company or any of its Subsidiaries (“Employees”), (ii) to the knowledge of the Company, there is no union organizing effort pending or threatened against the Company or any of its Subsidiaries, (iii) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, and (iv) there is no slowdown, or work stoppage in effect or, to the knowledge of the Company, threatened with respect to Employees, (b) the Company and its Subsidiaries are in compliance with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours and (iii) unfair labor practices and (c) neither the Company nor any of its Subsidiaries has any liabilities under the Worker Adjustment and Retraining Act of 1998 (the “WARN Act”) as a result of any action taken by the Company (other than at the written direction of Parent or as a result of any of the transactions contemplated hereby).  Except for such matters which would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received written notice during the past two years of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of the Company or any of its Subsidiaries and, to the knowledge of the Company, no such investigation is in progress.  It is agreed and understood that no representation or warranty is made in respect of labor matters in any Section of this Agreement other than Section 3.10 and this Section 3.16.

Section 3.17.          Intellectual Property.  Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, registered and unregistered copyrights, patents or applications and registrations used in their respective businesses as currently conducted (collectively, the “Intellectual Property”).  Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (a) there are no pending or, to the knowledge of the Company, threatened claims by any person alleging infringement by the Company or any of its Subsidiaries for their use of the Intellectual Property of the Company or any of its Subsidiaries (b) to the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe any intellectual property rights of any person, (c) neither the Company nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property of the Company or any of its Subsidiaries and (d) to the knowledge of the Company, no person is infringing any Intellectual Property of the Company or any of its Subsidiaries.

Section 3.18.          Property.  Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Subsidiary of the Company owns and has good and indefeasible title to all of its owned real property and good title to all its personal property and has valid leasehold interests in all of its leased properties free and clear of all Liens (except for Permitted Liens, and except for title exceptions, defects, liens, charges, restrictions, encumbrances, restrictive covenants and other matters, whether or not of record, which in the aggregate do not materially affect the continued use of the property for the purposes for which the property is currently being used (assuming the timely discharge of all obligations owing under or related to the owned real property, the personal property and the leased property) by the Company or a Subsidiary of the Company), sufficient to conduct their respective businesses as currently conducted.  Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, all leases under which the Company or any of its Subsidiaries leases any real or personal property are valid and effective against the Company or any of its Subsidiaries and there is not, under any of such leases, any existing default by the Company or any of its Subsidiaries, to the Company’s Knowledge, the counterparties thereto, or, to the Company’s knowledge, any event, fact or circumstance which, with notice or lapse of time or both, would become a default by the Company or any of its Subsidiaries or, to the Company’s knowledge, the counterparties thereto.

Section 3.19.          Opinion of Financial Advisors.  The Special Committee has received the oral opinion, to be confirmed in writing, of Citigroup Global Markets Inc. (“Citigroup”), the Special Committee’s financial advisor, to the effect that, as of the date of such opinion and based upon and subject to the factors and assumptions set forth in such opinion, the consideration to be received in the Offer and the Merger, taken together, by holders of Shares (other than Parent, Merger Sub and their respective Affiliates) is fair, from a financial point of view, to such holders, and the Board of Directors has received the oral opinion, to be confirmed in writing, of UBS Securities LLC (“UBS”), the Board of Directors’ financial advisor, to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth in such opinion, the consideration to be received in the Offer and the Merger, taken together by holders of Shares (other than Parent, Merger Sub and their respective Affiliates) is fair, from a financial point of view, to such holders.

Section 3.20.          Required Vote of the Company Stockholders.  The affirmative vote of the holders of a majority of the outstanding Shares is the only vote or consent of holders of securities of the Company which may be required to approve this Agreement and the transactions contemplated hereby, including the Merger (the “Company Stockholder Approval”).

Section 3.21.          Contracts.

(a)           Except as set forth in Section 3.21 of the Company Disclosure Letter or as filed with the SEC, as of the date hereof neither the Company nor any of its Subsidiaries is a party to or bound by, as of the date hereof, any Contract (whether written or oral) (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to the Company; (ii) which constitutes a contract or commitment relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $1,000,000; (iii) which is a customer or supply agreement providing for the receipt or expenditure of more than $300,000 on an annual basis; or (iv) which contains any provision that prior to or following the Effective Time would materially restrict or alter the conduct of business of, or purport to materially restrict or alter the conduct of business of, whether or not binding on, Parent or any Affiliate of the Parent (other than the Company, any of its Subsidiaries or any director, officer or employee of any of the Company or any of its Subsidiaries) (all contracts of the type described in this Section 3.21(a) (other than clause (iv)) being referred to herein as “Company Specified Contracts”).

(b)           Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Specified Contract where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect.  To the knowledge of the Company, no party to any Company Specified Contract is in breach of or default under the terms of any Company Specified Contract where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect.  Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, each Company Specified Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.22.          Finders or Brokers.  Except for UBS and Citigroup, neither the Company nor any of its Subsidiaries has engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger or the other transactions contemplated thereby.

Section 3.23.          Interested Party Transactions.  Except for employment Contracts filed or incorporated by reference as an exhibit to a Company SEC Document filed prior to the date hereof or Company Benefit Plans, Section 3.23 of the Company Disclosure Letter sets forth a correct and complete list of the contracts or arrangements that are in existence as of the date of this Agreement under which the Company has any existing or future liabilities between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any (A) present officer or director of either the Company or any of its Subsidiaries or any person that has served as such an officer or director within the past two years or any of such officer’s or director’s immediate family members, (B) record or beneficial owner of more than 5% of the Shares as of the date hereof, or (C) to the knowledge of the Company, any Affiliate of any such officer, director or owner (other than the Company or any of its Subsidiaries) (each, an “Affiliate Transaction”).  The Company has provided to Parent correct and complete copies of each Contract or other relevant documentation (including any amendments or modifications thereto) providing for each Affiliate Transaction.

Section 3.24.          Insurance.  The Company and its Subsidiaries maintain, or are entitled to the benefits of, insurance covering their properties, operations, personnel and businesses that are customary for businesses of their type.  Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company or its Subsidiaries has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance, and all such insurance is outstanding and duly in force.

Section 3.25.          Customers and Suppliers.  As of the date hereof, neither the Company nor any of its Subsidiaries has received any notice or has any reason to believe that any significant customer or distributor of the Company or any of its Subsidiaries has materially reduced or will materially reduce, the use of products or services of the Company or any of its Subsidiaries, either as a result of this Agreement, the Merger or the transactions contemplated hereby and thereby or otherwise.  To the Company’s knowledge, as of the date hereof there is no dispute with a material customer that would reasonably be expected to jeopardize the Company’s relationship with that material customer.  From June 30, 2006 through the date hereof, there has not been any change in the terms and conditions of sale of raw materials, supplies or other products or services supplied to the Company by its significant suppliers, and neither the Company nor any of its Subsidiaries has knowledge that there will be such a change (other than general and customary price increases), including as a result of this Agreement, the Merger and the transactions contemplated hereby.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1.            Qualification, Organization, Subsidiaries, etc.  Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, prevent or materially delay the consummation of the Offer or the Closing or prevent or materially delay or materially impair the ability of Parent or Merger Sub to satisfy the Tender Offer Conditions or the conditions precedent to the Merger, to obtain financing for the Offer or the Merger or to consummate the Merger, the Offer and the other transactions contemplated by this Agreement (a “Parent Material Adverse Effect”).  Parent has made available to the Company prior to the date of this Agreement a true and complete copy of the certificates of incorporation and by-laws or other equivalent organizational documents of Parent and Merger Sub, each as amended through the date hereof.

Section 4.2.            Corporate Authority Relative to This Agreement; No Violation.

(a)           Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of each of Parent and Merger Sub and by Parent, as the sole stockholder of Merger Sub, and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.

(b)           The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Offer and the Merger by Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than (i) the filing of the Certificate of Merger, (ii) compliance with the applicable requirements of the Exchange Act, (iii) compliance with any applicable state securities or blue sky laws, and (iv) the other consents and/or notices set forth on Section 4.2(b) of the Parent Disclosure Letter (collectively, clauses (i) through (iv), the “Parent Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(c)           The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of Parent or any of its Subsidiaries, (ii) assuming compliance with the matters referenced in Section 4.2(b) and receipt of the Parent Approvals, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or result in the creation of any Lien

(other than Permitted Liens) upon any of the properties or assets of Parent or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.3.            Investigations; Litigation.  There is no investigation or review pending (or, to the knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries which would have, individually or in the aggregate, a Parent Material Adverse Effect, and there are no actions, suits, inquiries, investigations or proceedings pending (or, to Parent’s knowledge, threatened) against or affecting Parent or its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case which would have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4.            Proxy Statement; Schedule 14D-9; Other Information.  None of the information provided by Parent or its Subsidiaries to be included in the Schedule 14D-9 or the Proxy Statement will, at the time it is filed with the SEC, or at the time it is first mailed to the stockholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.5.            Financing.  Attached as Annex I are true, accurate and complete copies of (a) a fully executed senior secured financing commitment letter (the “Bank Commitment Letter”), pursuant to which Deutsche Bank AG New York Branch, Deutsche Bank Securities Inc., Bear Stearns & Co. Inc., Bear Stearns Corporate Lending Inc. (“BSCL”), JPMorgan Chase Bank, N.A. (“JPMCB”) and J.P. Morgan Securities Inc. have committed to Parent and Merger Sub to provide or cause to be provided, subject to the terms and conditions thereof, the loans in the amounts described therein (the “Bank Financing”), and (b) a fully executed bridge commitment letter (the “Bridge Commitment Letter” and together with the Bank Commitment Letter, the “Financing Commitments”), pursuant to which Deutsche Bank AG Cayman Islands Branch, BSCL and JPMCB have committed to Parent and Merger Sub to provide or cause to be provided, subject to the terms and conditions thereof, the loans in the amounts described therein (the “Bridge Financing” and together with the Bank Financing, the “Financing”).  Each of the Financing Commitments, in the form so delivered, is a legal, valid and binding obligation of Parent and Merger Sub and, to the knowledge of Parent and Merger Sub, of the other parties thereto.  The Financing Commitments are in full force and effect and have not been withdrawn or terminated or otherwise amended or modified in any respect.  Parent and Merger Sub are not in breach of any of the terms or conditions set forth therein and to the knowledge of Parent and Merger Sub no event has occurred which, with or without notice, lapse of time or both, could reasonably be expected to constitute a breach or failure to satisfy a condition precedent set forth therein.  Parent and Merger Sub have paid any and all commitment or other fees required by the Financing Commitments that are due as of the date hereof, and will pay, after the date hereof, all such commitments and fees as they become due.  The proceeds from the Financing Commitments constitute all of the financing required for, and pursuant to the Financing Commitments may be used for, the consummation of the Offer, the Merger and the other transactions contemplated hereby, and are sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including the payment of the Per Share Amount pursuant to the Offer, the Merger Consideration and the Option and Stock-Based Consideration (and any fees and expenses of or payable by Parent, Merger Sub or the Surviving Corporation).  The Financing Commitments contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Parent and Merger Sub on the terms therein, and Parent and Merger Sub have no knowledge of facts or circumstances that would cause any conditions precedent to the Bank Commitment Letter or the Bridge Commitment Letter not to be satisfied on a timely basis.  Notwithstanding anything in this Agreement to the contrary, the Financing Commitments may be superseded at the option of Parent or Merger Sub after the date of this Agreement but prior to the Effective Time by the New Financing Commitments in accordance with Section 5.11.  In such event, the term “Financing Commitment” as used herein shall be deemed to include the New Financing Commitments to the extent then in effect.

Section 4.6.            Guarantee.  Concurrently with the execution of this Agreement, Building Materials Corporation of America (the “Guarantor”) has delivered to the Company a guarantee addressed to the Company in the form attached as Annex II to this Agreement, guaranteeing certain obligations of Parent and Merger Sub, respectively, under this Agreement (the “Guarantee”).  The Guarantee constitutes the legal, valid and binding obligation of the Guarantor, enforceable in accordance with its terms.

Section 4.7.            Capitalization of Merger Sub.  The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding.  All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect subsidiary of Parent.  Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any person other than Parent may acquire any equity security of Merger Sub.  Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 4.8.            No Vote of Parent Stockholders.  No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any applicable Law, the certificate of incorporation or by-laws or other equivalent organizational documents of Parent or the applicable rules of any exchange on which securities of Parent are traded, in order for Parent to consummate the transactions contemplated hereby.

Section 4.9.            Finders or Brokers.  Except for the dealer manager under the Offer, neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Offer and/or the Merger.

Section 4.10.          No Additional Representations.  Parent acknowledges that neither the Company nor any person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its Representatives except as expressly set forth in Article III (which includes the Company Disclosure Letter and the Company SEC Documents), and neither the Company, its directors, officers, employees, agents or other representatives, nor any other person shall be subject to any liability to Parent or any other person resulting from the Company’s making available to Parent or Parent’s use of such information, including the presentation materials delivered to Parent, as subsequently updated, supplemented or amended (the “Information Memorandum”), or any information, documents or material made available to Parent in the due diligence materials provided to Parent, including in the data room, other management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement.  Without limiting the foregoing, the Company makes no representation or warranty to Parent with respect to (i) the information set forth in the Information Memorandum or (ii) any financial projection or forecast relating to the Company or any of its Subsidiaries, whether or not included in the Information Memorandum or any management presentation.

Section 4.11.          Certain Arrangements.  As of the date of this Agreement, there are no contracts, undertakings, commitments, agreements, obligations or understandings, whether written or oral, between Parent or Merger Sub or any of their affiliates, on the one hand, and any member of the Company’s management or the Board of Directors, on the other hand, relating in any way to the Company, the transactions contemplated by this Agreement or to the operations of the Company after the Effective Time.

Section 4.12.          HSR Filing.  Parent has filed the required Notification and Report Forms under the HSR Act and the applicable waiting period under the HSR Act expired on December 6, 2006.

ARTICLE V.

COVENANTS AND AGREEMENTS

Section 5.1.            Conduct of Business by the Company and Parent.

(a)           From and after January 26, 2007 and prior to the date on which a majority of the Company’s directors are designees of Parent or Merger Sub or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Parent, with the prior written consent of Parent, (iii) as expressly contemplated, required or permitted by this Agreement or (iv) as set forth in Section 5.1 of the Company Disclosure Letter, the Company shall and shall cause each of its Subsidiaries to (x) conduct its business in the ordinary course consistent with past practice and (y) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships and to retain the services of its key officers and key employees; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b)           Between the date hereof and the date on which a majority of the Company’s directors are designees of Parent or Merger Sub, except as set forth in Section 5.1 of the

Company Disclosure Letter or expressly contemplated or expressly permitted by this Agreement, without the prior written consent of Parent, the Company:

(i)            shall not make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire or encumber, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except in connection with cashless exercises or similar transactions pursuant to the exercise of stock options or other awards issued and outstanding as of the date hereof under the Company Stock Plans or permitted hereunder to be granted after the date hereof; provided that the Company may continue to pay regular quarterly cash dividends on the Shares consistent with past practice (not to exceed $0.05 per share per quarter) and this Section 5.1(b)(i) shall not apply to dividends or distributions paid in cash by Subsidiaries to the Company or to other Subsidiaries in the ordinary course of business consistent with past practice;

(ii)           shall not, and shall not permit any of its Subsidiaries to, adjust, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;

(iii)          shall not, and shall not permit any of its Subsidiaries to, make any material change (or file any such change) in any method of Tax accounting or make any material change in any Tax election (except, in each case, as in the ordinary course of business or as is consistent with past practice); settle or compromise any material Tax liability for an amount materially in excess of the amount reserved therefor on the financial statements included in the Company SEC Documents, or enter into any closing agreement relating to Taxes for an amount materially in excess of the amount reserved therefor on the financial statements included in the Company SEC Documents;

(iv)          except as required by existing written agreements or Company Benefit Plans, or as otherwise required by applicable Law, shall not, and shall not permit any of its Subsidiaries to (A) increase the compensation or other benefits payable or provided to the Company’s directors or executive officers except for increases to executive officers in the ordinary course of business consistent with past practice that become effective no earlier than July 1, 2007 and only in the event the Effective Time does not occur prior to such date, (B) enter into any employment, change in control, severance or retention agreement with any employee of the Company or (C) establish, adopt, enter into or amend any collective bargaining agreement, or Company Benefit Plan, except to the extent required to comply with Section 409A of the Code or as may be immaterial;

(v)           shall not, and shall not permit any of its Subsidiaries to, enter into or make any loans to any of its officers, directors, employees, agents or consultants (other than loans or advances in the ordinary course of business consistent with past practice, including without limitation stock loans made under the Company’s Stock/Loan Plan to the extent approved for fiscal 2007 on June 26, 2006 by the Compensation Committee and the Board of Directors) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons, except as required by the terms of any Company Benefit Plan;

(vi)          shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(vii)         shall not, and shall not permit any of its material Subsidiaries to, amend or waive any provision of its certificate of incorporation or by-laws or similar applicable charter documents or in the case of the Company, enter into any agreement with any of its stockholders in their capacity as such;

(viii)        except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable Company Stock Option under any existing Company Stock Option Plan (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable options outstanding on the date hereof), other than (A) issuances of Shares in respect of any exercise of Company Stock Options and settlement of any Performance Shares outstanding on the date hereof or as may be granted after the date hereof as permitted under this Section 5.1(b), (B) the grant of equity compensation awards in the ordinary course of business consistent with past practice under the Company’s 2004 Amended and Restated Equity Incentive Compensation Plan in accordance with the Long-Term Incentive Compensation Program and Regular Stock/Loan and Restricted Stock Grant Program approved for fiscal 2007 on June 26, 2006 by the Compensation Committee and the Board of Directors, and (C) the acquisition of Shares from a holder of a Company Stock Option, Restricted Shares or Performance Shares in satisfaction of withholding obligations or in payment of the exercise price;

(ix)           except for transactions in the ordinary course of business consistent with past practice, among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its material Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares;

(x)            shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), other than in the ordinary course of business consistent with past practice and except for (A) any indebtedness for borrowed money among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries and (B) indebtedness for borrowed money incurred pursuant to agreements in effect prior to the execution of this Agreement not to exceed $10 million in aggregate principal amount outstanding at any time incurred by the Company or any of its Subsidiaries; provided that no such indebtedness shall contain covenants that materially restrict the Offer, the Merger or that are materially inconsistent with the Financing Commitments in effect as of the date hereof;

(xi)           except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any material portion of its material properties or assets (excluding sales of finished goods inventories in the ordinary course of business), including the capital stock of Subsidiaries;

(xii)          shall not, and shall not permit any of its Subsidiaries to, modify, amend, terminate or waive any rights under any Company Specified Contract in any material respect in a manner which is adverse to the Company other than in the ordinary course of business or enter into any Company Specified Contract other than in the ordinary course of business and other than in response to an unexpected disruption in supply;

(xiii)         shall not make any capital expenditures having an aggregate value in excess of (i) with respect to the Company’s fiscal year ending June 30, 2007, together with the amount of capital expenditures made by the Company through the date hereof, $42 million and (ii) with respect to the Company’s fiscal quarter ending September 30, 2007, $10 million;

(xiv)        shall not make any investment in excess of $500,000 in the aggregate, whether by purchase of stock or securities, contributions to capital, property transfers, or entering into binding agreements with respect to any such investment or acquisition;

(xv)         shall not make any acquisition of another Person or business in excess of $500,000 in the aggregate, whether by purchase of stock or securities, contributions to capital, property transfers, or entering into binding agreements with respect to any such investment or acquisition;

(xvi)        shall not waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages not in excess of $500,000 in the aggregate (excluding amounts to be paid under existing insurance policies) or otherwise pay, discharge or satisfy any claims, liabilities or obligations in excess of such amount, in each case, other than in the ordinary course consistent with past practice;

(xvii)       shall not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii)      shall not take any material action with respect to any affiliate of the Company (other than any wholly owned Subsidiaries of the Company) that is outside the ordinary course of business consistent with past practice;

(xix)         shall not agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.1(b); and

(xx)          shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

(c) Parent agrees with the Company, on behalf of itself and its Subsidiaries and affiliates, that, between the date hereof and the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries or affiliates to, take or agree to take any action (including entering into agreements with respect to any acquisitions, mergers, consolidations or business combinations) which would reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.2.            Access.

(a)           Subject to compliance with applicable Laws, the Company shall (i) provide to Parent and to its officers, employees, accountants, consultants, legal counsel, financial advisors and agents, lenders and other representatives (collectively, “Parent Representatives”) reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to the Company’s and its Subsidiaries’ properties, contracts, commitments, books and records and (ii) furnish to Parent and its Parent Representatives such financial and operating data and other information as such Parent Representatives may reasonably request (including, but not limited to, furnishing to Parent the financial results of the Company in advance of any filing by the Company with the SEC containing such financial results) and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives (other than directors who are not employees) of the Company and its Subsidiaries to cooperate reasonably with Parent in its investigation of the Company and its Subsidiaries.  The foregoing notwithstanding, the Company shall not be required to afford such access if it would unreasonably disrupt the operations of the Company or any of its Subsidiaries, would cause a violation of any agreement to which the Company or any of its Subsidiaries is a party, would cause a risk of a loss of privilege or trade secret protection to the Company or any of its Subsidiaries or would constitute a violation of any applicable Law, nor shall Parent or any of its Parent Representatives be permitted to perform any onsite procedure with respect to any property of the Company or any of its Subsidiaries.

(b)           Parent hereby agrees that all information provided to it or its Parent Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be Evaluation Material, as such term is used in, and shall be treated in accordance with, the confidentiality agreement, dated as of December 29, 2006, as amended, between the Company, Heyman Investment Associates and Building Materials Corporation of America (the “Confidentiality Agreement.”).

Section 5.3.            No Solicitation.

(a)           Subject to the provisions of this Section 5.3 set forth below, the Company agrees that neither it nor any of its Subsidiaries shall, and that it shall direct its and their respective officers, directors, employees, agents and representatives, including any investment banker, attorney or accountant retained by it or any of its Subsidiaries (“Representative”) not to, directly or indirectly, (i) solicit, initiate, knowingly encourage (including by providing information) or facilitate any inquiries, proposals or offers with respect to, or the making or completion of, any Alternative Proposal, (ii) engage or participate in any negotiations regarding, or provide or cause to be provided any non-public information or data relating to the Company or any of its Subsidiaries in connection with, or have any discussions with any Person relating to, an actual or proposed Alternative Proposal, or otherwise knowingly encourage or facilitate any effort or attempt to make or implement an Alternative Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Proposal, (iv) approve, endorse or recommend, or publicly announce an intention to approve, endorse or recommend, or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Alternative Proposal, (v) amend, terminate, waive or fail to enforce, or grant any consent under, any confidentiality, standstill or similar agreement (provided, that the Company shall be permitted to waive any such agreement to permit the counterparty thereto to make an offer or proposal with respect to an Alternative Proposal (except that references in the definition thereof to “20%” shall be deemed to be references to “50%” for purposes of this proviso)).  Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by any Subsidiary of the Company or Representatives of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.3 by the Company.

(b)           The Company shall, shall cause each of its Subsidiaries to, and shall direct each of its Representatives to, immediately cease any existing solicitations, discussions or negotiations with any Person (other than the parties hereto) that has made or indicated an intention to make an Alternative Proposal.

(c)           Notwithstanding anything to the contrary in Section 5.3(a) or (b), the Company may, in response to an unsolicited Alternative Proposal which did not result from or arise in connection with a breach of Section 5.3(a) and which the Board of Directors (acting through its Special Committee) determines, in good faith, after consultation with its outside counsel and financial advisors, may reasonably be expected to lead to a Superior Proposal, (i) furnish non-public information with respect to the Company and its Subsidiaries to the Person making such Alternative Proposal and its Representatives pursuant to a customary confidentiality agreement no less restrictive of and no more favorable to the other party than the terms and conditions of the Confidentiality Agreement; and (ii) participate in discussions or negotiations with such Person and its Representatives regarding such Alternative Proposal; provided, however, (i) that Parent shall be entitled to promptly receive an executed copy of such confidentiality agreement and (ii) that the Company shall promptly provide or make available to Parent any material non-public information concerning the Company or any of its Subsidiaries that is provided to the Person making such Alternative Proposal or its Representatives which was not previously provided or made available to Parent.

(d)           Neither the Board of Directors nor any committee thereof shall withdraw or modify the Recommendation in a manner adverse to Parent or Merger Sub, or publicly propose to do so, or approve or recommend or publicly propose to approve or recommend, any Alternative Proposal.  Notwithstanding the foregoing or any other provision of this Agreement, if, prior to receipt of the Company Stockholder Approval, the Board of Directors or the Special Committee determines in good faith, after consultation with outside counsel, that failure to so withdraw, qualify or modify its Recommendation would be inconsistent with the Board of Directors’ or the Special Committee’s exercise of its fiduciary duties, the Board of Directors or any committee thereof may withdraw, qualify or modify its Recommendation (a “Change of Recommendation”); provided, however, that if such Change of Recommendation is the result of a Superior Proposal, the Company shall have first provided prior written notice to Parent that it is prepared to effect a Change of Recommendation in response to a Superior Proposal, which notice shall describe in reasonable detail and include any draft agreements pertaining to such Superior Proposal, and such Change of Recommendation can only be made if Parent has not made, within three Business Days of receipt of such notice, a proposal that the Board of Directors or any committee thereof determines is at least as favorable to the stockholders of the Company as such Superior Proposal.

(e)           The Company promptly (and in any event within 48 hours) shall advise Parent orally and in writing of (i) any Alternative Proposal or indication or inquiry with respect to or that would reasonably be expected to lead to any Alternative Proposal, (ii) any request for non-public information relating to the Company or its Subsidiaries, other than requests for information not reasonably expected to be related to an Alternative Proposal, and (iii) any inquiry or request for discussion or negotiation regarding an Alternative Proposal, including in each case the identity of the person making any such Alternative Proposal or indication or inquiry and the material terms of any such Alternative Proposal or indication or inquiry (including copies of any document or correspondence evidencing such Alternative Proposal or inquiry).  The Company shall keep Parent reasonably informed on a reasonably current basis of any material change to the terms of any such Alternative Proposal or indication or inquiry.

(f)            Nothing contained in this Agreement shall prohibit the Company or its Board of Directors (or the Special Committee) from disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder.

(g)           As used in this Agreement, “Alternative Proposal” shall mean (i) any inquiry, proposal or offer from any Person or group of Persons other than Parent or one of its Subsidiaries for a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole), (ii) any proposal for the issuance by the Company of over 20% of its equity securities or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 20% of the equity securities or consolidated total assets of the Company and its Subsidiaries, in each case other than the Offer or the Merger.

(h)           As used in this Agreement, “Superior Proposal” shall mean any Alternative Proposal (i) on terms which the Board of Directors (or the Special Committee) determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, to be more favorable to the holders of Shares than the Offer and the Merger, taking into account all the terms and conditions of such proposal and this Agreement and (ii) that the Board of Directors (or Special Committee) believes is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, however, that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definitions of Alternative Proposal shall be deemed to be references to “50%”.

Section 5.4.            Filings; Other Actions.

(a)           If the Company Stockholder Approval is required under the DGCL, as promptly as reasonably practicable following the consummation or expiration of the Offer, the Company shall prepare and file with the SEC the Proxy Statement, which shall, subject to Section 5.3, include the Recommendation and shall use its reasonable best efforts to respond to any comments by the SEC staff in respect of the Proxy Statement.  Parent and Merger Sub shall, and Parent shall cause Merger Sub to, provide to the Company such information as the Company may reasonably request for inclusion in the Proxy Statement.  The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Proxy Statement is cleared by the SEC.  The Company shall as promptly as practicable notify Parent of the receipt of any oral or written comments from the SEC relating to the Proxy Statement.  The Company shall cooperate and provide Parent with a reasonable opportunity to review and comment on the draft of the Proxy Statement (including each amendment or supplement thereto).  The Company shall provide Parent with copies of all filings made and correspondence with the SEC with respect to the Proxy Statement.  If at any time prior to the Effective Time, any information should be discovered by any party hereto which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the stockholders of the Company.

(b)           Subject to the other provisions of this Agreement, the Company shall (i) take all action necessary in accordance with the DGCL and its certificate of incorporation and by-laws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the Company Stockholder Approval (such meeting or any adjournment or postponement thereof, the “Company Meeting”), and (ii) subject to a Change of Recommendation in accordance with Section 5.3(d), use all reasonable best efforts to solicit from its stockholders proxies in favor of the approval of this Agreement, the Merger and the other transactions contemplated hereby.  Notwithstanding anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with Section 7.1 and subject to compliance with Section 7.3, the Company, regardless of whether the Board of Directors (whether or not acting through the Special

Committee, if then in existence) has approved, endorsed or recommended an Alternative Proposal, or has withdrawn, modified or amended the Recommendation, will submit this Agreement to the stockholders of the Company at the Company Meeting for the purpose of adopting this Agreement.  Notwithstanding the foregoing, if a Short Form Merger may be effected in accordance with Section 1.8 and Section 253 of the DGCL, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective on the dates specified in Section 1.2 without a Company Meeting, in accordance with Section 253 of the DGCL.

Section 5.5.            Employee Matters.

(a)           From and after the Effective Time, the Company shall, and Parent shall cause the Company to, honor all Company Benefit Plans and compensation arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time, provided that nothing in this Agreement shall prohibit the amendment or termination of any such Company Benefit Plans, arrangements and agreements in accordance with their terms and applicable Law.  For a period of twelve (12) months following the Effective Time, Parent shall provide, or shall cause to be provided, to each current and former employee of the Company and its Subsidiaries other than such employees covered by collective bargaining agreements (“Company Employees”) compensation opportunities and benefits that are no less favorable, in the aggregate, to the compensation opportunities and benefits provided to either Company Employees immediately before the Effective Time (excluding the value of equity based awards) or similarly situated employees of the Parent, it being understood that each element of compensation and benefits may be different from the individual elements of compensation and benefits provided to Company Employees prior to the Effective Time.

(b)           For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or retiree medical benefit plan to the extent that its application would result in a duplication of benefits.  In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans, unless such employee would not have been eligible to participate under comparable plans of the Company or its Subsidiaries immediately prior to the Effective Time and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Company Benefit Plan in which such Company Employee participated immediately before the consummation of the Merger (such plans, collectively, the “Old Plans”) ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c)           Parent hereby acknowledges that a “change of control” (or similar phrase) within the meaning of the Company Stock Plans (and award agreements thereunder) and the Company Benefit Plans, as applicable, including without limitation the change in control agreements, in each case listed on Section 5.5(c) of the Company Disclosure Letter will occur at or prior to the Effective Time, as applicable.

(d)           Nothing herein shall be deemed to be a guarantee of employment for any Employee, or to restrict the right of the Surviving Corporation to terminate any Employee.  Notwithstanding the foregoing provisions of this Section 5.5, nothing contained herein, whether express or implied, (i) shall be treated as an amendment or other modification of any Company Benefit Plan, or (ii) shall limit the right of the Surviving Corporation or any of its Subsidiaries to amend, terminate or otherwise modify any Company Benefit Plan following the Closing Date.  Parent, Merger Sub and the Company acknowledge and agree that all provisions contained in this Section 5.5 with respect to Employees are included for the sole benefit of Parent, Merger Sub and the Company, and that nothing herein, whether express or implied, shall create any third party beneficiary or other rights (i) in any other person, including, without limitation, any Employees, former Employees, any participant in any Company Benefit Plan, or any dependent or beneficiary thereof, or (ii) to continued employment with Parent, the Surviving Corporation, or any of their respective affiliates or continued participation in any Company Benefit Plan.

Section 5.6.            Efforts.

(a)           Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall, and the Company shall cause each of its Subsidiaries to, use all reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate the Offer and to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, including the Specified Approvals and the Parent Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement and (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall the Company or any of its Subsidiaries be required to pay prior to the Effective Time any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the transactions contemplated by this Agreement under any contract or agreement (other than de minimis amounts or if Parent and Merger Sub have provided adequate assurance of repayment).  Neither party shall take any action that is intended or would reasonably be expected to, individually or in the aggregate, result in any of the Tender Offer Conditions or the conditions to the Merger set forth in Article VI not being satisfied or the satisfaction of those conditions being materially delayed.

(b)           Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) use reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers, clearances, approvals, and expirations or terminations of waiting periods are required to be obtained from, any third parties or Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of, the Merger and the transactions contemplated hereby and (y) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, (ii) supply to any Governmental Entity as promptly as practicable any additional information or documents that may be requested pursuant to any Law or by such Governmental Entity and (iii) take, or cause to be taken all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate the Offer and to consummate and make effective the Merger and the other transactions contemplated hereby, including taking all such further action as may be necessary to resolve such objections, if any, as state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under any Law with respect to the Offer, the Merger and the other transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Offer, the Merger so as to enable the Expiration Date and the Closing to occur as soon as reasonably possible (and in any event no later than the End Date), including, without limitation, (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any material assets or businesses of Parent or its Subsidiaries or controlled affiliates or of the Company or its Subsidiaries and (y) otherwise taking or committing to take any actions that after the Closing Date would limit the freedom of Parent or its Subsidiaries’ (including the Surviving Corporation’s) or controlled affiliates’ freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries (including the Surviving Corporation’s) businesses, product lines or assets, in each case as may be required in order to avoid the entry of or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing the consummation of the Offer on the Expiration Date or the Closing, materially delaying the Expiration Date or the Closing or delaying the Expiration Date or the Closing beyond the End Date; provided that neither the Company nor any of its Subsidiaries shall become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order of a Governmental Entity to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company or any of its affiliates, unless such requirement, condition, understanding, agreement or order is binding on the Company only in the event that the Closing occurs.

(c)           Subject to applicable legal limitations and the instructions of any Governmental Entity, the Company and Parent shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated hereby, including to the extent permitted by Law promptly furnishing the other with copies of notices or other communications sent or received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, to or from any third party and/or any Governmental Entity with respect to such transactions.  The Company and Parent shall permit the other party to review in advance any proposed communication to any supervisory or Governmental Entity.  Each of the Company and Parent agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate.

(d)           In furtherance and not in limitation of the covenants of the parties contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement, each of the Company and Parent shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Offer, the Merger and the other transactions contemplated by this Agreement.  Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.6 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b) or 7.1(c) so long as such party has, prior to such termination, complied with its obligations under this Section 5.6.

(e)           It is agreed that this Section 5.6 shall not govern the obligations of the parties with respect to obtaining the Financing, which obligations are set forth in Section 5.11.

Section 5.7.            Takeover Statute.  If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the Offer, the Merger or the other transactions contemplated hereby, each of the Company and Parent and the members of their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger and the other transactions contemplated hereby.

Section 5.8.            Public Announcements.  Parent and the Company agree to issue a joint press release announcing the execution of this Agreement.

Section 5.9.            Indemnification and Insurance.

(a)           Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificates of incorporation or by-laws or other organization documents or in any agreement shall survive the Merger and shall continue in full force and effect.  For a period of six (6) years from the earlier of the Acceptance Date and the Effective Time, Parent and the Surviving

Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any Company Subsidiary’s certificates of incorporation and by-laws or similar organization documents as in effect immediately prior to the earlier of the Acceptance Date and the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors, officers or employees as in effect immediately prior to the earlier of the Acceptance Date and the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the earlier of the Acceptance Date and the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.  From and after the earlier of the Acceptance Date and the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.9 without limit as to time.

(b)           From and after the earlier of the Acceptance Date and the Effective Time each of Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director, officer or employee of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the earlier of the Acceptance Date and the Effective Time (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company); provided, however, that neither Parent nor the Surviving Corporation shall be liable for any settlement effected without either Parent’s or the Surviving Corporation’s prior written consent (which shall not be unreasonably withheld or delayed) and Parent and the Surviving Corporation shall not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single such claim, action, suit, proceeding or investigation, unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest that would make such joint representation inappropriate.  It shall be a condition to the advancement of any amounts to be paid in respect of legal and other fees and expenses that Parent or the Surviving Corporation receive an undertaking by the Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined that such Indemnified Party is not entitled to be indemnified under applicable Law.  In the event of any such Action, Parent and the Surviving Corporation shall reasonably cooperate with the Indemnified Party in the defense of any such Action.

(c)           For a period of six (6) years from the earlier of the Acceptance Date and the Effective Time, Parent shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries or provide substitute policies or purchase or cause the Surviving Corporation to purchase, a “tail policy,” in either case of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate than such policy with respect to matters arising on or before the earlier of the Acceptance Date and the Effective Time; provided, however, that after the earlier of the Acceptance Date and the Effective Time, Parent shall not be required to pay with respect to such insurance policies in respect of any one policy year annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount; and further provided that if the Surviving Corporation purchases a “tail policy” and the same coverage costs more than 500% of such last annual premium, the Surviving Corporation shall purchase the maximum amount of coverage that can be obtained for 500% of such last annual premium.  At the Company’s option, the Company may purchase prior to the earlier of the Acceptance Date and the Effective Time, a six-year prepaid “tail policy” on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the earlier of the Acceptance Date and the Effective Time, covering without limitation the transactions contemplated hereby; provided that the cost of such tail policy shall not exceed 500% of the last annual premium paid in respect of the current coverage.  If such tail prepaid policy has been obtained by the Company prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation.

(d)           Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.9.

(e)           The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificates of incorporation or by-laws or other organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise.  The provisions of this Section 5.9 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(f)            In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.9.

Section 5.10.          Control of Operations.  Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the earlier of the Acceptance Date and the Effective Time.  Prior to the earlier of the Acceptance Date and the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.11.          Financing.

(a)           Parent shall use its reasonable best efforts to obtain the Financing on the terms and conditions described in the Financing Commitments, including using its reasonable best efforts (i) to negotiate definitive agreements with respect thereto on the terms and conditions contained in the Financing Commitments, (ii) to satisfy all conditions applicable to Parent in such definitive agreements, (iii) to comply with its obligations under the Financing Commitments, (iv) to enforce its rights under the Financing Commitments and (v) seeking such third party consents as may be reasonably required in connection with the Financing.  Parent shall give the Company prompt notice upon becoming aware of any material breach by any party of the Financing Commitments or any termination of the Financing Commitments.  Parent shall keep the Company informed on a prompt basis and in reasonable detail of the status of its efforts to arrange the Financing (including providing the Company with copies of all documents related to the Financing (other than ancillary agreements subject to confidentiality agreements)).  In connection with its obligations under this Section 5.11, Parent shall be permitted to amend, modify or replace any portion of the Financing Commitments with new Financing Commitments, including through co-investment or by financing from one or more other additional parties (the “New Financing Commitments”), provided that Parent shall not permit any amendment or modification to be made to, or any waiver of any material provision or remedy under, the Financing Commitments if such replacement (including through co-investment by or financing from one or more other additional parties), amendment, modification, waiver or remedy reduces the aggregate amount of the Financing below the amount required to consummate the Offer, the Merger and the other transactions contemplated hereby, adversely amends or expands the conditions to the drawdown of the Financing in any respect that would make such conditions less likely to be satisfied, that can reasonably be expected to delay the Closing or is adverse to the interests of the Company in any other non de minimis respect.  In the event that all conditions to the Financing Commitments (other than, in connection with the Bridge Financing, the availability or funding of any of the Bank Financing) have been satisfied in Parent’s good faith judgment, Parent shall use its reasonable best efforts to cause the lenders and the other Persons providing such Financing to fund the Financing required to consummate the Offer on the Expiration Date and the Merger on the Closing Date.  In the event that Parent becomes aware of any event or circumstance that makes procurement of any portion of the Financing unlikely to occur in the manner or from the sources contemplated in the Financing Commitments, Parent shall promptly notify the Company and shall use its reasonable best efforts to arrange as promptly as practicable any such portion from alternative sources (including through co-investment by one or more additional parties) with terms and conditions no less favorable from the standpoint of Parent and Merger Sub and no more adverse to the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement.  Parent and Merger Sub acknowledge and agree that their respective obligations to consummate the Agreement are not conditioned or contingent upon receipt of the Financing.

(b)           The Company will and will cause its Subsidiaries to and will use reasonable efforts to cause each of its and their respective Representatives, including legal and accounting, to provide all cooperation reasonably requested by Parent in connection with the Financing and the other transactions contemplated by this Agreement (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (i) using commercially reasonable efforts to provide to the parties providing the Financing all financial statements and other information relating to the Company and its Subsidiaries that are customarily required for tender offer and second-step merger financings similar to the Financing and, after the Acceptance Date, using reasonable best efforts to provide such financial statements and other financial information as Parent shall reasonably request in order to consummate the Financing, (ii) participating in a reasonable number of meetings, drafting sessions and due diligence sessions in connection with the Financing, (iii) assisting in the preparation of (A) one or more offering documents or confidential information memoranda for any of the Financing (including the execution and delivery of one or more customary representation letters in connection therewith); provided that any such memoranda and similar documents need not be issued by the Company or any of its Subsidiaries; provided, further, that any such memoranda shall contain disclosure and financial statements with respect to the Company or the Surviving Corporation reflecting the Surviving Corporation and/or its Subsidiaries as the obligor and (B) materials for rating agency presentations, (iv) reasonably cooperating with the marketing efforts for any of the Financing, including providing assistance in the preparation for, and participating in, meetings, due diligence sessions and similar presentations to and with, among others, prospective lenders, investors and rating agencies, and (v) executing and delivering (or using reasonable best efforts to obtain from advisors), and causing its Subsidiaries to execute and deliver (or use reasonable best efforts to obtain from advisors) or obtain from advisors, customary certificates (including a certificate of the chief financial officer of the Company with respect to solvency matters), accounting comfort letters, legal opinions (which may be reasoned if circumstances require), surveys, title insurance or other documents and instruments relating to guarantees, the pledge of collateral and other matters ancillary to the Financing as may be reasonably requested by Parent in connection with the Financing and otherwise reasonably facilitating the pledge of collateral and providing of guarantees contemplated by the Commitment Letters; provided, however, that no obligation of the Company or any of its Subsidiaries under any such certificate, document or instrument (other than the representation letter referred to above) shall be effective until the Effective Time.  The foregoing notwithstanding, (x) no pre-Closing director shall be required to take any action with respect to the foregoing and neither the Company nor any of its Subsidiaries shall be obligated to take any action that requires action or approval by the pre-Closing directors, (y) no obligation of the Company or any of its Subsidiaries or Representatives under any agreement, certificate, document or instrument shall be effective until the Effective Time, and (z) none of the Company or any of its Subsidiaries or Representatives shall be required to pay any commitment or other similar fee or incur any other cost or expense that is not simultaneously reimbursed by Parent in connection with the Financing prior to the Effective Time.  Parent shall upon request by the Company reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with such cooperation and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives for and against any and all losses suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith (other than information provided by the Company or its Subsidiaries) (such costs and losses, the “Company Financing Expenses”), provided, that Parent’s obligation to pay such Company Financing Expenses after the termination of this Agreement shall be subject to the limitations set forth in the last sentence of Section 7.3(e).  Any other provision hereof notwithstanding, neither the Company nor any of its

Subsidiaries, Affiliates or Representatives shall be required to incur any cost, fee, expense or liability in excess of $250,000 in the aggregate for all such Persons for all such costs, fees, expenses or liabilities in connection with Section 5.11, except to the extent the Cap of the Guarantee is increased in respect of such additional amounts.  All non-public or otherwise confidential information regarding the Company obtained by Parent, Merger Sub or their Representatives pursuant to this Section 5.11 shall be kept confidential in accordance with the Confidentiality Agreement.

Section 5.12.          Stockholder Litigation.  The Company shall not settle or agree to settle any stockholder litigation against the Company or its directors or officers relating to the Offer, the Merger or any other transactions contemplated hereby without Parent’s prior consent; provided, however, that Parent shall not have the right to consent to such settlement if either:  (x) Parent or any of its affiliates are named plaintiffs in such stockholder litigation, or (y) Parent or any of its affiliates would be included within any putative class of plaintiffs in such litigation, unless Parent delivers to the Company an election to opt out of any such class (to the extent permitted) or failing that to pay over to the Company any recovery arising out of such litigation.  In the event that (i) a proposed settlement of any stockholder litigation (of which Parent has been advised in accordance with the terms of this Section 5.12) would not have a Company Material Adverse Effect, (ii) Parent does not consent to such proposed settlement and (iii) the ultimate resolution of such litigation is less favorable to the Company and its Subsidiaries than such proposed settlement, then such resolution and the effects thereof on the Company and its Subsidiaries (to the extent so less favorable) shall not constitute, or be considered in determining the existence or occurrence of, a Company Material Adverse Effect.

Section 5.13.          Notification of Certain Matters.  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Entity in connection with the Offer, the Merger or the other transactions contemplated hereby or from any person alleging that the consent of such person is or may be required in connection with the Offer, the Merger or the other transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Offer, the Merger or the other transactions contemplated hereby, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or result in any of the Tender Offer Conditions or any of the conditions set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.13 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice.  The Company shall notify Parent, on a reasonably current basis, of any events or changes with respect to any material regulatory or other investigation or action involving the Company or any of its affiliates by any Governmental Entity, and shall reasonably cooperate with Parent or its affiliates in efforts to mitigate any adverse consequences to Parent or its affiliates which may arise (including by coordinating and providing assistance in meeting with regulators).  The parties agree and acknowledge that, except with respect to clause (iii) of the first sentence of this

Section 5.13, the Company’s compliance or failure of compliance with this Section 5.13 shall not be taken into account for purposes of determining whether the condition referred to in clause (i)(d) of Annex III shall have been satisfied.

Section 5.14.          Private Placement Notes; Credit Agreement.  At the written request of Parent, the Company shall after the Acceptance Date, to the extent permitted by the terms thereof, take all actions reasonably requested by Parent that are necessary or advisable, including the delivery of all such notices, certificates and other documents pursuant to each note purchase agreement and each other agreement governing the respective Private Placement Notes, to repay all of the Private Placement Notes outstanding on the Closing Date in accordance with the applicable provisions of such agreements; provided that the Company shall not be required to provide any irrevocable notice or take any other irrevocable act regarding such repurchase unless (i) such action is taken simultaneously with the Merger being consummated or (ii) prior to the Company’s being required to take any of the actions described in this proviso, Parent shall have, or shall have caused to be, deposited with a paying agent, or other appropriate recipient of such funds, under the applicable agreement governing the Private Placement Notes, sufficient funds to effect such repayment.  The repayment of such Private Placement Notes shall not be required to be effective prior to the Effective Time and shall be expressly conditioned on the occurrence of the Effective Time.  Parent hereby covenants and agrees to provide (or to cause to be provided) immediately available funds for the full payment at the Effective Time of all Private Placement Notes then due and payable.  The Company shall use its reasonable best efforts to take the actions referred to in Section 5.14 of the Company Disclosure Letter.  The Company shall provide Parent with a reasonable period of time to review and comment on all notices, certificates and other documents to be delivered to holders of any of the Private Placement Notes (each of which notice, certificate and document shall be delivered contemporaneously to Parent) and each such notice, certificate and document shall be subject to the prior written approval of Parent.  Notwithstanding any other provision of this Agreement, the Company shall have no obligation under any such notice, certificate or other document to repay the Private Placement Notes until the Effective Time. Parent shall upon request by the Company promptly reimburse the Company for all reasonable out-of-pocket expenses incurred by the Company in connection with the repayment of the Private Placement Notes and the taking of any actions referred to in Section 5.14 of the Company Disclosure Letter and shall indemnify and hold harmless the Company and its Representatives for and against any and all losses suffered or incurred by them, or to which any of the Company or its Representatives may become subject, arising out of or in any way in connection with the repayment or any actions taken, or not taken, by the Company or its Representatives at the Parent’s request or with its consent pursuant to this Section 5.14 (such costs and losses, the “Company Note Repurchase Expenses”), provided, that Parent’s obligation to pay such Company Note Repurchase Expenses after the termination of this Agreement shall be subject to the limitations set forth in the last sentence of Section 7.3(e).  Any other provision hereof notwithstanding, neither the Company nor any of its Subsidiaries shall be required to incur any cost, fee, expense or liabilities in excess of $250,000 in the aggregate for all such Persons for all such costs, fees, expenses or liabilities in connection with this Section 5.14, except to the extent the Cap of the Guarantee is increased in respect of such additional amounts.  The parties agree and acknowledge that the Company’s compliance or failure of compliance with this Section 5.14 shall not be taken into account for purposes of determining whether the condition referred to in clause (i)(d) of Annex III shall have been satisfied.  The Company shall be deemed to have satisfied each of its obligations set forth in this Section 5.14 if the Company shall have used its reasonable best efforts to comply with such obligations, regardless of the actual outcome of any actions in respect of the Private Placement Notes or the Credit Agreement.

Section 5.15.          Prior Merger Agreement Termination and Termination Fee.

(a)           In the event that the Company pays, or has paid prior to the effectiveness of this Agreement, the “Termination Fee” (as such term is defined in the Prior Merger Agreement, the “CGEA Termination Fee’) to TC Group IV, L.L.C. (or any designee or beneficiary of TC Group IV, L.L.C.) pursuant to Section 7.3 of the Prior Merger Agreement, then Parent shall reimburse the Company for the amount of the CGEA Termination Fee paid not later than the next Business Day following written notice of the Company’s payment of such fee, by wire transfer of immediately available funds.  In the event that Parent shall fail to reimburse the Company for the amount of the CGEA Termination Fee in accordance with this Section 5.15 by the conclusion of the third Business Day following the Company’s written notice of the payment of such fee, the Company shall have the right to terminate this Agreement, effective immediately upon delivery of notice of termination to Parent, provided that Parent’s obligation to reimburse the Company for the amount of the CGEA Termination Fee in accordance with this Section 5.15 shall survive such termination.

(b)           If this Agreement is terminated by Parent pursuant to Section 7.1(f) as a result of breach of covenant or agreement (but not representation or warranty) by the Company or is terminated under circumstances where Expenses are payable to Parent pursuant to Section 7.3(a), then the Company shall repay to Parent within 2 Business Days of termination by wire transfer of immediately available funds, the amount Parent reimbursed to the Company pursuant to this Section 5.15.

(c)           Provided that Parent has previously reimbursed the Company for the CGEA Termination Fee pursuant to Section 5.15(a), if a court of competent jurisdiction determines by order that has become final and non-appealable that either (1) the entry by the Company into the Prior Agreement with respect to the CGEA Termination Fee or (2) the payment of the CGEA Termination Fee was a breach of duty by the Company’s directors or was otherwise void or invalid under applicable law, then the Company shall assign to Parent the right to enforce such order, and Parent shall have the right to retain any and all proceeds resulting from the enforcement of such order with respect to the CGEA Termination Fee; provided, however, that to the extent that Parent, following such assignment, is not entitled to all of the rights of the Company prior to such assignment, then the Company shall use its best efforts to enforce such order at the direction and for the benefit of Parent, and Parent shall have the right to any and all proceeds from the enforcement of such order.

ARTICLE VI.

CONDITIONS TO THE MERGER

Section 6.1.            Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by Parent and the Company) at or prior to the Effective Time of only the following conditions:

(a)           Unless the Merger is consummated pursuant to Section 253 of the DGCL, the Company Stockholder Approval shall have been obtained, provided that this condition shall be deemed to have been satisfied if a failure to obtain the Company Stockholder Approval is attributable to Parent or any of the 13D Persons failing to vote all of their respective Shares in favor of the Merger.

(b)           No Governmental Entity of competent jurisdiction shall have enacted, issued or entered any restraining order, preliminary or permanent injunction or similar order or legal restraint or prohibition which remains in effect that enjoins or otherwise prohibits consummation of the Merger.

(c)           Merger Sub shall have accepted for purchase the Shares tendered pursuant to the Offer in accordance with the terms hereof and thereof, provided that this condition shall be deemed satisfied if Merger Sub shall have failed, in breach of this Agreement, to accept for purchase any Shares tendered pursuant to the Offer.

Section 6.2.            Conditions to Obligations of Parent and Merger Sub to Effect the Merger.  Parent and Merger Sub shall not be obligated to effect the Merger until the earlier of:  (a) 35 days from the Acceptance Date, and (b) the time listed in Section 6.2 of the Company Disclosure Letter.

ARTICLE VII.

TERMINATION

Section 7.1.            Termination or Abandonment.  Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and the Offer or the Merger may be abandoned at any time prior to the Effective Time, whether before or after any approval by the stockholders of the Company of the matters presented in connection with the Merger:

(a)           by the mutual written consent of the Company and Parent;

(b)           by either the Company or Parent, prior to the purchase of Shares pursuant to the Offer, if (i) the Effective Time shall not have occurred on or before June 30, 2007 (the “End Date”) and (ii) the party seeking to terminate this Agreement pursuant to this Section 7.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before such date;

(c)           by either the Company or Parent if any court of competent jurisdiction shall have issued or entered an injunction or similar legal restraint or order permanently enjoining or otherwise prohibiting the consummation of the Offer or the Merger and such injunction, legal restraint or order shall have become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have used such efforts as may be required by Section 5.6 to prevent, oppose and remove such injunction;

(d)           by either the Company or Parent, at any time after March 16, 2007, if, as of the then most recent Expiration Date occurring on or after March 16, 2007, all of the Tender Offer Conditions (other than the Minimum Condition) were satisfied for at least two consecutive Business Days prior to such Expiration Date, and as of the expiration time on such Expiration Date, the Minimum Condition is not satisfied;

(e)           by the Company, if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to a Parent Material Adverse Effect or would result in a failure of a Tender Offer Condition or a condition set forth in Section 6.1 to be satisfied or the failure of the Acceptance Date or the Closing to occur and (B) cannot be cured by the End Date, provided that the Company shall have given Parent written notice, delivered at least thirty (30) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(e) and the basis for such termination;

(f)            by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in clause (ii)(c), (d) or (f) of the Tender Offer Conditions or a condition set forth in Section 6.1 to be satisfied or failure of the Acceptance Date or the Closing to occur and (B) cannot be cured by the End Date, provided that Parent shall have given the Company written notice, delivered at least thirty (30) days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(f) and the basis for such termination;

(g)           by the Company in order to enter into a transaction that is a Superior Proposal, if, prior to the Acceptance Date, (A) the Board of Directors (or the Special Committee) has received a Superior Proposal, (B) the Company has notified Parent in writing of its intention to terminate this Agreement pursuant to this Section 7.1(g) and included with such notice the most current written agreement relating to the transaction that constitutes such Superior Proposal, (C) at least 5 Business Days following receipt by Parent of the notice referred to in clause (B) above, and taking into account any revised proposal made by Parent since receipt of the notice referred to in clause (B) above, the Board of Directors (or the Special Committee) shall have determined that such revised proposal is not at least as favorable to the stockholders of the Company as such Superior Proposal, and (D) prior to or concurrently with such termination, the Company pays the fee due under Section 7.3;

(h)           by the Company, if (i) both (x) the Merger shall not have been consummated within five (5) Business Days of the first date upon which all conditions set forth in Article VI are satisfied and (y) at the time of such termination such conditions continue to be satisfied; provided that the Company shall not terminate this Agreement under this Section 7.1(h)(i) before February 20, 2007; (ii) Merger Sub shall have terminated the Offer or failed to extend the Offer to the extent required by Section 1A.1(d) (in either case, other than in connection with a valid termination of this Agreement in accordance with Section 7.1); or (iii) at any Expiration Date, Merger Sub shall fail to accept for payment and pay for Shares validly tendered and not withdrawn in the Offer subject to the terms of and in accordance with Section 1A.1;

(i)            by Parent, prior to the purchase of Shares in the Offer, if the Board of Directors or the Special Committee withdraws, modifies or qualifies in a manner adverse to Parent or Merger Sub, or publicly proposes to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, its Recommendation, or approves, endorses or recommends, or publicly proposes to approve, endorse or recommend, any Alternative Proposal; or

(j)            by Parent, if since the date of this Agreement and prior to the purchase of Shares in the Offer there shall have been a Company Material Adverse Effect that cannot be cured by the End Date.

Section 7.2.            Effect of Termination.  In the event of termination of this Agreement pursuant to Section 5.15 or Section 7.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Parent, Merger Sub or their respective Subsidiaries or affiliates, except that the Confidentiality Agreement, the Guarantee and the provisions of Section 5.15, Section 7.3 and Article VIII will survive the termination hereof; provided, however, that nothing herein shall relieve any party from liability for willful breach of this Agreement, in which case the aggrieved party shall, subject to the limitations on liability set forth elsewhere herein, be entitled to all rights and remedies available at law or in equity.

Section 7.3.            Termination Fees.

(a)           In the event that:

(i)            (A) after the date of this Agreement, any Alternative Proposal (substituting 40% for the 20% threshold set forth in the definition of “Alternative Proposal”) (a “Qualifying Transaction”) is or continues to be publicly proposed or publicly disclosed, and (B) this Agreement is terminated by Parent pursuant to Section 7.1(f) (so long as a proposal regarding a Qualifying Transaction remains outstanding at the time of the event giving rise to the termination) or by Parent or the Company pursuant to Section 7.1(d) (so long as a proposal regarding a Qualifying Transaction remains outstanding as of the most recent Expiration Date referred to in Section 7.1(d));

(ii)           this Agreement is terminated by the Company pursuant to Section 7.1(g); or

(iii)          this Agreement is terminated by Parent pursuant to Section 7.1(i).

then in any such event under clause (i), (ii) or (iii) of this Section 7.3(a), the Company shall pay to Parent all of the Expenses (as hereinafter defined) of the Guarantor, Parent and Merger Sub.  As used herein, “Expenses” shall mean all reasonable out-of-pocket documented fees and expenses (including all fees and expenses of counsel, accountants, consultants, financial advisors and investment bankers of Parent and its Affiliates), incurred by the Guarantor, Parent or Merger Sub or on their behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Financing and all other matters related to the Offer and the Merger; provided that such fees and expenses shall not in any case exceed $5 million in the aggregate.

(b)           Any provision in this Agreement to the contrary notwithstanding, in the event that (i) the Company shall terminate this Agreement pursuant to Section 7.1(e) and at the time of such termination there is no state of facts or circumstances (excluding the breach by Parent or Merger Sub or the public announcement by the Company of such breach (each, a “Breach Fact”)) that would reasonably be expected to cause the Tender Offer Conditions (other than clause (ii)(b) thereof) and the conditions set forth in Section 6.1(b), not to be satisfied on the End Date assuming the Expiration Date and the Closing were to be scheduled on the End Date, (ii) the Company shall terminate this Agreement pursuant to Section 7.1(h), (iii) Parent or the Company shall terminate this Agreement pursuant to Section 7.1(b) and, at the time of such termination,  the Tender Offer Conditions (other than clause (ii)(b) thereof) and the conditions set forth in Section 6.1(b) have been satisfied (other than where a Breach Fact would reasonably be deemed to have caused the failure of any such condition to be satisfied), or (iv) the Company shall terminate this Agreement pursuant to Section 5.15, then in any such case Parent shall pay to the Company a fee of $35 million in cash (the “Parent Termination Fee”), it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.  The Parent Termination Fee shall be paid to the Company concurrent with termination of this Agreement by Parent or not later than two (2) Business Days following termination of this Agreement by the Company, as the case may be.

(c)           Concurrently with, and as a condition to the effectiveness of, the termination of this Agreement by the Company in a circumstance where Expenses are payable to Parent pursuant to Section 7.3, and promptly following termination of this Agreement by Parent (and in any event not later than two Business Days after delivery to the Company of notice of demand for payment) in a circumstance where Expenses are payable to Parent pursuant to Section 7.3, the Company shall wire transfer $5 million in immediately available funds to an account to be designated by Parent as an advance against the Expenses.  Within fifteen days of any such termination, Parent shall deliver to the Company an itemization setting forth in reasonable detail all Expenses, and shall return to the Company, by wire transfer of immediately available funds to an account to be designated by the Company, an amount equal to the excess of $5 million over the actual Expenses.

(d)           In the event that (i) the Parent or the Company, as applicable, shall fail to reimburse the CGEA Termination Fee as required pursuant to Section 5.15 hereof when due, or (ii) the Company shall fail to pay the Expenses, or Parent shall fail to pay the Parent Termination Fee, required pursuant to this Section 7.3 when due, such fee and/or

Expenses, as the case may be, shall accrue interest for the period commencing on the date such fee and/or Expenses, as the case may be, became past due, at a rate equal to the rate of interest publicly announced by Citibank, in the City of New York from time to time during such period, as such bank’s Prime Lending Rate (the “Interest Rate”).  In addition, if either party shall fail to reimburse or pay such fee and/or Expenses, as the case may be, when due, the such owing party shall also pay to the owed party all of the owed party’s costs and expenses (including attorneys’ fees) in connection with efforts to collect such fee and/or Expenses, as the case may be.  Parent and the Company acknowledges that the CGEA Termination Fee reimbursement, fees, Expense reimbursement and the other provisions of Section 5.15 and this Section 7.3 are an integral part of the Offer and the Merger and that, without these agreements, Parent and the Company would not enter into this Agreement.

(e)           Each of the parties hereto acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that neither the Expenses nor the Parent Termination Fee is a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.  Notwithstanding anything to the contrary in this Agreement, the Company’s right to receive payment of the Parent Termination Fee pursuant to this Section 7.3 or the guarantee thereof pursuant to the Guarantee to receive payment of the CGEA Termination Fee pursuant to Section 5.15 hereof or the guarantee thereof pursuant to the Guarantee and to require that Parent, Merger Sub and the Guarantor perform their respective obligations (i) under Section 7.3 and the Guarantee in accordance with their terms, (ii) to pay the Company Financing Expenses, (iii) to pay the Company Note Repayment Expenses and (iv) to reimburse the CGEA Termination Fee pursuant to Section 5.15 and the Guarantee in accordance with their terms shall be the exclusive remedy of the Company against Parent, Merger Sub, the Guarantor or any of their respective stockholders, partners, members, directors, Affiliates, officers or agents for (x) the loss suffered as a result of any failure of the Merger to be consummated and (y) any other losses, damages, obligations or liabilities suffered as a result of or under this Agreement and the transactions contemplated hereby, and none of Parent, Merger Sub, the Guarantor or any of their respective stockholders, partners, members, directors, officers or agents, as the case may be, shall have any liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby other than any such liability in respect of the Parent Termination Fee, the CGEA Termination Fee and the Guarantee, provided, however, that Parent shall be obligated with respect to Sections 5.2(b) and the last sentence of Section 5.11(b); and provided further, however, that Parent, Merger Sub and the Guarantor shall be relieved of any liability for the Company Financing Expenses, the Company Note Repayment Expenses and the CGEA Termination Fee in the event this Agreement is terminated in a circumstance in which the Expenses are payable by the Company and provided further that nothing herein shall relieve Parent or Merger Sub of liability to pay for Shares accepted for payment in the Offer.

ARTICLE VIII.

MISCELLANEOUS

Section 8.1.            No Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the earlier of the Acceptance Date and the Effective Time.

Section 8.2.            Expenses.  Except as set forth in Section 5.15, Section 7.3 or in the Guarantee, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses, except that expenses incurred in connection with the printing, filing and mailing of the Proxy Statement (including applicable SEC filing fees) and all fees paid in respect of any regulatory filings shall be borne one half by Parent and one half by the Company.

Section 8.3.            Counterparts; Effectiveness.  This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

Section 8.4.            Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 8.5.            Jurisdiction; Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that prior to the valid and effective termination of this Agreement in accordance with Article VII the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).  The parties agree that (a) the Company shall be entitled to specific performance against Parent and Merger Sub (i) of Parent’s or Merger Sub’s obligations to pay the Parent Termination Fee pursuant to Section 7.3(b) and their respective obligations in respect of the Company Financing Expenses, the Company Note Repayment Expenses and, pursuant to Section 5.15, the CGEA Termination Fee and (ii) to prevent any breach by Parent or Merger Sub of Section 5.2(b) and the last sentence of Section 5.11(b) or by Parent or Merger Sub of the obligation to pay for any Shares accepted for payment in the Offer and (b) Parent shall be entitled to specific performance against the Company of the Company’s obligation to pay the Expenses pursuant to Section 7.3(a).  In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).  Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.5, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.6.            WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.7.            Notices.  Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Parent or Merger Sub:

c/o Building Materials Corporation of America
1361 Alps Road
Wayne, NJ 07470
Facsimile:  (973) 628-3229
Attention:  General Counsel

with a copy to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Facsimile:  (212) 728-8111

Attention:  Maurice M. Lefkort, Esq.

To the Company:

ElkCorp
14911 Quorum Drive
Suite 600
Dallas, TX 75254
Facsimile:  (972) 851-0552

Attention:  David G. Sisler, Esq.

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Facsimile:  (212) 403-2000
Attention:  Mark Gordon, Esq.

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or received.  Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later.  Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8.            Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all of its rights, interest and obligations under this agreement to Parent or to any direct or indirect wholly-owned subsidiary of Parent, but no such assignment shall relieve Merger Sub of its obligations hereunder.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  Parent shall cause Merger Sub, and any assignee thereof, to perform its obligations under this Agreement.

Section 8.9.            Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10.          Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the exhibits and schedules hereto), the Guarantee and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except for the provisions of Article II (which, from and after the Effective Time, shall be for the benefit of holders of the Shares and Company Options as of the Effective Time), Sections 1A.1(d) and (e) (which, from and after the Acceptance Date, shall be for the benefit of holders whose Shares are accepted for payment in the Offer or in any subsequent offering period), and Section 5.9 (which shall be for the benefit of the Indemnified Parties), is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 8.11.          Amendments; Waivers.  At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of the Company Stockholder Approval, if applicable, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the New York Stock Exchange require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company.  Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.12.          Headings.  Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.  The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13.          Interpretation.  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  Each of the parties has participated in the drafting and negotiation of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.14.          No Recourse.  This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto or the Guarantor and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto (other than the Guarantor) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.  Notwithstanding anything to the contrary contained herein, the Company agrees that to the extent it has incurred damages in connection with this Agreement, the maximum liability of the Guarantor, directly or indirectly, shall be limited to the Cap under the Guarantee.

Section 8.15.          Definitions.  References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder.  Any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.  For purposes of this Agreement, the following terms (as capitalized below) will have the following meanings when used herein:

“13D Persons” means Samuel J. Heyman, Heyman Investment Associates Limited Partnership, Building Materials Corporation of America, BMCA Holdings Corporation, G-1 Holdings Inc., G Holdings Inc., Heyman Holdings Associates Limited Partnership and any other Person that has or does file an ownership statement on Schedule 13D regarding the Company together or in connection with any such listed Persons.

“1993 Plan” has the meaning set forth in Section 3.2(a).

“1998 Plan” has the meaning set forth in Section 3.2(a).

“2002 Plan” has the meaning set forth in Section 3.2(a).

“2004 Plan” has the meaning set forth in Section 3.2(a).

“Acceptance Date” has the meaning set forth in Section 1A.1(e).

“Action” has the meaning set forth in Section 5.9(b).

“affiliates” means, with respect to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Affiliate Transaction” has the meaning set forth in Section 3.23.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Proposal” has the meaning set forth in Section 5.3(g).

“Bank Commitment Letter” has the meaning set forth in Section 4.5.

“Bank Financing” has the meaning set forth in Section 4.5.

“Board of Directors” has the meaning set forth in the Recitals.

“Book-Entry Shares” has the meaning set forth in Section 2.2(a).

“Breach Fact” has the meaning set forth in Section 7.3(b).

“Bridge Commitment Letter” has the meaning set forth in Section 4.5.

“Bridge Financing” has the meaning set forth in Section 4.5.

“Business Day” has the meaning set forth in Section 1A.1(d).

“Cancelled Shares” has the meaning set forth in Section 2.1(b).

“Cap” has the meaning set forth in the Guarantee.

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Certificates” has the meaning set forth in Section 2.2(a).

“CGEA Termination Fee” has the meaning set forth in Section 5.15.

“Citigroup” has the meaning set forth in Section 3.19.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” has the meaning set forth in Section 2.2(b)(iii).

“Common Stock” has the meaning set forth in Section 2.1(a).

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plans” has the meaning set forth in Section 3.10(a).

“Company Disclosure Letter” has the meaning set forth in Article III.

“Company Employees” has the meaning set forth in Section 5.5(a).

“Company Financing Expenses” has the meaning set forth in Section 5.11(b).

“Company Material Adverse Effect” has the meaning set forth in Section 3.1(c).

“Company Meeting” has the meaning set forth in Section 5.4(b).

“Company Note Repurchase Expenses” has the meaning set forth in Section 5.14.

“Company Permits” has the meaning set forth in Section 3.8(b).

“Company SEC Documents” has the meaning set forth in Section 3.5(a).

“Company Specified Contracts” has the meaning set forth in Section 3.21(a).

“Company Stock Options” has the meaning set forth in Section 2.3(a).

“Company Stock Plans” has the meaning set forth in Section 2.3(a).

“Company Stockholder Approval” has the meaning set forth in Section 3.20.

“Confidentiality Agreement” has the meaning set forth in Section 5.2(b).

“Credit Agreement” means the Credit Agreement, dated as of November 30, 2000, among the Company, Bank of America, N.A., Bank One, Texas, N.A., First Union National Bank, Banc of America Securities LLC and the other lender parties thereto.

“DGCL” has the meaning set forth in Section 1A.2(a).

“Dissenting Shares” has the meaning set forth in Section 2.1(d).

“Effective Time” has the meaning set forth in Section 1.3.

“Employees” has the meaning set forth in Section 3.16.

“End Date” has the meaning set forth in Section 7.1(b).

“Environmental Law” has the meaning set forth in Section 3.9(b).

“ERISA” has the meaning set forth in Section 3.10(a).

“ERISA Affiliate” has the meaning set forth in Section 3.10(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 2.2(a).

“Expenses” has the meaning set forth in Section 7.3(a).

“Expiration Date” has the meaning set forth in Section 1A.1.

“Financing” has the meaning set forth in Section 4.5.

“Financing Commitments” has the meaning set forth in Section 4.5.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” has the meaning set forth in Section 3.4(b).

“Guarantee” has the meaning set forth in Section 4.6.

“Guarantor” has the meaning set forth in Section 4.6.

“Hazardous Substance” has the meaning set forth in Section 3.9(c).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnified Party” has the meaning set forth in Section 5.9(b).

“Independent Directors” has the meaning set forth in Section 1A.3.

“Information Memorandum” has the meaning set forth in Section 4.10.

“Intellectual Property” has the meaning set forth in Section 3.17.

“Interest Rate” has the meaning set forth in Section 7.3(d).

“knowledge” means (a) with respect to Parent, the knowledge of the executive officers of Parent after reasonable inquiry and (b) with respect to the Company, the knowledge of the individuals listed on Section 8.15(b) of the Company Disclosure Letter after reasonable inquiry.

“Law” or “Laws” has the meaning set forth in Section 3.8(a).

“Lien” means a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of the Company’s Subsidiaries or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Minimum Condition” has the meaning set forth in Annex III.

“Multiemployer Plan” has the meaning set forth in Section 3.10(a).

“New Financing Commitments” has the meaning set forth in Section 5.11(a).

“New Plans” has the meaning set forth in Section 5.5(b).

“Offer” has the meaning set forth in Section 1A.1(a).

“Offer Documents” has the meaning set forth in Section 1A.1(c).

“Offer to Purchase” has the meaning set forth in Section 1A.1(a).

“Old Plans” has the meaning set forth in Section 5.5(b).

“Option and Stock-Based Consideration” has the meaning set forth in Section 2.3(c).

“Option Consideration” has the meaning set forth in Section 2.3(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Approvals” has the meaning set forth in Section 4.2(b).

“Parent Disclosure Letter” has the meaning set forth in Article IV.

“Parent Material Adverse Effect” has the meaning set forth in Section 4.1.

“Parent Representatives” has the meaning set forth in Section 5.2(a).

“Parent Termination Fee” has the meaning set forth in Section 7.3(b).

“Paying Agent” has the meaning set forth in Section 2.2(a).

“Per Share Amount” has the meaning set forth in Section 1A.1.

“Performance Shares” has the meaning set forth in Section 2.3(c).

“Permitted Lien” means a Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due or being contested in good faith and, in each case, for which adequate accruals or reserves have been established in accordance with GAAP, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (C) which is a zoning, entitlement or other land use or environmental regulation by any Governmental Entity, (D) which is disclosed on the most recent consolidated balance sheet of the Company or notes thereto (or securing liabilities reflected on such balance sheet) or (E) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of the Company.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a Governmental Entity, and any permitted successors and assigns of such person.

“Preferred Stock” has the meaning set forth in Section 3.2(a).

“Prior Merger Agreement” has the meaning set forth in the Recitals.

“Prior Offer” has the meaning set forth in the Recitals.

“Prior Schedule TO” has the meaning set forth in the Recitals.

“Private Placement Notes” means the Company’s (i) 6.28% Senior Notes due November 15, 2014, (ii) 4.69% Senior Notes due July 15, 2007, (iii) 6.99% Senior Notes due June 15, 2009 and (iv) 7.49% Senior Notes due June 15, 2012.

“Proxy Statement” has the meaning set forth in Section 3.13.

“Qualifying Transaction” has the meaning set forth in Section 7.3(a).

“Recommendation” has the meaning set forth in Section 3.4(a).

“Representatives” has the meaning set forth in Section 5.3(a).

“Required Financial Information” has the meaning set forth in Section 5.11(b).

“Restricted Shares” has the meaning set forth in Section 2.3(b).

“Right” means the preferred stock purchase rights outstanding pursuant to the Rights Agreement.

“Rights Agreement” has the meaning set forth in Section 3.2(b).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Schedule 14D-9” has the meaning set forth in Section 1A.2(b).

“Schedule TO” has the meaning set forth in Section 1A.1(c).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share” has the meaning set forth in Section 2.1(a).

“Short Form Merger” has the meaning set forth in Section 1.8.

“Significant Subsidiary” has the meaning set forth in Section 3.3(a).

“Special Committee” has the meaning set forth in the Recitals.

“Specified Approvals” has the meaning set forth in Section 3.4(b).

“Subsidiaries” means, with respect to any party, any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership).

“Superior Proposal” has the meaning set forth in Section 5.3(h).

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Takeover Laws” has the meaning set forth in Section 1A.2(a).

“Tax Return” has the meaning set forth in Section 3.15.

“Taxes” has the meaning set forth in Section 3.15.

“Tender Offer Conditions” has the meaning set forth in Section 1A.1(a).

“Termination Date” has the meaning set forth in Section 5.1(a).

“Top-Up Option” has the meaning set forth in Section 1A.4.

“Top-Up Option Shares” has the meaning set forth in Section 1A.4.

“UBS” has the meaning set forth in Section 3.19.

“WARN Act” has the meaning set forth in Section 3.16.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

BMCA ACQUISITION INC.

By:	/s/ Robert B. Tafaro
Name: Robert B. Tafaro
Title: President and Chief Executive Officer

BMCA ACQUISITION SUB INC.

By:	/s/ Robert B. Tafaro
Name: Robert B. Tafaro
Title: President and Chief Executive Officer

ELKCORP

By:
Name: Thomas Karol
Title: CEO

[Signature Page to Agreement and Plan of Merger]

Annex I

DEUTSCHE BANK AG NEW YORK BRANCH DEUTSCHE BANK SECURITIES INC. 60 Wall Street New York, NY 10005	BEAR STEARNS CORPORATE LENDING INC. BEAR STEARNS & CO. INC. 383 Madison Avenue New York, NY 10179	JPMORGAN CHASE BANK, N.A. J.P. MORGAN SECURITIES INC. 270 Park Avenue New York, NY 10017

January 26, 2007

Building Materials Corporation of America,
BMCA Acquisition Inc. and
BMCA Acquisition Sub Inc.
1361 Alps Road
Wayne, New Jersey 07470

Attention: John Maitner

Re:
Acquisition Financing—Senior Secured Financing Commitment Letter

Ladies and Gentlemen:

        You have informed Deutsche Bank AG New York Branch ("DBNY"), Deutsche Bank Securities Inc. ("DBSI" and, together with DBNY, "DB"), Bear, Stearns & Co. Inc. ("Bear Stearns"), Bear Stearns Corporate Lending Inc. ("BSCL"), JPMorgan Chase Bank, N.A. ("JPMCB") and J.P. Morgan Securities Inc. ("JPMorgan" and together with DB, Bear Stearns, BSCL and JPMCB collectively, the "Committing Parties") that BMCA Acquisition Sub Inc. (the "Purchaser"), a wholly-owned direct subsidiary of BMCA Acquisition Inc. and an indirect wholly-owned subsidiary of Building Materials Corporation of America ("BMCA" and together with the Purchaser and BMCA Acquisition Inc., the "Company") intends to offer to acquire through a tender offer (the "Tender Offer") for up to $43.50 in cash per share all of the outstanding shares (and associated Series A Preference Stock Rights) of common stock, $1.00 par value (the "Company Stock"), of ElkCorp, a Delaware corporation ("Elk"), but in any event not less than sufficient shares of Company Stock to enable the Purchaser—voting without any other shareholders of Elk, (other than Heyman Investment Associates Limited Partnership ("HIA") which has agreed to sell to you at its cost its shares of Elk) to approve a merger of the Purchaser with Elk. As soon as practicable after the closing of the Tender Offer (the "Closing Date"), the Purchaser will consummate a merger with Elk (the "Merger" and together with the Tender Offer, the "Acquisition"). You have also informed the Committing Parties that concurrently with the closing of the Tender Offer you intend to refinance substantially all of the existing indebtedness of BMCA (excluding the 7.75% Notes due 2014 (the "2014 Notes"), which will be equally and ratably secured with the Term Loan Facility (as defined below) and that concurrently with the consummation of the Merger you intend to refinance all of the existing indebtedness of Elk (collectively, the "Refinancing"). We understand that you desire to establish a senior secured credit facility in an aggregate principal amount of $1,575 million (the "Senior Secured Financing") the proceeds of which will be used (together with the funds provided by the financing referred to in the succeeding paragraph) (x) for the purchase price to be paid to effect the Tender Offer, (y) to effect the Refinancing and (z) to pay fees and expenses payable in connection with the Transaction (as defined below).

        The sources of funds needed to effect the Tender Offer, the Merger and the Refinancing, to pay all fees and expenses incurred in connection with the Transaction and to provide for the working capital needs and general corporate requirements of you and your subsidiaries after giving effect to the Tender Offer and the Merger shall be provided solely through (i) a bridge financing or by the issuance

1

by you (either pursuant to private placement or underwritten public sale) of senior secured notes (the "Senior Secured Notes") which shall generate $325 million of gross cash proceeds (calculated before underwriting fees) and (ii) the Senior Secured Financing (with the transactions described in preceding clauses (i) and (ii) being herein collectively referred to as the "Financing Transactions" and, together with the Acquisition and the Refinancing, being herein collectively referred to as the "Transaction").

        We understand that the Senior Secured Financing shall consist of (i) up to an $975 million term loan facility (the "Term Loan Facility") and (ii) a $600 million revolving credit facility (the "Revolving Credit Facility" and, together with the Term Loan Facility, the "Credit Facilities"); it being understood that at or prior to the Merger you may elect to increase the Revolving Credit Facility by up to $100 million provided that the Term Loan Facility is reduced by an equal amount and that not more than $150 million plus such amount, if any, by which the Revolving Credit Facility is so increased (plus seasonal working capital requirements and excluding for this purpose any reductions in availability for outstanding letters of credit) or such greater amount as may be mutually agreed of the proceeds of the Revolving Credit Facility may be utilized to make payments owing to effect the Transaction or to pay any fees and expenses incurred in connection with the Transaction. Any commitments under the Term Loan Facility not required to finance the Transaction will terminate on the date of the consummation of the Merger. A summary of certain of the terms and conditions of the Revolving Credit Facility and Term Loan Facility is set forth in Exhibit A attached hereto (the "Term Sheet").

        Subject to the terms and conditions set forth herein and in the Term Sheet, (a) DBNY is pleased to confirm (i) its several and not joint commitment to provide 50% of each Credit Facility and (ii) its agreement to act as sole administrative agent (in such capacity, the "Administrative Agent") for a syndicate of lenders who will participate in the Senior Secured Financing (together with DBNY, BSCL and JPMCB, the "Lenders"), (b) BSCL is pleased to confirm its several and not joint commitment to provide 35% of each Credit Facility, (c) DBSI is pleased to confirm its agreement to act as a Joint Lead Arranger and Joint Book Running Manager for the Senior Secured Financing, (d) Bear Stearns is pleased to confirm its agreement to act as a Joint Lead Arranger and Joint Book Running Manager for the Senior Secured Financing, (e) JPMCB is pleased to confirm its several and not joint commitment to provide 15% of each Credit Facility, and (f) JPMorgan is pleased to confirm its agreement to act as a Joint Lead Arranger and Joint Book Running Manager for the Senior Secured Financing. One or more other institutions may be designated as "Syndication Agent", "Documentation Agent" or such other titles as may be deemed appropriate or desirable in connection with the syndication of the Senior Secured Financing (each of which shall participate appropriately in the Credit Facilities), DBSI, Bear Stearns and JPMorgan, as Joint Lead Arrangers are referred to herein as the "Lead Arrangers". It being understood and agreed that the DBSI name shall appear immediately to the left of Bear Stearns and that the Bear Stearns name shall appear immediately above or immediately to the left of JPMorgan with respect to the Term Loan Facility and that DBSI name shall appear immediately to the left of JPMorgan and that the JPMorgan name shall appear immediately above or immediately to the left of Bear Stearns name with respect to the Revolving Credit Facility.

        DBNY, BSCL and JPMCB (collectively, the "Initial Lenders") reserve the right, prior to or after execution of the definitive credit documentation for the Senior Secured Financing (the "Operative Documents") to syndicate all or part of their respective commitments hereunder to one or more other Lenders reasonably acceptable to you that will become party to such definitive credit documentation pursuant to a syndication to be managed by the Lead Arrangers in consultation with you. You agree that, upon delivery to the Lead Arrangers of a commitment letter addressed to the Company for all or a portion of the Senior Secured Financing containing terms not less favorable in any material respect to the Company than the terms hereof by a Lender that you have introduced to the Lead Arrangers as a potential Lender, the Initial Lenders shall be proportionally relieved of their respective obligations hereunder based on their relative commitments hereunder to the extent of such Lender's commitments set forth in such commitment letter. Furthermore, all aspects of the syndication of the Senior Secured

2

Financing, including, without limitation, timing, potential syndicate members to be approached, titles, allocations and division of fees, shall be determined by the Lead Arrangers in consultation with you. You agree to actively assist the Lead Arrangers in forming a syndicate acceptable to the Lead Arrangers and you, including by using your commercially reasonable efforts to ensure that the Lead Arrangers' syndication efforts benefit materially from your existing lending relationships, and to provide the Lead Arrangers and the Lenders, upon reasonable request, with all information reasonably deemed necessary by the Lead Arrangers to complete successfully the syndication, including, but not limited to, projections and other information prepared by you or your affiliates or advisors relating to the Transaction. You also agree (i) to make available your senior management and appropriate representatives to participate in information meetings with ratings agencies identified by Lead Arrangers and potential Lenders, in each case at such times and places as the Lead Arrangers may reasonably request, and (ii) at the request of the Lead Arrangers, to assist in the preparation of a version of a confidential information memorandum to be used in connection with the syndication of the Senior Secured Financing, consisting exclusively of information and documentation that is either (i) publicly available with respect to the Borrower, Elk or their respective subsidiaries or (ii) not material with respect to the Borrower and its subsidiaries or any of their respective securities for purposes of United States Federal and state securities laws (all such information and documentation being "Public Information"). Any information and documentation that is not Public Information is referred to herein as "Private Information". You further agree that each document to be disseminated by the Administrative Agent to any Lender in connection with the Credit Facilities will be identified by you as either (i) containing Private Information or (ii) containing solely Public Information. The provisions of the fourth sentence and clause (ii) of the fifth sentence of this paragraph shall remain in full force and effect until the successful syndication of the Senior Secured Financing (as reasonably determined by the Lead Arrangers).

        You represent, warrant and covenant that (i) no written information, other than business and financial projections, budgets, pro forma data and forecasts, that has been or is hereafter furnished by you or on your behalf to the Lead Arrangers, any Lender or any prospective Lender in connection with the Transaction and (ii) no other information given at information meetings for potential syndicate members and supplied or approved by you or on your behalf (such written information and other information being referred to herein collectively as the "Information") taken as a whole contained (or, in the case of Information furnished after the date hereof, will contain), as of the time it was (or hereafter is) furnished, any material misstatement of fact or omitted (or will omit) as of such time to state any material fact necessary to make the statements therein taken as a whole not misleading, in the light of the circumstances under which they were (or hereafter are) made; provided, however, that, with respect to Elk and its subsidiaries, the foregoing representation is limited to your best knowledge. With respect to business and financial projections (including detailed consolidated financial statements for the seven fiscal years ending after the Closing Date), budgets, pro forma data and forecasts, if any (collectively, the "Projections"), that have been or will be prepared by you or on your behalf and has been or is hereafter furnished by you or on your behalf to the Lead Arranger, any Lender or any prospective Lender in connection with Transaction, no representation, warranty or covenant is made other than that the Projections have been (and, in the case of Projections furnished after the date hereof, will be) prepared in good faith based on assumptions believed to be reasonable at the time of preparation thereof (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the Company's control, and that no assurance can be given that the Projections will be realized). You agree to supplement the Information and the Projections from time to time until the date of the initial borrowing under the Senior Secured Financing, as appropriate, so that the representations and warranties in the preceding sentence remain correct. You understand that, in syndicating the Senior Secured Financing, the Lead Arranger will use and rely on the Information and the Projections without independent verification thereof.

3

        The Committing Parities' commitments and other agreements hereunder are subject to (a) there not occurring any condition or circumstance which has had, or would reasonably be expected to have, a Material Adverse Effect (as defined below) and (b) the Lead Arrangers' reasonable satisfaction that prior to the earlier of (i) four months after the date on which the Operative Documents shall become effective and (ii) a Successful Syndication (as defined in the fee letter agreement dated the date hereof among the parties hereto, the "Fee Letter") there shall be no offering, placement or arrangement by you or on your behalf of any debt securities or bank financing (including refinancings and renewals of debt, but excluding the Senior Secured Notes and any ordinary course financing or refinancing of equipment purchases or leases) and (c) the other conditions referred to in the Term Sheet.

        "Material Adverse Effect" means any fact, circumstance, event, change, effect or occurrence since June 30, 2006 that has or would be reasonably likely to have a material adverse effect on the business, results of operation or financial condition of Elk and its subsidiaries, taken as a whole, but, in any case, shall not include facts, circumstances, events, changes, effects or occurrences (a) generally affecting the industries in which Elk and its subsidiaries operate (including general pricing changes), or the economy or the financial or securities markets in the United States or elsewhere in the world (including any regulatory and political conditions or developments, or any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism), except to the extent any fact, circumstance, event, change, effect or occurrence that, relative to other industry participants, disproportionately impacts the assets, properties, business, results of operation or financial condition of Elk and its subsidiaries, taken as a whole, (b) resulting from the announcement of (i) the proposal of the Acquisition or (ii) the Transaction or (c) resulting from any litigation related to the proposed Acquisition or the Transaction and provided that any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period shall not, in and of itself, constitute a Material Adverse Effect.

        To induce the Committing Parties to issue this letter (together with the Term Sheet, this "Commitment Letter") and to proceed with the documentation of the Senior Secured Financing, you hereby agree that all fees and expenses (including the reasonable fees and expenses of counsel and consultants) of the Committing Parties and their respective affiliates arising in connection with this Commitment Letter and in connection with the Transaction and other transactions described herein (including in connection with our due diligence and syndication efforts) shall be for your account, whether or not the Transaction is consummated or the Senior Secured Financing is made available or the Operative Documents are executed. You further agree to indemnify and hold harmless the Administrative Agent, each Lead Arranger, and each other agent or co agent (if any) designated by the Committing Parties with respect to the Senior Secured Financing (each, an "Agent"), each Lender (including in any event each Initial Lenders) and their respective affiliates and each director, officer, employee, representative and agent thereof (each, an "Indemnified Person") from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted against or involve any Agent, any Lender or any other such Indemnified Person as a result of or arising out of or in any way related to or resulting from the Transaction or this Commitment Letter and, upon demand, to pay and reimburse each Agent, each Lender and each other Indemnified Person for any reasonable legal or other out of pocket expenses paid or incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not any Agent, any Lender or any other such Indemnified Person is a party to any action or proceeding out of which any such expenses arise); provided, however, that you shall not have to indemnify any Indemnified Person against any loss, claim, damage, expense or liability to the extent same resulted from the gross negligence or willful misconduct of the respective Indemnified Person (as determined in a proceeding of a court of competent jurisdiction). Neither the Committing Parties nor any other Indemnified Person shall be responsible or liable to you or any other person or entity for (x) any determination made by it pursuant to this Commitment Letter in the absence of gross negligence or willful misconduct on the part of such person or entity (as determined in a proceeding of

4

a court of competent jurisdiction), (y) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems or (z) any indirect, special, incidental, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) which may be alleged as a result of this Commitment Letter or the financing contemplated hereby.

        Each Lead Arranger reserves the right to employ the services of its affiliates (including, in the case of DB, Deutsche Bank AG) in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to its affiliates certain fees payable to such Lead Arranger in such manner as such Lead Arranger and its affiliates may agree in their sole discretion. You also agree that the Initial Lenders may at any time and from time to time assign all or any portion of their respective commitments hereunder to one or more of their respective affiliates. You further acknowledge that (i) the Committing Parties may share with any of their respective affiliates, and such affiliates may share with the applicable Committing Party, any information related to the Transaction, you and Elk (and your respective subsidiaries and affiliates), or any of the matters contemplated hereby and (ii) the Committing Parties and their respective affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you or Elk may have conflicting interests regarding the transactions described herein and otherwise. Each Committing Party agrees to treat, and cause any such affiliate to treat, all non public information provided to it by you or on your behalf as confidential information in accordance with customary banking industry practices.

        Except as otherwise agreed in writing between us, you agree that this Commitment Letter is for your confidential use only and that, unless the Lead Arrangers have otherwise consented, neither its existence nor the terms hereof will be disclosed by you to any person or entity other than your officers, directors, employees, accountants, attorneys and other advisors, and then only on a "need to know" basis in connection with the transactions contemplated hereby and on a confidential basis. Notwithstanding the foregoing, following your acceptance of the provisions hereof and your return of an executed counterpart of this Commitment Letter and the Fee Letter to us as provided below, (i) you shall be permitted to furnish a copy of this Commitment Letter (but not the Fee Letter) to Elk and its advisors in connection with the proposed Acquisition, (ii) you may make public disclosure of the existence and amount of the commitments hereunder and of the identity of the Administrative Agent and the Lead Arrangers, (iii) you may file a copy of this Commitment Letter (but not the Fee Letter) in any public record in which it is required by law to be filed and (iv) you may make such other public disclosure of the terms and conditions hereof as, and to the extent, you believe in good faith, after consulting with counsel, is required by law or in connection with complying with a court order. If this Commitment Letter is not accepted by you as provided below, please immediately return this Commitment Letter (and any copies hereof) to the undersigned.

        You hereby represent and acknowledge that, to the best of your knowledge, neither the Committing Parties, nor any employees or agents of, or other persons affiliated with, the Committing Parties, have directly or indirectly made or provided any statement (oral or written) to you or to any of your employees or agents, or other persons affiliated with or related to you (or, so far as you are aware, to any other person), as to the potential tax consequences of the Transaction.

        The provisions of the four immediately preceding paragraphs shall survive any termination of this Commitment Letter.

        In order to comply with the USA PATRIOT Act, DB must obtain, verify and record information that sufficiently identifies each entity (or individual) that enters into a business relationship with the Committing Parties. As a result, in addition to your corporate name and address, DB will obtain your corporate tax identification number and certain other information. DB may also request relevant corporate resolutions and other identifying documents.

5

        This Commitment Letter and the Fee Letter (and your rights and obligations hereunder and thereunder) shall not be assignable by you to any person or entity without the prior written consent of the Committing Parties (and any purported assignment without such consent shall be null and void). This Commitment Letter and the Fee Letter may not be amended or modified, or any provision hereof and thereof waived, except by an instrument in writing signed by you and the Committing Parties. Each of this Commitment Letter and the Fee Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter or the Fee Letter by facsimile (or other electronic) transmission shall be effective as delivery of a manually executed counterpart hereof or thereof, as the case may be. This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the law of the State of New York. This Commitment Letter and the Fee Letter set forth the entire agreement among the parties hereto as to the matters set forth herein. This Commitment Letter and the Fee Letter shall become effective upon your entry into a merger agreement with Elk and upon such effectiveness shall supersede all prior communications, written or oral, with respect to the matters herein. This Commitment Letter (including Exhibit A) sets forth the material terms of the definitive financing agreements. Matters that are not covered or made clear herein shall be in substantially the same form and substance as the Existing Loan Documents (as defined in Exhibit A) to the extent applicable. This Commitment Letter and the Fee Letter are intended to be solely for the benefit of the parties hereto and thereto and are not intended to confer any benefits upon, or create any rights in favor of, any person or entity other than the parties hereto or thereto (and indemnified persons) and may not be relied upon by any person or entity other than you. Neither this Commitment Letter nor the Fee Letter are intended to create a fiduciary relationship among the parties hereto or thereto.

        Each of the parties hereto hereby waives any right to trial by jury with respect to any claim, action, suit or proceeding arising out of or contemplated by this Commitment Letter or the Fee Letter. You hereby submit to the non exclusive jurisdiction of the federal and New York state courts located in the county of New York in connection with any dispute related to this Commitment Letter, the Fee Letter or any matter contemplated hereby or thereby.

        The Committing Parties' commitments and other obligations with respect to the Senior Secured Financing as set forth above will terminate on the first to occur of (i) the date the Operative Documents become effective, (ii) June 30, 2007 or (iii) the date on which you have informed the Lead Arrangers that you have decided not to proceed with the Transaction.

*    *    *

6

        If you are in agreement with the foregoing, please sign and return to DB the enclosed copy of this Commitment Letter, together with a copy of the enclosed Fee Letter, no later than 5:00 p.m., New York time, on January 31, 2007. Unless this Commitment Letter and the Fee Letter are signed and returned by the time and date provided in the immediately preceding sentence, this Commitment Letter shall terminate at such time and date.

Very truly yours,
DEUTSCHE BANK AG NEW YORK BRANCH
By:	/s/ ALBERT FISCHETTI Name: Albert Fischetti Title: Director
By:	/s/ STEPHEN CAYER Name: Stephen Cayer Title: Director
DEUTSCHE BANK SECURITIES INC.
By:	/s/ STEPHEN P. CUNNINGHAM Name: Stephen P. Cunningham Title: Managing Director
By:	/s/ EDWIN ROLAND Name: Edwin Roland Title: Managing Director

BMCA Senior Secured Financing Commitment Letter

BEAR, STEARNS & CO. INC.
By:	/s/ LAWRENCE B. ALLETTO Name: Lawrence B. Alletto Title: Senior Managing Director
BEAR STEARNS CORPORATE LENDING INC.
By:	/s/ LAWRENCE B. ALLETTO Name: Lawrence B. Alletto Title: Vice President

BMCA Senior Secured Financing Commitment Letter

JPMORGAN CHASE BANK, N.A.
By:	/s/ TERI STREUSAND Name: Teri Streusand Title: Vice President
J.P. MORGAN SECURITIES INC.
By:	/s/ JOHN M. MCKENNA Name: John M. McKenna Title: Executive Director

BMCA Senior Secured Financing Commitment Letter

Agreed to and Accepted this 26th day of January, 2007:
BUILDING MATERIALS CORPORATION OF AMERICA
By:	/s/ JOHN M. MAITNER Name: John M. Maitner Title: Vice President and Treasurer
BMCA ACQUISITION INC.
By:	/s/ JOHN M. MAITNER Name: John M. Maitner Title: Vice President and Treasurer
BMCA ACQUISITION SUB INC.
By:	/s/ JOHN M. MAITNER Name: John M. Maitner Title: Vice President and Treasurer

BMCA Senior Secured Financing Commitment Letter

Exhibit A

SUMMARY OF CERTAIN TERMS OF CREDIT FACILITIES

        Unless otherwise defined herein, capitalized terms used herein and defined in the letter agreement to which this Exhibit A is attached (the "Commitment Letter") are used herein as therein defined.

I.    Description of Credit Facilities

Borrower:	Building Materials Corporation of America ("BMCA"), BMCA Acquisition Inc., BMCA Acquisition Sub Inc. and certain other subsidiaries of BMCA as shall be mutually agreed (collectively the "Borrower").
Total Credit Facilities:	$1,575 million.
Credit Facilities:	1.	Term loan facility in an aggregate principal amount of up to $975 million (the "Term Loan Facility").
	2.	Revolving credit facility in an aggregate principal amount of $600 million (the "Revolving Credit Facility" and, together with the Term Loan Facility, the "Credit Facilities").
	3.	The Borrower may elect at or prior to the Merger to increase the Revolving Credit Facility by up to $100 million provided that the Term Loan Facility is reduced by an equal amount.

        A.    Term Loan Facility

Use of Proceeds:	The loans made pursuant to the Term Loan Facility (the "Term Loans") may only be incurred in two tranches, with the initial tranche ("Tranche I") on the Closing Date and the second tranche ("Tranche II") on the date of the Merger. The proceeds thereof shall be utilized solely to finance, in part, the Tender Offer, the Merger and the Refinancing and to pay the fees and expenses incurred in connection with the Transaction. The aggregate principal amount of Tranche I shall not be less than 50% of the aggregate principal amount of the Term Loan Facility. Notwithstanding anything to the contrary contained herein, the Borrower may from time to time after the Closing Date and prior to the date of the Merger draw additional Term Loans in order to (i) fund purchases of Company Stock or (ii) repay amounts drawn under the Revolving Credit Facility used to fund purchases of Company Stock, provided, however, that such additional Term Loans must be at least $50 million.
Maturity:	The final maturity date of the Term Loan Facility shall be 7 years from the Closing Date (the "Term Loan Maturity Date").
Amortizations:
Annual amortization (payable in 4 equal quarterly installments) of the Term Loans shall be required in an amount equal to one percent of the initial aggregate principal amount of the Term Loans with the remaining aggregate principal amount payable on the Term Loan Maturity Date.
Availability:
Tranche I may only be incurred on the Closing Date. Tranche II may only be incurred on the date of the Merger, which will not be later than the later of (x) four months after the Closing Date and (y) June 30, 2007 (such later date being the "Tranche II Final Funding Date"). No amount of Term Loans once repaid may be reborrowed.

Security:
All amounts owing under the Term Loan Facility (and all obligations under the related Guaranties) will be secured by (x) a first priority perfected security interest in all stock, other equity interests and promissory notes owned by the Borrower and the Guarantors (which shall include the Company Stock acquired in the Tender Offer and acquired from HIA), provided, however, that not more than 65% of the total outstanding voting stock of any "controlled foreign corporation" shall be required to be pledged if the pledging thereof would give rise to material adverse tax consequences to the Borrower (as reasonably determined by the Borrower), and all other tangible and intangible assets (including, without limitation, equipment, contract rights, securities, securities accounts, patents, trademarks, other intellectual property and real estate) owned by the Borrower and the Guarantors, subject (in each case) to the same exceptions as provided under the Loan Documents (as such term is defined in the Amended and Restated Credit Agreement dated as of September 28, 2006, among BMCA, Citigroup USA, Inc., as administrative agent, and the other parties thereto (the "Existing Credit Agreement"; such Loan Documents, the "Existing Loan Documents") and additional exceptions as may be mutually agreed, but excluding the collateral for the Revolving Credit Facility and (y) a second priority perfected security interest in the collateral for the Revolving Credit Facility (the "Term Loan Collateral").

All documentation evidencing the security required pursuant to the immediately preceding paragraph shall be in form and substance the same as provided under the Existing Loan Documents, with the same exceptions as provided by the Existing Loan Documents and such additional exceptions as may be mutually agreed.
The Term Loan Collateral will secure equally and ratably the 2014 Notes and any untendered 8% Notes due 2007 and 2008 of BMCA.
Commitment Fee:
A per annum commitment fee in an amount to be determined (it is expected to be 50 basis points or as mutually agreed) on the undrawn portion of the commitment of each Lender under the Term Loan Facility, will commence accruing on the Closing Date and be payable quarterly in arrears and on the date of the Merger.

Covenants:
(i) Substantially the same covenants as in the Existing Credit Agreement and (ii) as long as any obligations under the Term Loan Facility shall be outstanding, (x) a maximum total leverage ratio (i.e., funded indebtedness to adjusted EBITDA (to be defined in a manner as may be mutually agreed) on a pro forma basis after giving effect to the Transaction, (y) a minimum interest coverage ratio (i.e., adjusted EBITDA to all interest and other fees and expenses treated as interest under GAAP) on a pro forma basis after giving effect to the Transaction, and (z) a maximum capital expenditure limitation, in each case of (x), (y) and (z) at levels as may be mutually agreed with at least 25% cushion from the Borrower's projections, and in each case of (i) and (ii) above, such exceptions and baskets as are customary for term loan financings as may be mutually agreed and, where applicable, substantially the same as those in the Existing Credit Agreement and additional exceptions and increased baskets as may be mutually agreed (including that junior liens securing the Senior Secured Notes or the bridge financing shall be permitted), and except that the operational covenants will not be applicable to Elk and its subsidiaries until the Merger and there will be an affirmative covenant to require that if the Merger does not occur by the Tranche II Final Funding Date, the Borrower shall sell, or cause to be sold, the shares of Elk acquired in the tender offer no later than a date six months following the Tranche II Final Funding Date and with the proceeds thereof to be applied to repay the Term Loans.

        B.    Revolving Credit Facility

Use of Proceeds:	The proceeds of loans under the Revolving Credit Facility (the "Revolving Loans") shall be utilized for working capital, capital expenditures and general corporate purposes, provided that not more than $150 million plus such amount, if any, by which the Revolving Credit Facility is so increased at or prior to the Merger (plus seasonal working capital requirements and excluding for this purpose any reductions in availability for outstanding letters of credit) or such greater amount as may be mutually agreed of the proceeds of the Revolving Credit Facility may be utilized to pay amounts owing to effect the Transaction or to pay any fees and expenses incurred in connection with the Transaction.
Maturity:	The final maturity date of the Revolving Credit Facility shall be 5 years from the Closing Date (the "Revolving Loan Maturity Date").
Availability:
Revolving Loans may be borrowed, repaid and reborrowed on and after the Closing Date and prior to the Revolving Loan Maturity Date in accordance with the terms of the Operative Documents (which terms will be substantially the same as the terms of the Existing Credit Agreement).

Letters of Credit:
Up to $150 million of the Revolving Credit Facility will be available for the issuance of stand by and trade letters of credit ("Letters of Credit") to support obligations of the Borrower and its subsidiaries on terms substantially the same as those contained in the Existing Credit Agreement. Maturities for Letters of Credit will not exceed twelve months in the case of standby Letters of Credit or 180 days in the case of trade Letters of Credit, renewable annually thereafter in the case of standby Letters or Credit and, in any event, shall not extend beyond the 30th business day prior to the Revolving Loan Maturity Date unless cash collateralized.
Borrowing Base:
Substantially the same as under the Existing Credit Agreement with respect to Eligible Receivables, Eligible Inventory and Eligible Precious Metals (each such term as defined in the Existing Credit Agreement); provided, however, that any Eligible Receivables, Eligible Inventory and Eligible Precious Metals of Elk and its subsidiaries shall be included in the Borrowing Base only after the Merger and the Lead Arrangers having received a reasonably satisfactory field examination and inventory appraisal with respect to such assets.
Security:
All amounts owing under the Revolving Credit Facility and (if applicable) the secured hedging agreements and cash management liabilities (and obligations under the related Guaranties) will be secured by a first priority perfected security interest in all receivables, inventory, platinum and rhodium, deposit accounts and other current assets of the Borrower and the Guarantors and proceeds thereof (the "Revolving Credit Collateral" and together with the Term Loan Collateral, the "Collateral").

All documentation evidencing the security required pursuant to the immediately preceding paragraph shall be in substantially the same form and substance as provided under the Existing Loan Documents, with the same exceptions as provided by the Existing Loan Documents and such additional exceptions as may be mutually agreed.
Optional Commitment Reductions:	Same as provided in the Existing Credit Agreement.
Cash Dominion:
A person to be appointed as the collateral agent for the secured parties will be granted cash dominion only if Available Liquidity (as defined in the Existing Credit Agreement) is below 10% of the Revolving Credit Facility or during the continuance of an Event of Default (to be defined in a manner consistent with such definition in the Existing Credit Agreement).
Commitment Fee:
A commitment fee, at a per annum rate of 0.30%, on the daily undrawn portion of the commitments of each Lender under the Revolving Credit Facility, will commence accruing on the Closing Date and will be payable quarterly in arrears, and will be subject to a leverage-based or utilization-based pricing grid.

Letter of Credit Fees:
A letter of credit fee equal to the Applicable Margin for Revolving Loans maintained as Eurodollar Loans on the outstanding stated amount of Letters of Credit (the "Letter of Credit Fee") to be shared proportionately by the Lenders under the Revolving Credit Facility in accordance with their participation in the respective Letter of Credit, and a facing fee of 1/4 of 1% per annum (but in no event less than $500 per annum for each Letter of Credit) (the "Facing Fee") to be paid to the issuer of each Letter of Credit for its own account, in each case calculated on the aggregate stated amount of all Letters of Credit for the stated duration thereof. Letter of Credit Fees and Facing Fees shall be payable quarterly in arrears. In addition, the issuer of a Letter of Credit will be paid its customary administrative charges in connection with Letters of Credit issued by it.
Covenants:
Substantially the same covenants as in the Existing Credit Agreement (with substantially the same exceptions and baskets as in the Existing Credit Agreement and additional exceptions and increased baskets as may be mutually agreed), including, without limitation, a minimum interest coverage ratio and a maximum capital expenditure limitation, in each case applicable only if Available Liquidity is below a level as may be mutually agreed, and junior liens securing the Senior Secured Notes or the bridge financing shall be permitted and except that the operational covenants will not be applicable to Elk and its subsidiaries until the Merger.

II.    Terms Applicable to All Credit Facilities

Administrative Agent:	DBNY (in such capacity, the "Administrative Agent").
Joint Lead Arrangers and Joint Book Running Managers:	DBSI, Bear Stearns and JPMorgan (in such capacity, the "Lead Arrangers").
Lenders:	DBNY, BSCL and JPMCB and/or a syndicate of lenders arranged by the Lead Arrangers (the "Lenders").
Guaranties:
Each direct and indirect non-borrower domestic subsidiary of BMCA (each, a "Guarantor" and, collectively, the "Guarantors") shall be required to provide an unconditional guaranty of all amounts owing under the Senior Secured Financing (the "Guaranties"), provided that Elk (and its subsidiaries) will not be required to be Guarantors until the consummation of the Merger. Such Guaranties shall be in substantially the same form and substance as provided by the Existing Loan Documents.

Intercreditor Agreement:
The Administrative Agent for each of the Term Loan Facility and the Revolving Credit Facility will enter into an Intercreditor Agreement to reflect the relative priority of the security interests in the Collateral and the related creditor's rights. The intercreditor agreement will contain, among other things, customary agreements between the holders of the obligations under the Revolving Credit Facility, the Term Loan Facility, the 2014 Notes and any untendered 8% Notes due 2007 and 2008 (which will be equally and ratably secured with the 2014 Notes) with respect to (a) the subordination of liens, (b) rights to control the enforcement of remedies with respect to the respective Collateral, including standstill periods and release of Collateral, (c) the agreement to hold in trust and turn over to the creditors holding a senior lien in the respective Collateral any proceeds received from such Collateral and (d) agreement not to oppose certain uses of cash collateral or DIP financings.
Incremental Facility:
The Borrower shall be entitled, on one or more occasions, to obtain additional commitments to make and incur loans under the Term Loan Facility or the Revolving Credit Facility in an aggregate principal amount of up to $250 million, subject to substantially the same terms and conditions as provided in the Existing Credit Agreement.
Voluntary Prepayments:	Substantially the same as in the Existing Credit Agreement.
Mandatory Repayments and Commitment Reductions:

Mandatory repayments of Term Loans shall be required from (a) 100% of the proceeds (net of taxes and costs and expenses in connection with the sale) from non-ordinary-course sales of assets which constitute Collateral which is subject to a first lien to secure the Term Loans (other than certain assets as may be mutually agreed and subject to reinvestment exceptions as may be mutually agreed), (b) 100% of the net proceeds from issuances of debt (with customary and additional exceptions as may be mutually agreed, including in any event of any refinancing of any bridge financing in respect of the Senior Secured Notes with an issuance of permanent Senior Secured Notes), and (c) 100% of the net proceeds from insurance recovery and condemnation events of the Borrower and its subsidiaries (subject to certain reinvestment rights as may be mutually agreed).

All mandatory repayments of Term Loans shall apply to reduce future scheduled amortization payments of the Term Loans being repaid pro rata based upon the then remaining amounts of such payments. To the extent the amount of any mandatory repayment which would otherwise be required as provided above exceeds the aggregate principal amount of Term Loans then outstanding, such excess shall apply to repay advances (but not reduce the commitment) under the Revolving Credit Facility. In addition, (i) if at any time the outstandings pursuant to the Revolving Credit Facility (including Letter of Credit outstandings) exceed the lesser of (x) aggregate commitments with respect thereto or (y) the Borrowing Base, prepayments of Revolving Loans (and/or the cash collateralization of Letters of Credit) shall be required in an amount equal to such excess, and (ii) after giving effect to the consummation of the Merger, all unutilized commitments under the Term Loan Facility (if any) shall be terminated in their entirety, and (iv) 100% of proceeds (net of taxes and costs and expenses in connection with the sale) from non-ordinary-course sales of assets which constitute Collateral which is subject to a first lien to secure the Revolving Loans shall be applied to repay advances (but not reduce the Commitment) under the Revolving Credit Facility.
Interest Rates:
At the Borrower's option, Loans may be maintained from time to time as (x) Base Rate Loans, which shall bear interest at the Base Rate in effect from time to time plus the Applicable Margin (as defined below) or (y) Eurodollar Loans, which shall bear interest at the Eurodollar Rate (adjusted for maximum reserves) as determined by the Administrative Agent for the respective interest period plus the Applicable Margin; provided, however, that until the earlier to occur of (i) the 60th day following the Closing Date or (ii) the date upon which the Lead Arrangers shall determine in its sole discretion that the primary syndication of the Credit Facilities has been completed, Eurodollar Loans shall not be permitted to be incurred/Eurodollar Loans shall be restricted to a single one month interest period at all times, with the first such interest period to begin not sooner than 3 business days (nor later than 5 business days) after the Closing Date and with any subsequent interest periods to begin on the last day of the prior one month interest period theretofore in effect.

"Applicable Margin" shall mean a percentage per annum equal to (w) in the case of Term Loans (A) maintained as Base Rate Loans, 1.75%, and (B) maintained as Eurodollar Loans, 2.75%; and (x) in the case of Revolving Loans (A) maintained as Base Rate Loans, 0.50%, and (B) maintained as Eurodollar Loans, 1.50%; provided, however, that the Applicable Margin for Revolving Loans shall be subject to a leverage based pricing grid.

"Base Rate" shall mean the higher of (x) the rate that the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, and (y) 1/2 of 1% in excess of the overnight federal funds rate.

Interest periods of 1, 2, 3 and 6 months or, to the extent agreed to by all respective Lenders with commitments and/or Loans under a given tranche of the Credit Facilities, 9 or 12 months, shall be available in the case of Eurodollar Loans.

The Credit Facilities shall include customary protective provisions for such matters as defaulting banks, capital adequacy, increased costs, reserves, funding losses, illegality and withholding taxes. The Borrower shall have the right to replace any Lender that (i) charges a material amount in excess of that being charged by the other respective Lenders with respect to contingencies described in the immediately preceding sentence or (ii) refuses to consent to certain amendments or waivers of the respective Senior Secured Financing which expressly require the consent of such Lender and which have been approved by the respective Required Lenders.

Interest in respect of Base Rate Loans shall be payable quarterly in arrears on the last business day of each calendar quarter. Interest in respect of Eurodollar Loans shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months. Interest will also be payable at the time of repayment of any Loans and at maturity. All interest on Base Rate Loans, Eurodollar Loans and commitment fees and any other fees shall be based on a 360 day year and actual days elapsed (or, in the case of Base Rate Loans determined by reference to the prime lending rate, a 365/366 day year and actual days elapsed).
Default Interest:
Overdue principal, interest and other amounts shall bear interest at a rate per annum equal to the greater of (i) the rate which is 2% in excess of the rate otherwise applicable to Base Rate Loans of the respective tranche under the Senior Secured Financing from time to time and (ii) the rate which is 2% in excess of the rate then borne by such borrowings. Such interest shall be payable on demand.
Agent/Lender Fees:	The Administrative Agent, the Lead Arrangers and the Lenders shall receive such fees as have been separately agreed upon.

Assignments and Participations:
The Borrower may not assign its rights or obligations under the Senior Secured Financing. Any Lender may assign, and may sell participations in, its rights and obligations under the Senior Secured Financing, subject (x) in the case of participations, to customary restrictions on the voting rights of the participants and (y) in the case of assignments, to such limitations as may be established by the Administrative Agent (including (i) a minimum assignment amount as may be mutually agreed (or, if less, the entire amount of such assignor's commitments and outstanding Loans at such time), (ii) an assignment fee in the amount of $3,500 to be paid by the respective assignor or assignee to the Administrative Agent and (iii) the receipt of the consent of the Administrative Agent (not to be unreasonably withheld or delayed)). The Senior Secured Financing shall provide for a mechanism which will allow for each assignee to become a direct signatory to the Senior Secured Financing and will relieve the assigning Lender of its obligations with respect to the assigned portion of its commitment. Except during the continuance of a Default, the consent of the Borrower will be required for an assignment, which consent will not be unreasonably withheld.

Waivers and Amendments:
Amendments and waivers of the provisions of the loan documentation will require the approval of Lenders holding commitments and/or outstandings (as appropriate) representing more than 50% of the aggregate commitments and outstandings under the Term Loan Facility or the Revolving Credit Facility, as the case may be (the "Required Lenders"), except that (a) the consent of each Lender affected thereby will be required with respect to (i) increases in commitment amounts, (ii) reductions of principal, interest or fees and (iii) extensions of final scheduled maturities or times for payment of interest or fees, (b) the consent of all of the Lenders shall be required with respect to releases of all or substantially all of the respective Collateral, and (c) the approval of Lenders holding commitments representing more than 66 2/3% of the aggregate commitments under the Revolving Credit Facility will be required with respect to any changes to the Borrowing Base (or the definitions therein) which would result in an increase in availability thereunder; provided, however, that if any of the matters described in clause (a) or (b) above is agreed to by the Required Lenders, the Borrower shall have the right to either (x) substitute any non consenting Lender by having its Loans and commitments assigned, at par, to one or more other institutions, subject to the assignment provisions described above, or (y) with the consent of the Required Lenders, terminate the commitment of any non consenting Lender, subject to repayment in full of all obligations of the Borrower owed to such Lender relating to the Loans and participations held by such Lender.
Documentation; Governing Law:
The Lenders' commitments for the Senior Secured Financing will be subject to the negotiation, execution and delivery of definitive financing agreements (and related security documentation, guaranties, etc.) consistent with the terms of this Term Sheet, in each case prepared by Shearman & Sterling LLP as counsel to the Administrative Agent, and reasonably satisfactory to the Administrative Agent and the Lenders (including, without limitation, as to the terms, conditions, representations, covenants and events of default contained therein); provided, however, that except as expressly provided herein, such definitive financing agreements will be in substantially the same form and substance as the Existing Loan Documents. All documentation shall be governed by the internal law of the State of New York (except security documentation that should be governed by local law).

Conditions Precedent:
A.	To Tranche I and the Initial Loans under the Revolving Credit Facility
1.
Except for the funding of the Credit Facilities, the Tender Offer shall have been consummated (or will be concurrently consummated) in accordance in all material respects with the documentation therefor after giving effect to any waivers or amendments to such documentation that (a) are not materially adverse to the interests of the Lenders, or (b) to which the Lead Arrangers have given their consent, such consent not to be unreasonably withheld, conditioned or delayed.
2.
BMCA shall have accepted for payment and paid for all of (i) its 8% Senior Notes due 2007 and (ii) its 8% Senior Notes due 2008 tendered on the date hereof pursuant to the Offer to Purchase and Consent Solicitation Statement dated December 20, 2006, which shall be not less than a majority of each series of notes and the supplemental indentures with respect thereto shall have become effective. In addition, the Existing Credit Agreement shall have been terminated and all liens thereunder released.
3.
The Borrower shall have received gross cash proceeds of at least $325 million (calculated before underwriting fees) from the issuance of the Senior Secured Notes (or the bridge loan) and shall have used all such cash proceeds to make payments owing in connection with the Transaction before utilizing any proceeds of Loans for such purpose.
4.
After giving effect to the consummation of the Tender Offer, BMCA and its subsidiaries (other than Elk and its subsidiaries) shall have no outstanding indebtedness or material contingent liabilities, except for indebtedness incurred pursuant to the (i) Senior Secured Notes (or the Bridge Loans), (ii) the Senior Secured Financing, (iii) the 2014 Notes, (iv) such other existing indebtedness and contingent liabilities permitted under the Existing Credit Agreement and (v) such additional indebtedness and contingent liabilities as shall be permitted by the Operative Documents (the "Existing Indebtedness").
5.
All costs, fees, expenses (including, without limitation, legal fees and expenses) and other compensation contemplated hereby, payable to the Lead Arrangers and the Lenders or otherwise payable in respect of the Transaction shall have been paid to the extent due.

6.
The Guaranties shall have been executed and be in full force and effect and all Security Agreements, documents and instruments required to perfect the respective Agent's security interest in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing, and none of the Collateral shall be subject to any other pledges, security interest or mortgages, except for liens permitted under the Operative Documents; provided, however that with respect to any Collateral (other than the pledge and perfection of the security interests in the capital stock of subsidiaries held by the Borrower and the Guarantors and other assets pursuant to which a lien may be perfected by filing of a financing statement under the Uniform Commercial Code (a "UCC Financing Statement")), the security interest in which may not be perfected by filing of a UCC Financing Statement, if the perfection of Agent's security interest in such Collateral may not be accomplished prior to the Closing Date without undue burden or expense and without the taking of any action that goes beyond commercial reasonableness, then the delivery of documents and instruments for perfection of such security interests shall not constitute a condition precedent to the initial borrowings under the Credit Facilities, if the Borrower agrees to deliver or cause to he delivered such documents and instruments, and take or cause to he taken such other actions as may be required to perfect such security interests within a mutually agreed period of time after the Closing Date.
7.
The respective Lenders shall have received (x) customary legal opinions from counsel (including, without limitation, New York counsel) reasonably acceptable to the Administrative Agent and (y) a solvency certificate, in the same form and substance as provided under the Existing Credit Agreement, from the chief financial officer of BMCA.
8.	BMCA shall use its reasonable efforts to obtain ratings (of any level) for the Senior Secured Financing from Standard & Poor's Ratings Services and Moody's Investors Services, Inc.
B.	To Tranche II:
1.
Except for the funding of Tranche II, the Merger shall have been consummated (or will be concurrently consummated) in accordance in all material respects with the documentation therefor (including any proxy statement) after giving effect to any waivers or amendments to such documentation that (a) are not materially adverse to the interests of the Lenders, or (b) to which the Lead Arrangers have given their consent, such consent not to be unreasonably withheld, conditioned or delayed.
2.
After giving effect to the consummation of the Merger, Elk and its subsidiaries shall have no outstanding indebtedness or arrangements satisfactory to the Lead Arrangers shall have been made for repayment of such indebtedness except as permitted by the documentation for the Operative Documents.
3.
All costs, fees, expenses (including, without limitation, legal fees and expenses) and other compensation contemplated hereby, payable to the Lead Arrangers and the Lenders or otherwise payable in respect of the Merger shall have been paid to the extent due.

C.	To All Loans and Letters of Credit:
1.
All representations and warranties shall be true and correct in all material respects on and as of the date of each borrowing of a Loan and each issuance of a Letter of Credit (although any representations and warranties which expressly relate to a given date or period shall be required to be true and correct in all material respects as of the respective date or for the respective period, as the case may be), before and after giving effect to such borrowing or issuance and to the application of the proceeds therefrom, as though made on and as of such date provided, however, that, (i) notwithstanding anything in this Commitment Letter, the Fee Letter, the Operative Documents or any other letter agreement or other undertaking concerning the financing of the Transaction to the contrary, the only representations in respect of Elk or any of its subsidiaries, the making of which shall be a condition to availability of Revolving Loans for the purpose of purchasing Company Stock pursuant to the Acquisition, or the availability of Tranche I or Tranche II (or any other Term Loans prior to the date of the Merger) shall be (A) such of the representations made by Elk in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that BMCA has the right to terminate its obligations under the Merger Agreement as a result of a breach of such representations in the Merger Agreement (determined without regard to whether any notice is required to be delivered by BMCA) and (B) the Specified Representations (as defined below) and (ii) with respect to the availability of Revolving Loans, the purpose of which are not to purchase Company Stock, all representations and warranties contained in the Operative Documents in respect of Elk or any of its subsidiaries prior to the Merger shall be true and correct in all material respects to the best of BMCA's knowledge. For purposes hereof, "Specified Representations" means the representations and warranties set forth this Commitment Letter relating to corporate power and authority, the execution, delivery, and enforceability of the Operative Documents, Federal Reserve margin regulations, the Investment Company Act and status of the Credit Facilities as senior debt.
2.
No Default under the Credit Facilities or event which with the giving of notice or lapse of time or both would be a Default under the Credit Facilities (except, in the case of Tranche I, Tranche II and Revolving Loans which are used to purchase Company Stock, (or any other Term Loans prior to the date of the Merger), with respect to a breach of representations that are not conditions to funding of such loans), shall have occurred and be continuing, or would result from any borrowing of a Loan or issuance of a Letter of Credit.
Representations and Warranties:	Substantially the same as in the Existing Loan Documents.
Events of Default:	Substantially the same as in the Existing Loan Documents.
Indemnification:	Substantially the same as in the Existing Loan Documents.

DEUTSCHE BANK AG CAYMAN ISLAND BRANCH 60 Wall Street New York, NY 10005	BEAR STEARNS CORPORATE LENDING INC. 383 Madison Avenue New York, NY 10179	JPMORGAN CHASE BANK, N.A. 270 Park Avenue New York, NY 10017

January 26, 2007

Building Materials Corporation of America,
BMCA Acquisition Inc. and
BMCA Acquisition Sub Inc.
1361 Alps Road
Wayne, New Jersey 07470

Attention: John Maitner

Re: Bridge Commitment Letter

Ladies and Gentlemen:

        We understand that BMCA Acquisition Sub Inc. (the "Purchaser"), a direct wholly-owned subsidiary of BMCA Acquisition Inc. and an indirect wholly-owned subsidiary of Building Materials Corporation of America ("BMCA") intends to offer to acquire through a tender offer (the "Tender Offer") for up to $43.50 in cash per share all of the outstanding shares (and associated Series A Participating Preference Stock Rights) of the common stock, $1.00 par value (the "Company Stock"), of ElkCorp, a Delaware corporation ("Elk"), but in any event not less than sufficient shares of Company Stock to enable the Purchaser—voting without any other shareholders of Elk, (other than Heyman Investment Associates Limited Partnership ("HIA") which has agreed to sell to you at its cost its shares of Elk) to approve a merger of the Purchaser with Elk, and that as soon a practicable after the closing of the Tender Offer (the "Closing Date"), the Purchaser will consummate a merger with Elk (the "Merger" and, together with the Tender Offer, the "Acquisition"). We further understand that the funding requirements for the Acquisition (including related fees and expenses) and the refinancing and/or redemption (the "Refinancing") of certain of the outstanding indebtedness of BMCA and Elk, together with ongoing working capital needs, will be met from the proceeds of (i) a term loan facility (the "Term Loan Facility") of up to $975 million to be drawn in two tranches, the first on the Closing Date and the second on the closing of the Merger, (ii) a revolving credit facility (the "Revolving Credit Facility" and, together with the Term Loan Facility, the "Bank Financing") of up to $600 million (of which up to $150 million (plus seasonal working capital requirement and excluding for this purpose any reductions in availability for outstanding letters of credit) or such greater amount as may be mutually agreed with the lenders providing the Bank Financing will be drawn on the Closing Date), and (iii) either the Bridge Loan (as defined below) or the issuance and sale of the Debt Securities (as defined below). The Acquisition, the Refinancing, the Bank Financing, the Bridge Loan and the issuance and sale of the Debt Securities are herein collectively referred to as the "Transaction".1

1
We also understand that, in accordance with the terms of the Bank Financing, you may elect, at or price to the Merger, to increase the Revolving Credit Facility by up to $100 million provided that the Term Loan Facility is reduced by an equal amount.

        In connection with the Transaction, you have engaged one or more investment banks satisfactory to the Lenders (the "Take Out Banks") to sell or place senior secured debt securities (the "Debt Securities").

        You have requested that Deutsche Bank AG Cayman Islands Branch ("DB Cayman"), Bear Stearns Corporate Lending Inc. ("BSCL") and JPMorgan Chase Bank, N.A. ("JPMCB" and together with DB Cayman and BSCL, collectively, the "Lenders") commit to provide funds in the aggregate amount of up to $325 million in the form of a senior secured bridge loan to be made available as described in Section 1 hereof (the "Bridge Loan").

        Section 1.    Bridge Loan.    Subject to the terms and conditions hereof and in the Summary Term Sheet attached hereto as Exhibit A (the "Term Sheet" and together with this letter, collectively, the "Bridge Commitment Letter"), (a) DB Cayman is pleased to confirm its several and not joint commitment to provide 50% of the Bridge Loan on the Closing Date, (b) BSCL is pleased to confirm its several and not joint commitment to provide 35% of the Bridge Loan on the Closing Date and (c) JPMCB is pleased to confirm its several and not joint commitment to provide 15% of the Bridge Loan on the Closing Date. The proceeds of the Bridge Loan shall be used solely to finance the Tender Offer, the Refinancing and to pay fees and expenses incurred in connection therewith. The principal terms of the Bridge Loan are summarized in the Term Sheet.

        DB Cayman and BSCL are pleased to confirm that they, or one of their respective affiliates, will act as a Joint Lead Arrangers and Joint Book Running Managers for the Bridge Loan. JPMCB is pleased to confirm that it, or one of its affiliates, will act as a Joint Book Running Manager for the Bridge Loan. It being understood and agreed that the DB Cayman name or its affiliate's name shall appear to the left of BSCL or its affiliates and that the BSCL name or its affiliates name shall appear immediately above or immediately to the left of JPMCB on the offering documents.

        Unless the Lenders' commitments hereunder shall have been terminated pursuant to Section 7, the Lenders shall have the exclusive right to provide the Bridge Loan or other bridge or interim financing required in connection with the Transaction.

        You represent, warrant and covenant that (i) no written information, other than business and financial projections, budgets, pro forma data and forecasts, that has been or is hereafter furnished by you or on your behalf to the Lenders connection with Transaction and (ii) no other information given to the Lenders and supplied or approved by you or on your behalf (such written information and other information being referred to herein collectively as the "Information") taken as a whole contained (or, in the case of Information furnished after the date hereof, will contain), as of the time it was (or hereafter is) furnished, any material misstatement of fact or omitted (or will omit) as of such time to state any material fact necessary to make the statements therein taken as a whole not misleading, in the light of the circumstances under which they were (or hereafter are) made; provided that, with respect to Elk and its subsidiaries, the foregoing representation is limited to your best knowledge. With respect to business and financial projections, budgets, pro forma data and forecasts, if any (collectively, the "Projections"), that have been or will be prepared by you or on your behalf and has been or is hereafter furnished by you or on your behalf to the Lenders in connection with Transaction, no representation, warranty or covenant is made other than that the Projections have been (and, in the case of Projections furnished after the date hereof, will be) prepared in good faith based on assumptions believed to be reasonable at the time of preparation thereof (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the Company's control, and that no assurance can be given that the Projections will be realized). You agree to supplement the Information and the Projections from time to time until the date of the initial borrowing under the Senior Secured Financing, as appropriate, so that the representations and warranties in the preceding sentence remain correct. In arranging and syndicating the Bridge Loans, the Lenders will be using and relying on the Information and the Projections.

2

        Section 2.    Financing Documentation.    The making of the Bridge Loan will be governed by definitive loan or note purchase and related agreements and other relevant documentation (collectively, the "Financing Documentation") in form and substance reasonably satisfactory to the Lenders and to you. The Financing Documentation shall be prepared by Shearman & Sterling LLP, special counsel to the Lenders and shall contain such covenants, terms and conditions consistent with this Bridge Commitment Letter.

        Section 3.    Conditions.    The obligation of each Lender under Section 1 of this Bridge Commitment Letter to provide its portion of the Bridge Loan is subject to fulfillment of the conditions set forth in the commitment letter (including the term sheets attached thereto) relating to the Bank Financing of even date herewith for which Deutsche Bank Securities Inc. ("DBSI"), Bear, Stearns & Co. Inc. ("Bear Stearns") and J.P. Morgan Securities Inc. ("JPMorgan") and/or their respective designated affiliates are acting as a lead arranger (provided that the Lenders shall (separately from the agent(s) in respect of the Bank Financing) have the right to confirm compliance with, and/or to waive compliance with, all such conditions precedent) and the following additional conditions:

          (a)    Financing Documentation.    BMCA, the Purchaser and BMCA Acquisition Inc. and the Lenders shall have entered into the Financing Documentation relating to the Bridge Loan and the transactions contemplated thereby incorporating the terms and conditions outlined in this Bridge Commitment Letter.

          (b)    Bank Financing.    BMCA, the Purchaser and BMCA Acquisition Inc. shall have obtained the Bank Financing (collectively with all documents and instruments related thereto or delivered in connection therewith, the "Bank Documents"). The Bank Documents shall be in full force and effect and the parties thereto shall be in compliance with all material agreements thereunder.

        Section 4.    Take Out Banks.    You shall have engaged the Take Out Banks to publicly offer or privately place the Debt Securities, the proceeds of which will be used to prepay in whole or in part the Bridge Loan. Promptly after the funding of the Bridge Loan, you shall use commercially reasonable efforts to (i) prepare offering memoranda relating to the issuance of the Debt Securities (which offering memoranda shall contain audited, unaudited and pro forma financial statements meeting the requirements (except with respect to Rule 3-10) of Regulation S X under the Securities Act of 1933, as amended, of you and Elk (provided that with respect to Elk and its subsidiaries, such pro forma information shall be based on the publicly available information of Elk and its subsidiaries), as applicable, for the periods required of a registrant on Form S 1); (ii) afford the opportunity to market such Debt Securities pursuant to such offering memoranda; and (iii) assist the Take Out Banks in marketing the Debt Securities, including, without limitation, having prepared the offering memorandum relating thereto, having made your senior management and other appropriate representatives available (at mutually agreeable times) to participate in meetings with prospective investors and having provided such information and assistance as the Take Out Banks shall have reasonably requested during the course of such marketing process.

        Section 5.    Indemnification and Contribution.    You agree to indemnify each Lender, each entity to which such Lender syndicates or assigns any portion of its commitment hereunder pursuant to Section 8 hereof and each of their respective affiliates and their respective officers, directors, employees, agents, representatives and control persons to the extent set forth in Annex I hereto, which annex is incorporated by reference herein and constitutes a part hereof.

        Section 6.    Expenses.    In addition to any fees that may be payable to the Lenders hereunder and regardless of whether any of the transactions contemplated by this Bridge Commitment Letter are consummated, if this Bridge Commitment Letter is terminated, the Bridge Loan is made available or the Financing Documentation is executed and delivered, you hereby agree to reimburse the Lenders for all reasonable fees and disbursements of legal counsel, including but not limited to the reasonable fees and disbursements of Shearman & Sterling LLP, the Lenders' special counsel, and all of the Lenders'

3

travel and other reasonable out of pocket expenses incurred in connection with the Transaction or otherwise arising out of the Lenders' commitments hereunder.

        Section 7.    Termination.    Each Lender's commitment hereunder to provide the Bridge Loan shall terminate, unless expressly agreed to by such Lender in its sole discretion to be extended to another date, on the earlier of (A) June 30, 2007 if no portion of the Bridge Loan has been funded (other than as a result of failure of such Lender to fulfill their respective obligations hereunder), and (B) the date on which BMCA shall have informed such Lender that it has decided not to proceed with the Transaction. No such termination of such commitment shall affect your obligations under Sections 5 and 6 hereof or this Section 7, which shall survive any such termination.

        Section 8.    Assignment; Syndication.    This Bridge Commitment Letter shall not be assignable by any party hereto without the prior written consent of the other parties (other than, in the case of either Lender, to an affiliate of such Lender, it being understood that any such affiliate shall be subject to the restrictions set forth in this Section 8); provided, however, that the Lenders shall have the right, in their sole discretion, to syndicate the Bridge Loan and their respective commitments with respect thereto among banks or other financial institutions pursuant to the Financing Documentation or otherwise and to sell, transfer or assign all or any portion of, or interests or participations in, the Bridge Loan and their respective commitments with respect thereto and any notes issued in connection therewith. You agree to use your commercially reasonable efforts, whether prior to or after the Closing Date, to assist the Lenders in syndicating the Bridge Loan or their commitments with respect thereto, including, without limitation, in connection with (x) the preparation of an information package regarding the Transaction, including the Information and the Projections described in Section 1 hereof, and (y) meetings and other communications with prospective lenders, including making your senior management and other appropriate representatives available (at mutually agreeable times) to participate in such meetings.

        Section 9.    Miscellaneous.    THIS BRIDGE COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, AND ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, ACTION, SUIT OR PROCEEDING ARISING OUT OF OR CONTEMPLATED BY THIS COMMITMENT LETTER IS HEREBY WAIVED. YOU HEREBY SUBMIT TO THE NON EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS COMMITMENT LETTER OR ANY MATTERS CONTEMPLATED HEREBY. This Bridge Commitment Letter embodies the entire agreement and understanding between you and the Lenders. The Bridge Commitment shall become effective upon your entry into a merger agreement with Elk and upon such effectiveness shall supercede all prior agreements and understandings relating to the subject matter hereof. This Bridge Commitment Letter may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument.

        Each Lender reserves the right to employ the services of its affiliates (including, in the case of DB Cayman, DBSI and, in the case of BSCL, Bear Stearns and, in the case of JPMCB, JPMorgan) in providing services contemplated by this Bridge Commitment Letter and to allocate, in whole or in part, to its affiliates certain fees payable to such Lender in such manner as such Lender and its affiliates may agree in their sole discretion. You acknowledge that (i) each Lender may share with any of its affiliates (including, in the case of DB Cayman, DBSI and, in the case of BSCL, Bear Stearns and, in the case of JPMCB, JPMorgan) and such affiliates may share with such Lender (in each case, subject to any confidentiality agreements applicable thereto), any information related to you or your affiliates, Elk (including information relating to creditworthiness) or the Transaction, (ii) the Lenders and their affiliates may be providing debt financing, equity capital, financial advisory or other services (including financial advisory services to you, Elk and their respective affiliates) to other companies in respect of which you or Elk may have conflicting interests regarding the transactions described herein and otherwise and (iii) this Bridge Commitment Letter is not intended to create a fiduciary relationship among the parties hereto.

[The remainder of this page left intentionally blank]

4

        This Bridge Commitment Letter is furnished for your benefit, and may not be relied upon by any other person or entity. Except as otherwise agreed in writing between us, you agree that this Bridge Commitment Letter is for your confidential use only and that neither its existence nor the terms hereof will be disclosed by you to any person other than your officers, directors, employees, accountants, attorneys and other advisors, and then only on a "need to know" basis in connection with the transactions contemplated hereby and on a confidential basis. Notwithstanding the foregoing, following your acceptance of the provisions hereof and your return of an executed counterpart of this Bridge Commitment Letter to us as provided below, (i) you shall be permitted to furnish a copy hereof to Elk and its advisors in connection with the proposed Acquisition, (ii) you may make public disclosure of the existence and amount of the commitments hereunder and of the identity of the Lenders, (iii) you may file a copy of this Bridge Commitment Letter in any public record in which it is required by law to be filed and (iv) you may make such other public disclosure of the terms and conditions hereof as, and to the extent, you believe in good faith, after consulting with counsel, is required by law or in connection with complying with a court order. Except as otherwise required by law or unless the Lenders have otherwise consented, you are not authorized prior to your acceptance of this Bridge Commitment Letter as provided below to show or circulate this Bridge Commitment Letter to any other person or entity (other than your legal or financial advisors in connection with your evaluation hereof).

        If you are in agreement with the foregoing, please sign and return to the Lenders the enclosed copy of this Bridge Commitment Letter no later than 5:00 p.m., New York time, on January 31, 2007, whereupon the undertakings of the parties shall become effective to the extent and in the manner provided hereby. This offer shall terminate if not so accepted by you on or prior to that time.

Very truly yours,
DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH
By:	/s/ ALBERT FISCHETTI Name: Albert Fischetti Title: Director
By:	/s/ STEPHEN CAYER Name: Stephen Cayer Title: Director

5

BEAR STEARNS CORPORATE LENDING INC.
By:	/s/ LAWRENCE B. ALLETTO Name: Lawrence B. Alletto Title: Vice President

6

JPMORGAN CHASE BANK, N.A.
By:	/s/ TERI STREUSAND Name: Teri Streusand Title: Vice President

7

Accepted and Agreed to as of the date first above written:

BUILDING MATERIALS CORPORATION OF AMERICA
By:	/s/ JOHN M. MAITNER Name: John M. Maitner Title: Vice President and Treasurer
BMCA ACQUISITION INC.
By:	/s/ JOHN M. MAITNER Name: John M. Maitner Title: Vice President and Treasurer
BMCA ACQUISITION SUB INC.
By:	/s/ JOHN M. MAITNER Name: John M. Maitner Title: Vice President and Treasurer

8

EXHIBIT A

Bridge Loan and Term Loan Facility
Summary Term Sheetb

Borrower:	Building Materials Corporation of America ("BMCA"), BMCA Acquisition Inc. and BMCA Acquisition Sub Inc. (collectively, the "Borrower").
Guarantors:
All obligations under the Bridge Loan shall be unconditionally guaranteed on a senior basis by each of BMCA's subsidiaries that guarantee or are borrowers under the Bank Financing (collectively, the "Guarantors").
Lenders:	Deutsche Bank AG Cayman Islands Branch, Bear Stearns Corporate Lending Inc. and JPMorgan Chase Bank, N.A.
Administrative Agent:	Deutsche Bank AG Cayman Islands Branch (or a designee thereof)
Amount:	$325 million senior secured bridge loan (the "Bridge Loan").
Maturity:
Any outstanding amount under the Bridge Loan will be required to be repaid in full on the earlier of (a) one year following the initial funding date of the Bridge Loan and (b) the closing date of any permanent financing; provided, however, that if the Borrower has failed to raise permanent financing before the date set forth in (a) above, the Bridge Loan shall be converted, subject to the conditions outlined under "Conditions to Conversion of the Bridge Loan", to a senior term loan facility (the "Term Loan") with a maturity of eight years after the Closing Date; provided, further, however, that the Borrower shall pay to the Lenders on the Conversion Date (as defined below), a conversion cash fee equal to 1.75% of the principal amount of the Term Loan then outstanding (the "Conversion Fee"), subject to the Conversion Fee Rebate (as defined below).

b
Capitalized terms used herein and not defined herein shall have the meanings provided in the bridge commitment letter to which this summary term sheet is attached.

1

The Conversion Fee Rebate shall mean the obligation of the Lenders to rebate the Applicable Percentage of the Conversion Fee to the extent the Term Loan is repaid in full with the proceeds of Debt Securities within the time frames set forth below after the repayment thereof (it being agreed that if the Bridge Loan is partially repaid, such rebates will be reduced pro rata to the portion of the Term Loan so repaid):
Number of Days	Applicable Percentage
0-90	75%
91-150	50%
151-210	25%
Thereafter	0%
Commitments, Funding and Other Fees:
(i) a cash fee of 0.50% of the total amount committed shall be earned by the Lenders, to be allocated pro rata between the Lenders based on their respective commitments, upon execution of the Bridge Commitment Letter and be due and payable upon the Closing Date (it being understood that no fee is payable under this clause (i) if the Closing Date does not occur); and (ii) on the date of funding of the Bridge Loan (the "Funding Date"), the Borrower shall pay a cash fee (the "Funding Fee") to the Lenders, to be allocated pro rata between the Lenders based on their respective commitments, equal to 1.25% of the aggregate principal amount of the Bridge Loan funded on the Funding Date, subject to the Funding Fee Rebate (as defined below).

The Funding Fee Rebate shall mean the obligation of the Lenders to rebate the Applicable Percentage of the Funding Fee to the extent the Bridge Loan is repaid in full with the proceeds of Debt Securities within the time frames set forth below after the repayment thereof (it being agreed that if the Bridge Loan is partially repaid, such rebates will be reduced pro rata to the portion of the Bridge Loan so repaid):

2

Number of Days	Applicable Percentage
0-30	100%
31-90	75%
91-150	50%
151-210	25%
Thereafter	0%
Use of Proceeds:	To fund in part the Tender Offer and the Refinancing and to pay related fees and expenses.
Interest Rate:
The Bridge Loan and the Term Loan, as applicable, shall bear interest, reset monthly, at the rate of the three month LIBOR plus 4.25% per annum (the "Interest Rate") and such spread (the "Spread") over LIBOR shall automatically increase by 0.5% on the three (3) month anniversary of the Closing Date and for each period of three months (or portion thereof) thereafter that the Bridge Loan or the Term Loan, as the case may be, is outstanding; provided, however, that the interest rate determined in accordance with the foregoing shall not exceed 11.25% per annum (the "Fixed Rate") at any time. At any time on or after the date the Borrower converts the Bridge Loan to the Term Loan (the "Conversion Date"), the Term Loan shall initially bear interest rate per annum equal to the interest rate per annum then in effect with respect to the Bridge Loan.

Interest on the Bridge Loan and the Term Loan shall be payable on a quarterly basis; provided, however, that at such time as the Term Loan bears interest at the Fixed Rate, interest shall be payable on a semi annual basis.
Security:
All amounts owing in respect of the Bridge Loan and the Term Loan will be secured by a perfected second priority security interest (subject to permitted liens) in all of the assets and property which constitute collateral for the Term Loan Facility and a perfected third priority security interest (subject to permitted liens) in all of the assets and property which constitute collateral for the Revolving Credit Facility (the "Collateral").

3

To the extent applicable, the liens securing the Bridge Loan and the Term Loan will be junior and subordinate to the liens securing the Revolving Credit Facility, the Term Loan Facility and BMCA's 7.75% Notes due 2014 (the "2014 Notes") and BMCA's untendered 8% Notes due 2007 and 2008. The priority of the security interests in the Collateral and related creditors' rights will be set forth in an intercreditor agreement in form and substance satisfactory to the Borrower, the Administrative Agent under the Revolving Credit Facility, the Administrative Agent under the Term Loan Facility, the Lenders and the trustee under the indenture governing the 2014 Notes (the "2014 Indenture"). The intercreditor agreement will contain, among other things, customary agreements between the holders of the obligations under the Revolving Credit Facility, the Term Loan Facility, the 2014 Notes and the Lenders with respect to (i) the subordination of the liens securing the Bridge Loan, the Term Loan, (ii) the respective rights of the holders of obligations under the Revolving Credit Facility, the Term Loan Facility and the 2014 Notes to control the enforcement of remedies with respect to Collateral, subject to a standstill period as may be mutually agreed, and to control the release of Collateral, (iii) the agreement of the Lenders to hold in trust and turnover to the holders of the obligations under the Revolving Credit Facility, the Term Loan Facility and the 2014 Notes proceeds received from Collateral and (iv) the agreement of the Lenders not to oppose certain uses of cash collateral or DIP financings unless the holders of obligations under the Revolving Credit Facility and under the Term Loan Facility have opposed such uses of cash collateral or DIP financings.
Ranking:
The obligations of the Borrower and the Guarantors under the Bridge Loan will be senior obligations of the Borrower and the Guarantors and will rank (i) equal in right of payment to all senior indebtedness of the Borrower or such Guarantor, as the case may be, and (ii) senior to any subordinated indebtedness of the Borrower or such Guarantor, as the case may be.

4

Optional Prepayment:
The Borrower may prepay the Bridge Loan or the Term Loan, in whole or in part, at any time at a redemption price equal to 100% of the principal amount thereof plus accrued interest thereon; provided, however, that to the extent the Bridge Loan is refinanced other than with the proceeds of Debt Securities, the Lenders shall be entitled to a redemption fee equal to 1.75% of the principal amount of the Bridge Loan so refinanced; provided, further, that at such time as the Term Loan bears interest at the Fixed Rate, the Term Loan shall be subject to redemption restrictions and premiums typical for high yield debt securities. No such optional prepayment shall be made without the consent of the Lenders, unless all amounts owing are paid in full.
Mandatory Prepayment:
Net proceeds of sales of debt securities or equity securities, in a public offering or private placement by the Borrower or any of its subsidiaries, and the net proceeds of asset sales shall be used to prepay the Bridge Loan plus accrued interest and any other amount payable thereunder to the full extent of the net proceeds so received to the extent such net proceeds are not required to retire the Bank Financing or any replacement or refinancing thereof. The Borrower will be required to make an offer to purchase all notes outstanding under the Bridge Loan or the Term Loan, as the case may be, upon the occurrence of a Change of Control (to be defined) in a manner reasonably acceptable to the Lenders and the Borrower.
Participation/Assignment or Syndication:
The Lenders may participate out or sell or assign, or syndicate to other lenders, the Bridge Loan or the Term Loan, in whole or in part, at any time, subject to compliance with applicable securities laws.

5

Conditions to Conversion of the Bridge Loan:
One year after the Funding Date of any portion of the Bridge Loan, unless (A) the Borrower or any significant subsidiary thereof is subject to a bankruptcy or other insolvency proceeding, (B) there exists a payment default (whether or not matured) with respect to the Bridge Loan or the Conversion Fee or (C) there exists a default in the payment when due at final maturity of any indebtedness (excluding the indebtedness under the Bridge Loan) of the Borrower or any of its subsidiaries in excess of an amount as may be mutually agreed upon for any such default or all such defaults, or the maturity of such indebtedness shall have been accelerated, the Bridge Loan shall convert into the Term Loan; provided, however, that if an event described in clause (B) or (C) is continuing at the scheduled Conversion Date but the applicable grace period, if any, set forth in the events of default provision of the Bridge Loan has not expired, the Conversion Date shall be deferred until the earlier to occur of (i) the cure of such event or (ii) the expiration of any applicable grace period.
Debt Security Exchange:
The Lenders may at any time after the Conversion Date require that the Borrower exchange the Term Loan for long term notes which shall bear interest at the Fixed Rate, determined at such time, shall not be prepayable (subject to customary provisions relating to equity claw-back of up to 35%) for three years from the Conversion Date and shall have such other similar terms and conditions as contained in the 2014 Indenture (with such additional carve-outs, exceptions and increased baskets as may be mutually agreed) and shall provide customary registration rights, including, without limitation, a registered exchange offer or, if not permitted by applicable law to effect an exchange offer, demand registrations.
Covenants:
The Financing Documentation are expected to contain substantially the same affirmative and negative covenants as those in the 2014 Indenture (with carve-outs as provided in such indenture and with such other carve outs, exceptions and increased baskets as may be mutually agreed). Further, during the term of the Bridge Loan, it is expected that the covenants will be more restrictive than the covenants applicable to the Term Loan and will include additional prohibitive covenants relating to asset sales, certain acquisitions, certain debt incurrences and certain other corporate transactions as are customary for such financings.
Representations and Warranties:	Substantially the same as provided in the Term Loan Facility.

6

Conditions Precedent:
As set forth in Section 3 of the Bridge Commitment Letter; provided, however that with respect to any Collateral (other than the pledge and perfection of the security interests in the capital stock of subsidiaries held by the Borrower and the Guarantors and other assets pursuant to which a lien may be perfected by filing of a financing statement under the Uniform Commercial Code (a "UCC Financing Statement")), the security interest in which may not be perfected by filing of a UCC Financing Statement, if the perfection of Agent's security interest in such Collateral may not be accomplished prior to the Funding Date without undue burden or expense and without the taking of any action that goes beyond commercial reasonableness, then the delivery of documents and instruments for perfection of such security interests shall not constitute a condition precedent to Bridge Loan, if the Borrower agrees to deliver or cause to he delivered such documents and instruments, and take or cause to be taken such other actions as may be required to perfect such security interests within a mutually agreed period of time after the Funding Date.
Events of Default:
Substantially the same as provided in the 2014 Indenture, subject to, in certain cases, notice and grace provisions as provided in the 2014 Indenture and additional notice and grace provisions as may be mutually agreed.
Governing Law and Forum:	The State of New York.
Indemnification and Expense Reimbursement:	Customary for transactions of this type.

7

Annex I

        In connection with the Bridge Commitment Letter to which this Annex I is attached (the "Agreement"):

        You hereby agree to indemnify and hold harmless each Lender and each entity to which such Lender syndicates or assigns any portion of its commitment under the Agreement pursuant to Section 8 of the Agreement and their respective affiliates and their respective directors, officers, partners, employees, agents, representatives and control persons (collectively, the "Indemnified Persons") from and against any losses, claims, damages, liabilities or expenses incurred by them (including reasonable fees and disbursements of counsel) which (i) are related to or arise out of (A) actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by you or (B) actions taken or omitted to be taken by an Indemnified Person with your consent or in conformity with your actions or omissions or (ii) are otherwise related to or arise out of or in connection with, in each case, the proposed transactions giving rise to or contemplated by the Agreement, including modifications or future additions to the Agreement, or execution of letter agreements or other related activities, and to promptly reimburse each Lender and any other Indemnified Person for all expenses (including reasonable fees and disbursements of counsel) as incurred by such Lender or any such Indemnified Person in connection with investigating, preparing or defending any such action or claim, whether or not in connection with pending or threatened litigation in which such Lender or any other Indemnified Person is a party. You will not, however, be responsible for any losses, claims, damages, liabilities or expenses of any Indemnified Person pursuant to clause (ii) of the preceding sentence to the extent the same resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Person (as determined by a proceeding in a court of competent jurisdiction). You also agree that if any indemnification sought by an Indemnified Person pursuant to the Agreement is unavailable or insufficient, for any reason, to hold harmless the Indemnified Persons in respect of any losses, claims, damages or liabilities (or actions in respect thereof), then (whether or not such Lender is the Indemnified Person) you and such Lender, in order to provide for just and equitable contribution, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, liabilities, damages and expenses (or actions in respect thereof) in such proportion as is appropriate to reflect (i) the relative benefits received by you on the one hand and such Lender and the Indemnified Person on the other hand from the actual or proposed transactions giving rise to or contemplated by the Agreement or (ii) if the allocation provided by the foregoing clause (i) is not permitted by applicable law, not only such relative benefits but also the relative fault of you on the one hand and such Lender and the Indemnified Person on the other, in connection with the statements or omissions or alleged statements or omissions that resulted in such losses, claims, damages, liabilities or expenses (or actions in respect thereof), as well as any other relevant equitable considerations; provided that in any event the aggregate contribution of such Lender and the other Indemnified Persons to all losses, claims, damages, liabilities and expenses with respect to which contributions are avail able hereunder will not exceed the amount of fees actually received by such Lender from you pursuant to the proposed transactions giving rise to the Agreement. For purposes of determining the relative benefits to you on the one hand, and such Lender on the other, under the proposed transactions giving rise to or contemplated by the Agreement, such benefits shall be deemed to be in the same proportion as (i) the total value paid or proposed to be paid by you pursuant to the transactions, whether or not consummated, for which such Lender is providing services as provided in the Agreement bears to (ii) the fees paid or proposed to be paid by you or on your behalf to such Lender in connection with the proposed transactions giving rise to or contemplated by the Agreement. The relative fault of the parties shall be determined by reference to, among other things, whether the actions taken or omitted to be taken in connection with the proposed transactions contemplated by the Agreement (including any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact) relates to information supplied by you on the one hand, or such Lender on the other, the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such

8

action, statement or omission or alleged statement or omission, and any other equitable considerations appropriate in the circumstances. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation; Your indemnity, reimbursement and contribution obligations under this agreement shall be in addition to any rights that the Lenders or any other Indemnified Person may have at common law or otherwise.

        If any action, suit, proceeding or investigation is commenced, as to which an Indemnified Person proposes to demand indemnification, it shall notify you with reasonable promptness; provided, however, that any failure by such Indemnified Person to notify you shall not relieve you from your obligations hereunder (except to the extent that you are materially prejudiced by such failure to promptly notify).

        No Indemnified Person shall be responsible or liable to you or any other person for consequential, special or punitive damages which may be alleged as a result of the Agreement or the financing contemplated thereby. You hereby consent to personal jurisdiction and service and venue in any court in which any claim which is subject to this agreement is brought against either Lender or any other Indemnified Person. This agreement may not be amended or modified except in writing. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, ACTION, SUIT OR PROCEEDING ARISING OUT OF OR CONTEMPLATED BY THIS AGREEMENT IS HEREBY WAIVED. YOU HEREBY SUBMIT TO THE NON EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY.

9

Annex II

GUARANTEE
OF
BUILDING MATERIALS CORPORATION OF AMERICA

GUARANTEE, dated as of February [   ], 2007 (this “Guarantee”), by Building Materials Corporation of America (the “Guarantor”), in favor of ElkCorp, a Delaware corporation (the “Company”).

1.             GUARANTEE.  To induce the Company to enter into that certain Agreement and Plan of Merger, dated as of February [   ], 2007 (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, BMCA Acquisition Inc., a Delaware corporation (“Parent”), and BMCA Acquisition Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will amend the terms of its current tender offer (the “Prior Offer”) to purchase all outstanding shares of common stock, par value $1.00 per share, of the Company, to reflect the terms of the Merger Agreement (as so amended, the “Offer”), and following the amendment of the Prior Offer and consummation of the Offer, merge with and into the Company, the Guarantor absolutely, unconditionally and irrevocably guarantees to the Company, the due and punctual observance, payment, performance and discharge of the obligation of Parent and Merger Sub to pay (a) the Parent Termination Fee pursuant to Section 7.3 of the Merger Agreement, (b) the Company Financing Expenses, (c) the Company Note Repurchase Expenses, and (d) the reimbursement of the CGEA Termination Fee (as such terms are defined in the Merger Agreement) to the Company (the “Obligations”); provided that notwithstanding anything to the contrary set forth herein, the maximum amount payable by the Guarantor under this Guarantee shall not exceed $35 million pursuant to clauses (a) through (c) above, plus up to $29 million pursuant to clause (d) above, plus any amount payable pursuant to Section 11 of this Guarantee (the “Cap”), it being understood that this Guarantee may not be enforced without giving effect to the Cap. This Guarantee is the Guarantee referenced in Section 4.6 of the Merger Agreement.

2.             NATURE OF GUARANTEE.  The Company shall not be obligated to seek payment of the Obligations from Parent or Merger Sub or file any claim relating to the Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to seek such payment or to so file shall not affect the Guarantor’s obligations hereunder.  In the event that any payment to the Company in respect of any Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to such Obligations as if such payment had not been made.  This is an unconditional guarantee of payment and not of collectibility.  The Guarantor reserves the right to assert defenses which Parent or Merger Sub may have to payment of any Obligations that arise under the terms of the Merger Agreement.

3.             CHANGES IN OBLIGATIONS, CERTAIN WAIVERS.  The Guarantor agrees that the Company may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of any of the Obligations, and may also make any agreement with Parent or Merger Sub for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Company and Parent or Merger Sub or any such other Person without in any way impairing or affecting this Guarantee.  The Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of the Company to assert any claim or demand or to enforce any right or remedy against Parent or Merger Sub or any other entity or person liable with respect to any of the Obligations; (b) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Offer, the Merger Agreement or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations; (c) the addition, substitution or release of any other entity or person liable with respect to any of the Obligations; (d) any change in the corporate existence, structure or ownership of Parent or Merger Sub or any other entity or person liable with respect to any of the Obligations; (e) any insolvency, bankruptcy, reorganization, or other similar proceeding affecting Parent or Merger Sub or any other entity or person liable with respect to any of the Obligations; (f) the existence of any claim, set-off or other rights which the Guarantor may have at any time against Parent, Merger Sub or the Company, whether in connection with the Obligations or otherwise; or (g) the adequacy of any other means the Company may have of obtaining payment of the Obligations.  To the fullest extent permitted by law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Company.  The Guarantor waives promptness, diligence, notice of the acceptance of this Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind (except for notices to be provided to Parent and Merger Sub in accordance with Section 8.7 of the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of the Parent or Merger Sub or any other entity or other person liable with respect to any of the Obligations, and all suretyship defenses generally (other than fraud by the Company or any of its Subsidiaries or defenses to the payment of the Obligations that are available to Parent or Merger Sub under the terms of the Merger Agreement or breach by the Company of this Guarantee).  The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Offer and the Merger Agreement and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits.  Notwithstanding anything to the contrary contained in this Guarantee, the Company hereby agrees that to the extent Parent and Merger Sub are relieved of their obligations with respect to the Parent Termination Fee, the Company Financing Expenses, the Company Note Repurchase Expenses or the CGEA Termination Fee, the Guarantor shall be similarly relieved of its Obligations under this Guarantee but only to the same extent.

The Guarantor hereby unconditionally and irrevocably waives, and agrees not to exercise, any rights that it may now have or hereafter acquire against Parent or Merger Sub that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of this Guarantee, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Company against Parent or Merger Sub, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent or Merger Sub, directly or indirectly, in cash or other property or by setoff or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Obligations and any amounts payable pursuant

2

to Section 11 of this Guarantee shall have been paid in full in cash.  If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Obligations and any amounts payable pursuant to Section 11 of this Guarantee, such amount shall be received and held in trust for the benefit of the Company, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations and any amounts payable pursuant to Section 11 of this Guarantee, in accordance with the terms of the Merger Agreement, whether matured or unmatured, or to be held as collateral for any Obligations or other amounts payable pursuant to Section 11 of this Guarantee thereafter arising.

4.             NO WAIVER; CUMULATIVE RIGHTS.  No failure on the part of the Company to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Company of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder.  Each and every right, remedy and power hereby granted to the Company or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Company at any time or from time to time.

5.             REPRESENTATIONS AND WARRANTIES.  The Guarantor hereby represents and warrants that:

(a)           the execution, delivery and performance of this Guarantee have been duly authorized by all necessary action and do not contravene any provision of the Guarantor’s partnership agreement, operating agreement or similar organizational documents or any law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or its assets;

(b)           all consents, approvals, authorizations and permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Guarantee;

(c)           this Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

(d)           Guarantor has the financial capacity to pay and perform its obligations under this Guarantee, and all funds necessary for the Guarantor to fulfill its Obligations under this Guarantee shall be available to the Guarantor for so long as this Guarantee shall remain in effect in accordance with Section 8 hereof.

3

6.             NO ASSIGNMENT.  Neither the Guarantor nor the Company may assign its rights, interests or obligations hereunder to any other person (except by operation of law) without the prior written consent of the Company or the Guarantor, as the case may be; provided, however, that the Guarantor may assign all or a portion of its obligations hereunder to an affiliate or to an entity managed or advised by an affiliate of the Guarantor, provided that no such assignment shall relieve the Guarantor of any liability or obligation hereunder except to the extent actually performed or satisfied by the assignee.

7.             NOTICES.  All notices and other communications hereunder shall be in writing in the English language and shall be given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth business day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile or electronic transmission, when transmitted and receipt is confirmed.  All notices to the Guarantor hereunder shall be delivered as set forth below:

Attention:	General Counsel
Address:	Building Materials Corporation of America
1361 Alps Road
Wayne, NJ 07470
Facsimile No.:	(973) 628-3229

with a copy to:

Attention:	Maurice M. Lefkort, Esq.
Address:	Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Facsimile No.:	(212) 728-8111

or to such other address or facsimile number as the Guarantor shall have notified the Company in a written notice delivered to the Company in accordance with the Merger Agreement.  All notices to the Company hereunder shall be delivered as set forth in the Merger Agreement.

8.             CONTINUING GUARANTEE.  This Guarantee shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until the Obligations are satisfied in full.  Notwithstanding the foregoing, this Guarantee shall terminate and the Guarantor shall have no further obligations under this Guarantee as of the earlier of (i) the Effective Time (as defined in the Merger Agreement) and (ii) the first anniversary of any termination of the Merger Agreement in accordance with its terms, except as to a claim for payment of any Obligation presented by the Company to Parent, Merger Sub or the Guarantor by such first anniversary.  Notwithstanding the foregoing, in the event that the Company or any of its

4

affiliates asserts in any litigation or other proceeding that the provisions of Section 1 hereof limiting the Guarantor’s liability to the Cap or the provisions of this Section 8 or Section 9 hereof are illegal, invalid or unenforceable in whole or in part, or asserts any theory of liability against any Affiliate (as hereinafter defined) or, other than its right to recover from Guarantor for up to the amount of the Obligations (subject to the Cap and the other limitations described herein) and other than a suit against Parent or Merger Sub for declaratory relief in connection with obtaining payment hereunder from Guarantor, Parent or Merger Sub, with respect to the transactions contemplated by the Offer and the Merger Agreement, then (i) the obligations of the Guarantor under this Guarantee shall terminate ab initio and be null and void, (ii) if the Guarantor has previously made any payments under this Guarantee, it shall be entitled to recover such payments, and (iii) neither the Guarantor nor any of its Affiliates shall have any liability to the Company with respect to the transactions contemplated by the Offer, the Merger Agreement or under this Guarantee; provided, however, that if the Guarantor asserts in any litigation or other proceeding that this Guarantee is illegal, invalid or unenforceable in accordance with its terms, then, to the extent the Company prevails in such litigation or proceeding, the Guarantor shall pay on demand all reasonable fees and out of pocket expenses of the Company in connection with such litigation or proceeding.

9.             NO RECOURSE.

(a)           The Company acknowledges that the sole assets of Parent and Merger Sub are cash in a de minimus amount and its rights under the Merger Agreement, and that no additional funds are expected to be contributed to Parent or Merger Sub unless and until the Closing occurs.  Notwithstanding anything that may be expressed or implied in this Guarantee or any document or instrument delivered contemporaneously herewith, and notwithstanding the fact that the Guarantor may be a partnership, by its acceptance of the benefits of this Guarantee, the Company acknowledges and agrees that it has no right of recovery against, and no liability shall attach to, the former, current or future stockholders, directors, officers, employees, agents, affiliates, (other than Parent or Merger Sub in connection with a suit for declaratory relief as aforesaid) members, managers, general or limited partners of the Guarantor, Parent or Merger Sub or any former, current or future stockholder, director, officer, employee, general or limited partner, member, manager, affiliate, (other than Parent or Merger Sub in connection with a suit for declaratory relief as aforesaid) of any of the foregoing (collectively, but not including Guarantor, Parent or Merger Sub, each an “Affiliate”), or, other than its right to recover from Guarantor for up to the amount of the Obligations (subject to the Cap and the other limitations described herein) and other than Parent or Merger Sub in connection with a suit for declaratory relief in connection with obtaining payment hereunder from Guarantor, Parent or Merger Sub, through Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate, partnership or limited liability company veil, by or through a claim by or on behalf of Parent or Merger Sub against an Affiliate, Guarantor, Parent or Merger Sub (including a claim to enforce the commitment letter dated as of the date hereof from the Guarantor to Parent) arising under, or in connection with, the Offer, the Merger Agreement or the transactions contemplated thereby or otherwise

5

relating thereto, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise.  The Company hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its respective affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby or otherwise relating thereto, against an Affiliate or, other than its right to recover from Guarantor for up to the amount of the Obligations (subject to the Cap and the other limitations described herein) and other than Parent or Merger Sub in connection with a suit for declaratory relief in connection with obtaining payment hereunder from Guarantor, Parent or Merger Sub.

(b)           Recourse against the Guarantor under this Guarantee (including a suit against Parent or Merger Sub for declaratory relief in connection with obtaining payment hereunder from Guarantor) shall be the sole and exclusive remedy of the Company against the Guarantor and any of its Affiliates in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby or hereby or otherwise relating thereto or hereto.  Nothing set forth in this Guarantee shall confer or give or shall be construed to confer or give to any Person other than the Guarantor and the Company (including any Person acting in a representative capacity) any rights or remedies against any Person other than the Company and the Guarantor as expressly set forth herein.

(c)           For all purposes of this Guarantee, a person shall be deemed to have pursued a claim against another person if such first person brings a legal action against such person, adds such other person to an existing legal proceeding, or otherwise asserts a legal claim of any nature against such person.

(d)           The Company acknowledges that the Guarantor is agreeing to enter into this Guarantee in reliance on the provisions set forth in this Section 9.  This Section 9 shall survive termination of this Guarantee.

10.           GOVERNING LAW.  This Guarantee shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.  All actions arising out of or relating to this Guarantee shall be heard and determined exclusively in the state or federal courts of the United States of America located in the State of Delaware.  The parties hereto hereby (a) submit to the exclusive jurisdiction of the state or federal courts of the United States of America located in the State of Delaware for the purpose of any action arising out of or relating to this Guarantee brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Guarantee or the transactions contemplated hereby may not be enforced in or by the above-named court.

11.           EXPENSES OF ENFORCEMENT.  The Guarantor agrees to pay all reasonable out-of-pocket fees and expenses (including the reasonable fees and expenses of the Company’s counsel) incurred by the Company in connection with the enforcement of the rights of the Company hereunder; provided, that the Guarantor shall not be liable for expenses of the Company under this Section 11 if it is finally determined by a court of competent jurisdiction that no payment under this Guarantee is due, and provided further, that the obligation of the Guarantor under this Section 11 shall not exceed $500,000.  The Company agrees to pay all reasonable out-of-pocket fees and expenses (including the reasonable fees and expenses of the Guarantor’s counsel) incurred by the Guarantor in connection with the defense and enforcement of the rights of the Guarantor hereunder; provided, that the Company shall not be liable for any

6

expenses of the Guarantor under this Section 11 if it is finally determined by a court of competent jurisdiction that any payment under this Guarantee is due, and provided further, that the obligation of the Company hereunder shall not exceed $500,000.

12.           WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS GUARANTEE OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

13.           COUNTERPARTS.  This Guarantee may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

14.           DEFINED TERMS.  Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Merger Agreement.

[SIGNATURE PAGE FOLLOWS]

7

IN WITNESS WHEREOF, the Guarantor and the Company have caused this Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

BUILDING MATERIALS CORPORATION OF AMERICA

By:
Name:
Title:
Accepted and Agreed:

ELKCORP

By:
Name:
Title:

Annex III

Conditions to the Offer.  Notwithstanding any other provision of the Offer, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and (subject to any such rules or regulations) may, to the extent expressly permitted by this Agreement, delay the acceptance for payment of any tendered Shares if (i) there shall not have been validly tendered and not withdrawn on or prior to the Expiration Date a number of Shares which, when taken together with the Shares, if any, beneficially owned by Parent, Merger Sub or any of the 13D Persons, represents more than one-half of the number of Shares outstanding on a fully diluted basis (which shall mean, as of any time, the number of Shares then outstanding, together with all Shares then issuable pursuant to outstanding Company Stock Options and Performance Shares immediately prior to the expiration of the Offer which in the case of Performance Shares shall be deemed to be earned at the maximum target level set forth in the applicable Company Stock Plan and applicable award agreement assuming that the Offer is completed, in each case whether vested or unvested) (the “Minimum Condition”) or (ii) at any time after the date of this Agreement and before the expiration of the Offer, any of the following events shall occur and be continuing:

(a)           a Governmental Entity of competent jurisdiction shall have enacted, issued or entered any restraining order, preliminary or permanent injunction or similar order or legal restraint or prohibition which remains in effect that enjoins or otherwise prohibits consummation of the Offer or the Merger;

(b)           this Agreement shall have been terminated by the Company, Merger Sub or Parent in accordance with its terms;

(c)           any of the representations and warranties of the Company set forth in Section 3.2(a) and (b), 3.14(a) and (b) and 3.20 shall not be true and correct in all respects (except, in the case of Sections 3.2(a) and (b), for such inaccuracies as are de minimis in the aggregate), in each case at and as of the date of this Agreement and at and as of the Expiration Date as though made at and as of the Expiration Date (except to the extent expressly made as of an earlier date, in which case as of such date), or (ii) any of the other representations and warranties of the Company set forth herein shall not be true and correct in each case at and as of the date of this Agreement and at and as of the Expiration Date as though made at and as of the Expiration Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Company Material Adverse Effect;

(d)           the Company shall not have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Expiration Date and such failure to perform shall not have been cured prior to the Expiration Date;

(e)           the Company shall have failed to deliver to Parent on the Expiration Date a certificate, dated as of the Expiration Date and signed by its Chief Executive Officer or another senior executive officer, certifying, solely in his or her capacity as an officer of the Company without personal liability, to the effect that the conditions set forth in clauses (c) and (d) of this Annex III have been satisfied; or

(f)            any Company Material Adverse Effect;

Subject to the terms of this Agreement, the foregoing conditions are for the sole benefit of Merger Sub and may be asserted by Merger Sub regardless of the circumstances (including any action or inaction by Parent or Merger Sub, other than action or inaction in breach of this Agreement, including the failure to have used such efforts as may be required by Section 5.6) giving rise to any such conditions and may be waived by Merger Sub in whole or in part at any time and from time to time, in each case except for the Minimum Condition, in the exercise of the reasonable good faith judgment of Merger Sub and subject to the terms of this Agreement, including, without limitation, Section 1A.1(b).  The failure by Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

2

Exhibit B

FORM OF THIRD AMENDMENT TO RIGHTS AGREEMENT

Third Amendment (this “Amendment”), dated as of February [    ], 2007, to the Rights Agreement (the “Rights Agreement”), dated as of July 7, 1998, as amended on November 5, 2006 and on December 18, 2006, between ElkCorp (formerly known as “Elcor Corporation”), a Delaware corporation (the “Company”), and Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.), as rights agent (the “Rights Agent”). Capitalized terms used but not defined herein shall have the meanings set forth in the Rights Agreement.

WHEREAS, the parties hereto entered into the Rights Agreement, pursuant to which the Rights Agent agreed to act as agent with respect to the Rights, whose privileges and obligations were set forth in the Agreement;

WHEREAS, the parties desire to further amend the Agreement, as set forth herein; and

WHEREAS, pursuant to Section 27 of the Agreement, the Agreement may be amended by the Company without the approval of any holders of Right Certificates by a writing signed by the Company and the Rights Agent.

Accordingly, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1.             Amendment to Definition of “Acquiring Person”. Section 1(a) of the Rights Agreement is amended to add the following sentence after the last sentence thereof:

Anything in this Section 1(a) or this Agreement to the contrary notwithstanding, none of BMCA Acquisition Inc., a Delaware corporation (“Parent”), BMCA Acquisition Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), nor any of their respective Affiliates is, nor shall any of them be deemed to be, an “Acquiring Person” by virtue of (i) the execution of, or their entry into, the Agreement and Plan of Merger, dated February [    ], 2007, by and among the Company, Parent and Merger Sub (as it may be amended from time to time, the “BMCA Merger Agreement”); (ii) their acquisition or their right to acquire, beneficial ownership of Common Stock as a result of their execution of the BMCA Merger Agreement; (iii) the consummation of the Offer (as defined in the BMCA Merger Agreement) or the Merger (as defined in the BMCA Merger Agreement), in each case in accordance with, pursuant to, and on the terms and subject to the conditions set forth in the BMCA Merger Agreement; it being the purpose of the Company that neither the execution of the BMCA Merger Agreement by any of the parties thereto (after giving effect to any amendment to the BMCA Merger Agreement entered into by the Company) nor the consummation of the transactions contemplated thereby, in each case in accordance with, pursuant to and upon the terms and conditions of the BMCA Merger Agreement, shall in any respect give rise to any provision of this Agreement becoming effective.

2.             Amendment to Definition of “Distribution Date”. Section 1(g) of the Rights Agreement is amended to add the following sentence after the last sentence thereof:

The foregoing or any provision to the contrary in this Agreement notwithstanding, a Distribution Date shall not occur or be deemed to have occurred as a result of the approval, execution, delivery or performance of the BMCA Merger Agreement or the announcement or consummation of the transactions contemplated thereby, in each case in accordance with, pursuant to and upon the terms and conditions of the BMCA Merger Agreement.

3.             Amendment to Section 7(a). Section 7(a) of the Rights Agreement is amended by deleting the words “(such earlier date, the “Final Expiration Date”)” in subsection (i) clause (y) and replacing them with the following:

and (z) immediately prior to the Effective Time (as defined in the BMCA Merger Agreement) (such earlier date, the “Final Expiration Date”)

4.             Amendment to Definition of “Stock Acquisition Date.”  Section 1(r) of the Rights Agreement is amended to add the following sentence after the last sentence thereof:

The foregoing or any provision to the contrary in this Agreement notwithstanding, a Stock Acquisition Date shall not occur or be deemed to have occurred as a result of the approval, execution, delivery or performance of the BMCA Merger Agreement or the announcement or consummation of the transactions contemplated thereby, in each case in accordance with, pursuant to and upon the terms and conditions of the BMCA Merger Agreement.

5.             Amendment of Section 30. Section 30 of the Rights Agreement is hereby modified and amended to add the following sentence at the end thereof:

Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement by virtue of the approval, execution or delivery of the BMCA Merger Agreement, the consummation of the Offer any other transactions contemplated by the BMCA Merger Agreement, in each case in accordance with,

2

pursuant to and upon the terms and conditions of the BMCA Merger Agreement or the public announcement of any of the foregoing.

6.             Termination of Merger Agreement. If for any reason the BMCA Merger Agreement is terminated prior to the Acceptance Date (as defined therein), then this Amendment shall be of no further force and effect and the Agreement shall remain the same as it existed immediately prior to execution of this Amendment.

7.             Definitions. Terms not otherwise defined in this Amendment shall have the meaning ascribed to such terms in the Rights Agreement. The term “Agreement” or “Rights Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby, and all references to the Agreement or Rights Agreement shall be deemed to include this Amendment.

8.             Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws.

9.             Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other parties.

10.           Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

11.           Effectiveness. This Amendment shall be effective as of the date first written above, and except as expressly set forth herein, the Rights Agreement shall remain in full force and effect and otherwise shall be unaffected hereby.

[Signature Page Follows]

3

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

ELKCORP

By:

Name:

Title:

MELLON INVESTOR SERVICES LLC

By:

Name:

Title:

4

Exhibit C

GUARANTEE
OF
BUILDING MATERIALS CORPORATION OF AMERICA

GUARANTEE, dated as of February [   ], 2007 (this “Guarantee”), by Building Materials Corporation of America (the “Guarantor”), in favor of ElkCorp, a Delaware corporation (the “Company”).

1.             GUARANTEE.  To induce the Company to enter into that certain Agreement and Plan of Merger, dated as of February [   ], 2007 (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, BMCA Acquisition Inc., a Delaware corporation (“Parent”), and BMCA Acquisition Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will amend the terms of its current tender offer (the “Prior Offer”) to purchase all outstanding shares of common stock, par value $1.00 per share, of the Company, to reflect the terms of the Merger Agreement (as so amended, the “Offer”), and following the amendment of the Prior Offer and consummation of the Offer, merge with and into the Company, the Guarantor absolutely, unconditionally and irrevocably guarantees to the Company, the due and punctual observance, payment, performance and discharge of the obligation of Parent and Merger Sub to pay (a) the Parent Termination Fee pursuant to Section 7.3 of the Merger Agreement, (b) the Company Financing Expenses, (c) the Company Note Repurchase Expenses, and (d) the reimbursement of the CGEA Termination Fee (as such terms are defined in the Merger Agreement) to the Company (the “Obligations”); provided that notwithstanding anything to the contrary set forth herein, the maximum amount payable by the Guarantor under this Guarantee shall not exceed $35 million pursuant to clauses (a) through (c) above, plus up to $29 million pursuant to clause (d) above, plus any amount payable pursuant to Section 11 of this Guarantee (the “Cap”), it being understood that this Guarantee may not be enforced without giving effect to the Cap. This Guarantee is the Guarantee referenced in Section 4.6 of the Merger Agreement.

2.             NATURE OF GUARANTEE.  The Company shall not be obligated to seek payment of the Obligations from Parent or Merger Sub or file any claim relating to the Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to seek such payment or to so file shall not affect the Guarantor’s obligations hereunder.  In the event that any payment to the Company in respect of any Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to such Obligations as if such payment had not been made.  This is an unconditional guarantee of payment and not of collectibility.  The Guarantor reserves the right to assert defenses which Parent or Merger Sub may have to payment of any Obligations that arise under the terms of the Merger Agreement.

3.             CHANGES IN OBLIGATIONS, CERTAIN WAIVERS.  The Guarantor agrees that the Company may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of any of the Obligations, and may also make any agreement with Parent or Merger Sub for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Company and Parent or Merger Sub or any such other Person without in any way impairing or affecting this Guarantee.  The Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of the Company to assert any claim or demand or to enforce any right or remedy against Parent or Merger Sub or any other entity or person liable with respect to any of the Obligations; (b) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Offer, the Merger Agreement or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations; (c) the addition, substitution or release of any other entity or person liable with respect to any of the Obligations; (d) any change in the corporate existence, structure or ownership of Parent or Merger Sub or any other entity or person liable with respect to any of the Obligations; (e) any insolvency, bankruptcy, reorganization, or other similar proceeding affecting Parent or Merger Sub or any other entity or person liable with respect to any of the Obligations; (f) the existence of any claim, set-off or other rights which the Guarantor may have at any time against Parent, Merger Sub or the Company, whether in connection with the Obligations or otherwise; or (g) the adequacy of any other means the Company may have of obtaining payment of the Obligations.  To the fullest extent permitted by law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Company.  The Guarantor waives promptness, diligence, notice of the acceptance of this Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind (except for notices to be provided to Parent and Merger Sub in accordance with Section 8.7 of the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of the Parent or Merger Sub or any other entity or other person liable with respect to any of the Obligations, and all suretyship defenses generally (other than fraud by the Company or any of its Subsidiaries or defenses to the payment of the Obligations that are available to Parent or Merger Sub under the terms of the Merger Agreement or breach by the Company of this Guarantee).  The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Offer and the Merger Agreement and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits.  Notwithstanding anything to the contrary contained in this Guarantee, the Company hereby agrees that to the extent Parent and Merger Sub are relieved of their obligations with respect to the Parent Termination Fee, the Company Financing Expenses, the Company Note Repurchase Expenses or the CGEA Termination Fee, the Guarantor shall be similarly relieved of its Obligations under this Guarantee but only to the same extent.

The Guarantor hereby unconditionally and irrevocably waives, and agrees not to exercise, any rights that it may now have or hereafter acquire against Parent or Merger Sub that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of this Guarantee, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Company against Parent or Merger Sub, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent or Merger Sub, directly or indirectly, in cash or other property or by setoff or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Obligations and any amounts payable pursuant

2

to Section 11 of this Guarantee shall have been paid in full in cash.  If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Obligations and any amounts payable pursuant to Section 11 of this Guarantee, such amount shall be received and held in trust for the benefit of the Company, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations and any amounts payable pursuant to Section 11 of this Guarantee, in accordance with the terms of the Merger Agreement, whether matured or unmatured, or to be held as collateral for any Obligations or other amounts payable pursuant to Section 11 of this Guarantee thereafter arising.

4.             NO WAIVER; CUMULATIVE RIGHTS.  No failure on the part of the Company to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Company of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder.  Each and every right, remedy and power hereby granted to the Company or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Company at any time or from time to time.

5.             REPRESENTATIONS AND WARRANTIES.  The Guarantor hereby represents and warrants that:

(a)           the execution, delivery and performance of this Guarantee have been duly authorized by all necessary action and do not contravene any provision of the Guarantor’s partnership agreement, operating agreement or similar organizational documents or any law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or its assets;

(b)           all consents, approvals, authorizations and permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Guarantee;

(c)           this Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

(d)           Guarantor has the financial capacity to pay and perform its obligations under this Guarantee, and all funds necessary for the Guarantor to fulfill its Obligations under this Guarantee shall be available to the Guarantor for so long as this Guarantee shall remain in effect in accordance with Section 8 hereof.

3

6.             NO ASSIGNMENT.  Neither the Guarantor nor the Company may assign its rights, interests or obligations hereunder to any other person (except by operation of law) without the prior written consent of the Company or the Guarantor, as the case may be; provided, however, that the Guarantor may assign all or a portion of its obligations hereunder to an affiliate or to an entity managed or advised by an affiliate of the Guarantor, provided that no such assignment shall relieve the Guarantor of any liability or obligation hereunder except to the extent actually performed or satisfied by the assignee.

7.             NOTICES.  All notices and other communications hereunder shall be in writing in the English language and shall be given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth business day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile or electronic transmission, when transmitted and receipt is confirmed.  All notices to the Guarantor hereunder shall be delivered as set forth below:

Attention:	General Counsel
Address:	Building Materials Corporation of America
1361 Alps Road
Wayne, NJ 07470
Facsimile No.:	(973) 628-3229

with a copy to:

Attention:	Maurice M. Lefkort, Esq.
Address:	Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Facsimile No.:	(212) 728-8111

or to such other address or facsimile number as the Guarantor shall have notified the Company in a written notice delivered to the Company in accordance with the Merger Agreement.  All notices to the Company hereunder shall be delivered as set forth in the Merger Agreement.

8.             CONTINUING GUARANTEE.  This Guarantee shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until the Obligations are satisfied in full.  Notwithstanding the foregoing, this Guarantee shall terminate and the Guarantor shall have no further obligations under this Guarantee as of the earlier of (i) the Effective Time (as defined in the Merger Agreement) and (ii) the first anniversary of any termination of the Merger Agreement in accordance with its terms, except as to a claim for payment of any Obligation presented by the Company to Parent, Merger Sub or the Guarantor by such first anniversary.  Notwithstanding the foregoing, in the event that the Company or any of its

4

affiliates asserts in any litigation or other proceeding that the provisions of Section 1 hereof limiting the Guarantor’s liability to the Cap or the provisions of this Section 8 or Section 9 hereof are illegal, invalid or unenforceable in whole or in part, or asserts any theory of liability against any Affiliate (as hereinafter defined) or, other than its right to recover from Guarantor for up to the amount of the Obligations (subject to the Cap and the other limitations described herein) and other than a suit against Parent or Merger Sub for declaratory relief in connection with obtaining payment hereunder from Guarantor, Parent or Merger Sub, with respect to the transactions contemplated by the Offer and the Merger Agreement, then (i) the obligations of the Guarantor under this Guarantee shall terminate ab initio and be null and void, (ii) if the Guarantor has previously made any payments under this Guarantee, it shall be entitled to recover such payments, and (iii) neither the Guarantor nor any of its Affiliates shall have any liability to the Company with respect to the transactions contemplated by the Offer, the Merger Agreement or under this Guarantee; provided, however, that if the Guarantor asserts in any litigation or other proceeding that this Guarantee is illegal, invalid or unenforceable in accordance with its terms, then, to the extent the Company prevails in such litigation or proceeding, the Guarantor shall pay on demand all reasonable fees and out of pocket expenses of the Company in connection with such litigation or proceeding.

9.             NO RECOURSE.

(a)           The Company acknowledges that the sole assets of Parent and Merger Sub are cash in a de minimus amount and its rights under the Merger Agreement, and that no additional funds are expected to be contributed to Parent or Merger Sub unless and until the Closing occurs.  Notwithstanding anything that may be expressed or implied in this Guarantee or any document or instrument delivered contemporaneously herewith, and notwithstanding the fact that the Guarantor may be a partnership, by its acceptance of the benefits of this Guarantee, the Company acknowledges and agrees that it has no right of recovery against, and no liability shall attach to, the former, current or future stockholders, directors, officers, employees, agents, affiliates, (other than Parent or Merger Sub in connection with a suit for declaratory relief as aforesaid) members, managers, general or limited partners of the Guarantor, Parent or Merger Sub or any former, current or future stockholder, director, officer, employee, general or limited partner, member, manager, affiliate, (other than Parent or Merger Sub in connection with a suit for declaratory relief as aforesaid) of any of the foregoing (collectively, but not including Guarantor, Parent or Merger Sub, each an “Affiliate”), or, other than its right to recover from Guarantor for up to the amount of the Obligations (subject to the Cap and the other limitations described herein) and other than Parent or Merger Sub in connection with a suit for declaratory relief in connection with obtaining payment hereunder from Guarantor, Parent or Merger Sub, through Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate, partnership or limited liability company veil, by or through a claim by or on behalf of Parent or Merger Sub against an Affiliate, Guarantor, Parent or Merger Sub (including a claim to enforce the commitment letter dated as of the date hereof from the Guarantor to Parent) arising under, or in connection with, the Offer, the Merger Agreement or the transactions contemplated thereby or otherwise

5

relating thereto, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise.  The Company hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its respective affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby or otherwise relating thereto, against an Affiliate or, other than its right to recover from Guarantor for up to the amount of the Obligations (subject to the Cap and the other limitations described herein) and other than Parent or Merger Sub in connection with a suit for declaratory relief in connection with obtaining payment hereunder from Guarantor, Parent or Merger Sub.

(b)           Recourse against the Guarantor under this Guarantee (including a suit against Parent or Merger Sub for declaratory relief in connection with obtaining payment hereunder from Guarantor) shall be the sole and exclusive remedy of the Company against the Guarantor and any of its Affiliates in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby or hereby or otherwise relating thereto or hereto.  Nothing set forth in this Guarantee shall confer or give or shall be construed to confer or give to any Person other than the Guarantor and the Company (including any Person acting in a representative capacity) any rights or remedies against any Person other than the Company and the Guarantor as expressly set forth herein.

(c)           For all purposes of this Guarantee, a person shall be deemed to have pursued a claim against another person if such first person brings a legal action against such person, adds such other person to an existing legal proceeding, or otherwise asserts a legal claim of any nature against such person.

(d)           The Company acknowledges that the Guarantor is agreeing to enter into this Guarantee in reliance on the provisions set forth in this Section 9.  This Section 9 shall survive termination of this Guarantee.

10.           GOVERNING LAW.  This Guarantee shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.  All actions arising out of or relating to this Guarantee shall be heard and determined exclusively in the state or federal courts of the United States of America located in the State of Delaware.  The parties hereto hereby (a) submit to the exclusive jurisdiction of the state or federal courts of the United States of America located in the State of Delaware for the purpose of any action arising out of or relating to this Guarantee brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Guarantee or the transactions contemplated hereby may not be enforced in or by the above-named court.

11.           EXPENSES OF ENFORCEMENT.  The Guarantor agrees to pay all reasonable out-of-pocket fees and expenses (including the reasonable fees and expenses of the Company’s counsel) incurred by the Company in connection with the enforcement of the rights of the Company hereunder; provided, that the Guarantor shall not be liable for expenses of the Company under this Section 11 if it is finally determined by a court of competent jurisdiction that no payment under this Guarantee is due, and provided further, that the obligation of the Guarantor under this Section 11 shall not exceed $500,000.  The Company agrees to pay all reasonable out-of-pocket fees and expenses (including the reasonable fees and expenses of the Guarantor’s counsel) incurred by the Guarantor in connection with the defense and enforcement of the rights of the Guarantor hereunder; provided, that the Company shall not be liable for any

6

expenses of the Guarantor under this Section 11 if it is finally determined by a court of competent jurisdiction that any payment under this Guarantee is due, and provided further, that the obligation of the Company hereunder shall not exceed $500,000.

12.           WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS GUARANTEE OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

13.           COUNTERPARTS.  This Guarantee may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

14.           DEFINED TERMS.  Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Merger Agreement.

[SIGNATURE PAGE FOLLOWS]

7

IN WITNESS WHEREOF, the Guarantor and the Company have caused this Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

BUILDING MATERIALS CORPORATION OF AMERICA

	By:	/s/ Robert B. Tafaro
Name: Robert B. Tafaro
Title: President and Chief Executive Officer
Accepted and Agreed:

ELKCORP

By:
Name:
Title:

Exhibit D

ElkCorp

14911 Quorum Drive

Suite 600

Dallas, TX 75254

February __, 2007

Heyman Investment Associates Limited Partnership
Building Materials Corporation of America
1361 Alps Road
Wayne, NJ  07470

Ladies and Gentlemen:

Reference is made to the letter agreement, dated December 29, 2006 (the “Confidentiality Agreement”), between ElkCorp (the “Company”) and you regarding your consideration of a possible negotiated transaction between the Company and you.  This letter agreement (the “Amendment”) shall amend certain provisions of the Confidentiality Agreement as described below.  Capitalized terms not otherwise defined herein have the meaning ascribed to them in the Confidentiality Agreement.

The sixth paragraph of the Confidentiality Agreement is hereby amended and restated in its entirety to read as follows:

“You hereby acknowledge that the Evaluation Material has been and is being furnished to you, and the Company is entering into Merger Agreement (as defined below) in consideration of your agreement, and you hereby agree, subject to the following paragraph, that from the date hereof until January 29, 2008 (the “Standstill Termination Date”), except that (A) in the event that the Company enters into, at any time on or prior to February 6, 2007, an Agreement and Plan of Merger, by and among the Company, BMCA Acquisition Inc. and BMCA Acquisition Sub Inc. substantially in the form included as an Exhibit to the offer letter dated January 29, 2007 (as it may be amended, modified or superceded, the “Merger Agreement”), and thereafter such Merger Agreement is terminated by Parent (as defined therein) pursuant to Section 7.1(f) thereof (other than as a result of a breach of a representation or warranty contained in Section 3.11(a) of the Merger Agreement) or terminated in a circumstance where the Company is obligated to reimburse the Expenses (as defined in the Merger Agreement), the Standstill Termination Date shall be June 29, 2007, and (B) if the Standstill Termination Date would otherwise be June 29, 2007 and the Company advances the Company Proposal Date (as defined below) to a date that is earlier than June 29, 2007, then the Standstill Termination Date shall be the fifth business day prior to such new, earlier Company Proposal Date, unless specifically invited in writing by the Company, neither you nor any of your Representatives will in any manner, directly or indirectly: (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or participate in, facilitate or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof), or rights or options to acquire any securities (or beneficial ownership thereof), or any assets, indebtedness or businesses of the Company or any of its subsidiaries, other than acquisitions not in excess of, in the aggregate, 2% of such securities, (ii) any tender offer or exchange offer, merger or other business combination involving the Company, any of the subsidiaries or assets of the Company or the subsidiaries constituting a significant portion of the consolidated assets of the Company and its subsidiaries, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries, or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company, including soliciting consents or taking other action with respect to the calling of a special meeting of the Company’s shareholders; (b) form, join or in any way participate in a “group” (as defined under the Exchange

Act) with respect to the Company; (c) otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, Board of Directors or policies of the Company or to obtain representation on the Board of Directors of the Company; (d) disclose or direct any person to disclose, any intention, plan or arrangement inconsistent with the foregoing; (e) take any action that could reasonably be expected to result in a request to disclose all or any part of the information contained in the Evaluation Material by a court of competent jurisdiction or by a governmental body; or (f) advise, assist or encourage or direct any person to advise, assist or encourage any other persons in connection with any of the foregoing. You also agree during such period not to request the Company or any of its Representatives, directly or indirectly to amend or waive any provision of this paragraph (including this sentence).  The Company has publicly announced that advance notice of any shareholder proposals for business to be conducted at the Company’s 2007 annual meeting of stockholders must be given by a proposing shareholder by August 1, 2007.  Such deadline is referred to herein as the “Company Proposal Date”.

The seventh paragraph of the Confidentiality Agreement is hereby amended and restated in its entirety to read as follows:

“The preceding paragraph notwithstanding, (1) you will not be deemed to be in breach of the preceding paragraph by virtue of the maintenance, amendment and/or extension by you or your affiliates of the offer (the “Offer”) made by and referred to in the Offer to Purchase (the “Offer to Purchase”) filed as an exhibit to the Tender Offer Statement on Schedule TO filed by an affiliate of Building Materials Corporation of America with the Securities and Exchange Commission on January 18, 2007 (as amended), or the announcement, commencement or maintenance by you or your affiliates of a new acquisition offer, whether by way of a tender or exchange offer, merger or otherwise (a “New Offer”); provided that the terms of the Offer or the New Offer (including any extension or amendment thereof) shall in no event (A) provide for a per share consideration that is less than $40.00 per share or, at anytime when the Standstill Termination Date is January 29, 2008, $43.50 per share, or (B) otherwise contain terms and conditions that in the aggregate are materially less favorable to the Company’s shareholders than the terms and conditions set forth in the Offer to Purchase, provided that an extension of the expiration date of the Status Quo Offer shall not be deemed to be an adverse change (an Offer or New Offer made and/or proposed and/or maintained in good faith and meeting the terms of this proviso, a “Status Quo Offer”); and (2) you will not be deemed to be in breach of the preceding paragraph by virtue of the taking of any action otherwise prohibited by such provisions so long as any such action is taken during the time that such Status Quo Offer is pending and open.”

Both you and the Company hereby confirm that the Confidentiality Agreement remains in full force and effect according to its terms and incorporating this Amendment.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same instrument.

Please confirm your agreement with the foregoing by signing and returning one copy of this Amendment to the undersigned, whereupon this Amendment shall become a binding agreement between you and the Company.

Very truly yours,

ElkCorp

By:
Name:
Title:

Confirmed and Agreed to:

HEYMAN INVESTMENT ASSOCIATES LIMITED PARTNERSHIP

By:	/s/ Samuel J. Heyman
Name: Samuel J. Heyman
Title: General Partner

BUILDING MATERIALS CORPORATION OF AMERICA

By:	/s/ Robert B. Tafaro
Name: Robert B. Tafaro
Title: Chief Executive Officer and President

QuickLinks

Bridge Loan and Term Loan Facility Summary Term Sheet b